UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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 FRESH DEL MONTE PRODUCE INC.

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[DATE]
Dear Shareholder:
On behalf of the board of directors and management, it is my pleasure to invite you to attend the 2014 Annual General Meeting of Shareholders of Fresh Del Monte Produce Inc. (the “Company”) on Wednesday, April 30, 2014, at 11:30 a.m., Eastern Time, at the Conrad Hotel, 1395 Brickell Avenue, Miami, Florida.
Details regarding admission to the meeting and information concerning the matters to be acted upon at the Annual General Meeting are provided in the accompanying Notice of Annual General Meeting and Proxy Statement. All registered holders of Ordinary Shares as of the close of business on Tuesday, March 11, 2014, will be entitled to vote at the Annual General Meeting on the basis of one vote for each Ordinary Share held.
Whether or not you plan to attend the Annual General Meeting, it is important that your Ordinary Shares be represented in accordance with your wishes. To ensure that, please vote your shares either through the Internet, by telephone or by completing, signing and returning your proxy in the enclosed envelope as soon as possible.
On behalf of your board of directors, management and our employees, I thank you for your continued support and interest in Fresh Del Monte Produce Inc.
Sincerely,
Mohammad Abu-Ghazaleh
Chairman and Chief Executive Officer

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS
OF FRESH DEL MONTE PRODUCE INC.

Date:	Wednesday, April 30, 2014

Time:	11:30 a.m., Eastern Time

Place:	Conrad Hotel, 1395 Brickell Avenue, Miami, Florida 33131

Purpose:	(1) Elect three directors for terms expiring at the 2017 Annual General Meeting of Shareholders;

(2) Approve and adopt the Company’s financial statements for the fiscal year ended December 27, 2013;

(3) Ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 26, 2014;

(4) Approve the Company’s Dividend for the fiscal year ended December 27, 2013;

(5) Approve the Company's 2014 Omnibus Share Incentive Plan;

(6) Approve, by non-binding vote, Executive Compensation for the 2013 fiscal year; and

(7) Transact other business properly presented at the Annual General Meeting or any postponement or adjournment thereof.

Record Date:	March 11, 2014—Owners of Ordinary Shares at the close of business on that date are entitled to receive notice of and to vote at the Annual General Meeting.

Voting by Proxy:
Please submit a proxy card or, for Ordinary Shares held in street name, voting instruction form, as soon as possible so your Ordinary Shares can be voted at the Annual General Meeting. You may submit your proxy card or voting instruction form by mail. As a registered shareholder, you may also vote electronically by telephone or over the Internet by following the instructions included with your proxy card. If your Ordinary Shares are held in street name, you may have the choice of instructing the record holder as to the voting of your Ordinary Shares over the Internet or by telephone. Follow the instructions on the voting instruction form you receive from your broker, bank or other nominee.

Admission to the Annual General Meeting:
Either an admission ticket or proof of ownership of Ordinary Shares, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. (See the section captioned Information About Admission to the Annual General Meeting in this proxy statement.)

Bruce A. Jordan Senior Vice President, General Counsel and Secretary
[DATE]

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL GENERAL MEETING TO BE HELD ON APRIL 30, 2014
Copies of the enclosed Proxy Statement for the 2014 Annual General Meeting and the Annual Report
to Shareholders for the fiscal year ended December 27, 2013 are also available at
http://freshdelmonte.com under the "Investor Relations" tab.

i

FRESH DEL MONTE PRODUCE INC.
c/o Del Monte Fresh Produce Company
241 Sevilla Avenue
Coral Gables, Florida 33134
PROXY STATEMENT
The enclosed proxy card is solicited by the board of directors (the “board”) of Fresh Del Monte Produce Inc., an exempted limited company incorporated under the laws of the Cayman Islands (the “Company”), for use at the 2014 Annual General Meeting of Shareholders to be held on Wednesday, April 30, 2014, at 11:30 a.m., Eastern Time, at the Conrad Hotel, 1395 Brickell Avenue, Miami, Florida, and at any postponements or adjournments thereof. Either an admission ticket or proof of ownership of Ordinary Shares, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. (See the section captioned Information About Admission to the Annual General Meeting in this proxy statement.)
The proxy materials are being sent to shareholders beginning on or about [DATE]. The cost of the solicitation of proxies will be paid by the Company. You may vote over the Internet, by telephone, by completing and mailing the enclosed proxy card or by voting in person at the Annual General Meeting. The solicitation is to be made primarily by mail, and the Company does not intend to use a proxy solicitor.

VOTING
Whether or not you plan to attend the Annual General Meeting, we request that you date and execute the enclosed proxy card and return it in the enclosed postage-paid return envelope or use the telephone or the Internet to grant your proxy and vote. Telephone and Internet voting instructions are provided on the proxy card.
If your Ordinary Shares are registered in the name of a bank, broker or other nominee, follow the voting instructions on the form you receive from the nominee. The availability of telephone and Internet voting will depend on the nominee’s voting processes.
The Ordinary Shares represented by your properly completed proxy card will be voted in accordance with your instructions. If you properly sign, date and deliver to us your proxy card, but you mark no instructions on it with respect to any of the proposals, the Ordinary Shares represented by your proxy will be voted FOR the election as directors of the three nominees proposed in Proposal 1, FOR Proposal 2, FOR Proposal 3, FOR Proposal 4, FOR Proposal 5 and FOR Proposal 6, as the case may be. Alternatively, you can vote by telephone or the Internet using the instructions outlined on your proxy card.
Under the laws of the Cayman Islands and our Articles of Association, the affirmative vote of a majority of the Ordinary Shares present in person at the Annual General Meeting, or represented by proxy, is necessary for approval of each of Proposal 1, Proposal 2, Proposal 3, Proposal 4, Proposal 5 and Proposal 6. Under the shareholder approval policy of the New York Stock Exchange ("NYSE"), approval of Proposal 5 also requires the favorable vote of a majority of the votes cast. Abstentions will have no effect on the outcome of the vote for any of the Proposals under Cayman Islands law, but, for purposes of the NYSE shareholder approval policy, will have the effect of a vote against Proposal 5.
Under NYSE rules, brokerage firms may vote in their discretion on certain matters on behalf of clients who have not furnished voting instructions. These are called “discretionary” items. Proposal 2, Proposal 3, and Proposal 4 are considered “discretionary” items. In contrast, brokerage firms may not vote on certain other matters for which they have not received voting instructions from their clients. These are called “non-discretionary” items, and a lack of voting instructions for “non-discretionary” items will result in so-called “broker non-votes.” Proposal 1, Proposal 5 and Proposal 6 are considered “non-discretionary” items. In the case of Proposal 1, Proposal 5 and Proposal 6, broker non-votes will not be counted and will have no effect on the vote for purposes of Cayman Islands law.
The board is not aware of any other matters to be presented for action at the Annual General Meeting, but if other matters are properly brought before the Annual General Meeting, Ordinary Shares represented by properly completed proxies received by mail, telephone or the Internet will be voted in accordance with the judgment of the persons named as proxies.
Shareholders have the right to revoke their proxies at any time before a vote is taken by (1) notifying the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134, (2) executing a new proxy card bearing a later date or by voting by telephone or the Internet on a later date, provided the new proxy is received by Computershare Investor Services, P.O. Box 30170, College Station, Texas 77842, by 11:59 p.m., Eastern Time, on April 29, 2014, (3) attending the Annual General Meeting and voting in person or (4) any other method available to shareholders by law.
The close of business on March 11, 2014 has been fixed as the record date for the Annual General Meeting, and only shareholders of record at that time will be entitled to vote. The only capital stock and the only issued shares of the Company are the Ordinary Shares. There were XX Ordinary Shares issued and outstanding and entitled to vote on the record date. Each shareholder is entitled to one vote for each Ordinary Share held. The holders of a majority of the Ordinary Shares issued and outstanding on the record date, present in person or represented by valid proxy received by mail, telephone or the Internet, will constitute a quorum at the Annual General Meeting.
All votes cast at the Annual General Meeting will be tabulated by Shareowner Services, which has been appointed the independent inspector of election. Shareowner Services tabulation will determine whether or not a quorum is present.

PROPOSAL 1—ELECTION OF DIRECTORS
The Board of Directors unanimously recommends a vote
FOR the election of all the below nominees
At the date of this proxy statement, the board consists of nine members, seven of whom are non-employee directors. At the Annual General Meeting, three directors are proposed for election for terms that will expire at the 2017 Annual General Meeting of Shareholders. The other directors will serve the remainder of their respective terms, which expire at the 2015 and 2016 Annual General Meetings of Shareholders as set forth below.
All nominees are expected to serve if elected, and each of them has consented to being named in the proxy statement and to serve if elected. Michael J. Berthelot and Madeleine L. Champion are current directors of the Company. Robert S. Bucklin has been nominated by the Board to stand for election at the annual meeting. After many years of distinguished service, Dr. Elias K. Hebeka will be retiring from the board at the April 2014 Board meeting. Mr. Bucklin was recommended as a candidate for our board of directors by the Chairman and Chief Executive Officer of the Company and another executive officer of the Company.
If a nominee is unable or unwilling to serve at the time of the election, the persons named in the form of proxy shall have the right to vote according to their judgment for another person instead of the unavailable nominee.
The governance committee is responsible for reviewing at least annually the qualifications of directors and nominees, as well as the composition of the board as a whole, in accordance with its charter and the Company’s corporate governance guidelines. The governance committee takes into account each individual’s background, as well as considerations of diversity, age, skills and experience in the context of the needs of the board. The governance committee also considers whether, by significant accomplishment in his or her field, the director or nominee has demonstrated an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company, as well as his or her reputation for honesty and ethical conduct in his or her personal and professional activities and independence from management. While the Company’s corporate governance guidelines do not prescribe specific diversity standards, and the board does not have a formal diversity policy, as a matter of practice, the board considers diversity in the context of the board as a whole and takes into account, among other factors, considerations relating to ethnicity, gender, cultural diversity and the range of perspectives that the directors bring to their work.
Our global branded Company is one of the world’s leading vertically integrated producers, marketers and distributors of high-quality fresh and fresh-cut fruit and vegetables, as well as a leading producer and distributor of prepared fruit and vegetables, juices, beverages and snacks in Europe, Africa, the Middle East and countries formerly part of the Soviet Union. Our directors’ experience encompasses the areas of technology, marketing, international business and finance, economics and public policy. Each of them has held senior positions in government or as leaders of complex organizations and gained expertise in core management skills, such as strategy and business development, innovation, line operations, brand management, finance, compensation and leadership development, compliance and risk management. They also have significant experience in corporate governance and management oversight through their positions as senior executives and as directors of other public companies, and several have served as members of audit, compensation and governance committees at these companies, as well as at the Company. These skills and experiences are pertinent to the Company’s current and evolving business strategies, as well as to the board’s oversight role, and enable our directors to provide diverse perspectives about the complex issues facing the Company.
The following table highlights specific qualifications, skills and experiences considered by the governance committee in concluding that the Company’s existing directors and its slate of director nominees should serve on the Company’s board of directors. Additional biographical details about our nominees follow.

Director Nominee	Qualifications, Skills and Experience
Michael J. Berthelot
• Operating and management experience in manufacturing and distribution businesses, including experience as chief executive officer of a publicly traded multinational manufacturing and distribution business for 14 years and as a director and/or chief executive officer of a publicly traded company subject to FDA oversight for four years
• Core management and leadership skills gained through experience overseeing and managing multinational operations at the director and chief executive officer levels, including experience in evaluating strategic development opportunities and challenges, risk management, senior leadership development, vendor and customer relationships, competitive and financial positioning and shareholder relationships
• Experience in financial reporting, taxation, accounting and financial controls, business combination transactions, divestiture, restructuring and international business operations, including training as a Certified Public Accountant
• Experience in governance matters through public and private directorships over 30 years, as a consultant on governance best practices and as a faculty member at a leading university, and including experience with matters addressed by compensation, governance and audit committees
• Independent of Company management

Madeleine L. Champion
• Management experience in the global financial services industry, particularly in emerging markets, including over 10 years managing division financing for international companies in the fruit industry
• Core management skills, including managing different business lines and overseas offices, competitive and financial positioning, strategic orientation, thought leadership on global economic trends and perspectives
• Experience in marketing, finance, credit and risk management, including leadership of an international banking association addressing global regulatory, compliance and risk issues
• Experience in compliance, governance and compensation oversight including in positions as treasurer of a major bank's international holding company and as director of an international banking subsidiary
• Independent of Company management

Robert S. Bucklin
• Over 35 years of experience in banking and finance, including commercial banking, corporate finance, funding and investment banking, and mergers and acquisitions
• Core management and leadership skills gained as senior executive with oversight of complex financial transactions, leadership development, competitive positioning and risk management and oversight
• Extensive experience in food and agribusiness research and financing
• Familiarity with agricultural practices through banking relationships and company directorships
• Independent of Company management

Continuing Directors	Qualifications, Skills and Experience
Mohammad Abu-Ghazaleh
• Over 40 years of operations and management experience in fresh produce-related businesses, including at chief executive officer level of a publicly traded company
• Core management skills gained through experience managing multinational fresh and prepared food businesses, including at chief executive officer level, including managing and developing businesses, vendor and customer relationships, distribution and sourcing, productivity, competitive positioning, senior leadership development, quality control and evaluation of strategic opportunities and challenges
• Experience in governance matters through public and private company directorships
• Experience in risk management and oversight

Hani El-Naffy
• Over 30 years of management and operations experience in shipping and fresh produce-related businesses, including at executive officer level
• Core management skills gained as senior level executive of the third-largest exporter of fresh produce in Chile, including oversight of shipping, logistics, financial positioning, business development, contract negotiations, insurance, senior leadership development, supply chain management, facilities and equipment utilization, and evaluation of strategic opportunities and challenges
• Experience in shipping, distribution, finance, marketing, insurance, production and international business with one of the world's leading fresh and prepared food businesses
• Experience in risk management and oversight

Continuing Directors	Qualifications, Skills and Experience
John H. Dalton
• Over 40 years of experience in the formulation of policies and strategies in government and financial services companies providing banking, insurance, and investment products
• Core management skills and experience, including investments, finance, financial reporting, financial controls and international business operations
• Experience in governance matters through public and private company directorships, including experience with matters addressed by compensation, governance and audit committees
• Experience in risk management and oversight
• Independent of Company management

Amir Abu-Ghazaleh
• Operating and management experience in wholesale fresh fruit-related businesses, including at executive officer level
• Core management skills gained through over 20 years of experience as general manager of Abu-Ghazaleh International Company and general manager and partner of Abu-Ghazaleh & Sons Co. Ltd., including in managing businesses, vendor and customer relationships, competitive and financial positioning, senior leadership development and evaluation of strategic opportunities and challenges
• Experience in marketing, customer service, finance and international business
• Experience in governance matters through public and private company directorship experience

Salvatore H. Alfiero
• Operating and management experience in manufacturing and distribution businesses, including as founder and chief executive officer of a publicly held multi-national company
• Core management skills gained through experience at the board level for life insurance, banking and finance businesses in the context of multi-national operations. Extensive experience in managing businesses, vendor and customer relationships, competitive and financial positioning, senior leadership development and evaluation of strategic opportunities
• Experience in finance, financial reporting, accounting and financial controls, business combination transactions and international business operations, including accessing capital markets
• Experience in governance matters through public and private company directorships, including matters addressed by compensation and audit committees
• Independent of Company management

Edward L. Boykin
• Experience in financial reporting, accounting, auditing and financial controls gained through more than 30 years of providing audit and related services to public and private clients, including companies engaged in retail and distribution businesses and through experience as a chief financial officer and training as a Certified Public Accountant
• Core management skills, including in managing businesses, competitive and financial positioning, senior leadership development and evaluation of strategic opportunities and challenges
• Experience in risk management and oversight
• Experience in governance matters through public and private company directorships, including experience with matters addressed by compensation, governance and audit committees
• Independent of Company management

Information Regarding Nominees and Continuing Directors
Set forth below is information with respect to the nominees and each other director of the Company continuing in office after the Annual General Meeting.

Nominees for Election to the Board of Directors for a
Term Expiring at the 2017 Annual General Meeting of Shareholders (Class II)
Michael J. Berthelot—63, Director. Mr. Berthelot has served as a Director since 2006, and is a Certified Public Accountant. He is the Chief Executive Officer of Cito Capital Corporation, a strategic consulting firm. Mr. Berthelot has served as the managing principal and founder of Corporate Governance Advisors Inc., a consulting firm that provides board evaluation and advisory services since 2010. He is also a faculty member of the University of California San Diego's Rady School of Management, where he teaches corporate governance in the MBA program. From 1992 to 2003, he served as Chairman and Chief Executive Officer of TransTechnology Corporation, a publicly traded multinational manufacturing firm, and from 2003 until 2006, he continued to serve as its non-executive Chairman. Mr. Berthelot served on the board of directors of Pro-Dex, Inc. from 2009 to January 2013, where he also served as the Chief Executive Officer and President from 2012 to February 2013. Mr. Berthelot serves on the boards of directors of a privately held software company and of the Corporate Directors Forum in San Diego.
Madeleine L. Champion—69, Director. Ms. Champion has served as a Director since April 2009. She is the Chief Executive Officer of Champion Global Advisors, LLC, a consulting firm that offers strategic advisory services to companies expanding internationally. Ms. Champion is an international management and trade consultant for financial and non-financial institutions. She was previously Managing Director/Senior Vice President, International Banking at JP Morgan Chase & Co. from 2004 to 2008. Prior to that, Ms. Champion served as Managing Director and Head of Emerging Markets, International Financial Institutions, at Banc One Capital Markets, Inc. from 2001 to 2004. From 1997 to 2001, she held various other management positions at Bank One, N.A. Beginning in 1982, as head of the Latin America Division at Fidelity Bank in Philadelphia, she established and managed the Global Fruit Trade Finance Division. In 2005, Ms. Champion became the first woman to be elected President of the Bankers' Association for Finance and Trade (BAFT), an affiliate of the American Bankers Association. In 2011 she was elected by the U.S. Treasury to the Board of Citizens Republic Bancorp (under the Capital Purchase program) and served on the Audit and Governance Committees until April 2013 when the Bank was merged with FirstMerit. Ms. Champion has previously served on a number of boards, including the board of the Port of Philadelphia and Camden. She also sat on the International Trade Committee of the United Fruit and Vegetable Association.
Robert S. Bucklin—64, Director Nominee. Mr. Bucklin retired in July 2013 as Vice Chairman of Rabobank International’s North America Wholesale banking, a position he held since October 2010. Mr. Bucklin served as Chief Corporate Banking Officer of Rabobank International from 1994 to 2010, and as the Senior Vice President and Manager of the Dallas office of Rabobank International from 1993 to 1994. Prior to joining Rabobank International, Mr. Bucklin served as President and Chief Operating Officer of First City-Dallas bank from 1991 to 1993. He currently serves on the boards of directors of the OSI Group, LLC, Agrivida, Inc. and Bay State Milling Company. Mr. Bucklin is also a member of the Advisory Board for Jacob Stern & Sons, as well as serves as Chairman of Global Green USA, a non-profit organization.
Members of the Board of Directors Continuing in Office for a
Term Expiring at the 2015 Annual General Meeting of Shareholders (Class III)
Mohammad Abu-Ghazaleh—72, Chairman and Chief Executive Officer. Mr. Abu-Ghazaleh has served as the Company's Chairman and Chief Executive Officer since 1996. He also serves as the Chairman of the Royal Jordanian Air Academy. From 1997 to November 2010 he served as Chairman and Chief Executive Officer of IAT Group Inc. ("IAT"). Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was Managing Director of Metico from 1967 to 1986. Mr. Abu-Ghazaleh serves as Chairman of the board of directors of International General Insurance Co. Ltd. He also serves on the boards of directors of Bank Misr Liban and United Cable Company, Inc. From 2004 to March 2011, Mr. Abu-Ghazaleh served on the board of directors of Jordan Kuwait Bank. Mr. Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers.
Hani El-Naffy—63, Director. President and Chief Operating Officer. Mr. El-Naffy has served as a Director and the Company's President and Chief Operating Officer since 1996. Prior to that time, he served as Executive Director for United Trading Company from 1986 until 1996.
John H. Dalton—72, Director. Secretary Dalton has served as a Director since 1999. He is the President of the Housing Policy Council of the Financial Services Roundtable, which represents 100 of the largest integrated financial services companies providing banking, insurance, and investment products and services. Formerly, he was President of IPG Photonics Corporation. He has held four presidential appointments requiring confirmation by the United States Senate. Secretary Dalton served as Secretary of the Navy from 1993 through 1998. He served on the President's Advisory Council on the Arts from 1999 until 2001. He served as a member and Chairman of the Federal Home Loan Bank Board from 1979 through 1981. Secretary Dalton held the position of President of the Government National Mortgage Association of the U.S. Department of

Housing and Urban Development from 1977 through 1979. Secretary Dalton currently serves on the boards of directors of WashingtonFirst Bancshares, Inc. and BGC Partners, Inc. From 2000 to June 2011, Secretary Dalton served on the board of directors of IPG Photonics Corporation.

Members of the Board of Directors Continuing in Office for a
Term Expiring at the 2016 Annual General Meeting of Shareholders (Class I)
Amir Abu-Ghazaleh—67, Director. Mr. Abu-Ghazaleh has served as a Director since 1996. He is the General Manager and Partner of Abu-Ghazaleh & Sons Co. Ltd. Mr. Abu-Ghazaleh was previously the General Manager of Abu-Ghazaleh International Company from 1987 to March 2011. Mr. Abu-Ghazaleh has over 20 years of experience in the fresh produce industry, with extensive knowledge of the Middle East markets. Mr. Abu-Ghazaleh also serves on the boards of directors of Clemenceau Medical Center, Arab Wings and Royal Jordanian Air Academy. From 2001 to April 2010, Mr. Abu-Ghazaleh served on the board of directors of International General Insurance Co. Ltd. Jordan. Mr. Abu-Ghazaleh and Mr. Mohammad Abu-Ghazaleh are brothers.
Salvatore H. Alfiero—76, Director. Mr. Alfiero has served as a Director since 2002. In 2001, Mr. Alfiero founded P I Ventures, LLC and currently serves as its Chairman and Chief Executive Officer. In 1969, Mr. Alfiero founded Mark IV Industries, Inc. and served as its Chairman and Chief Executive Officer until its sale in 2000. Mr. Alfiero also serves on the board of directors of Southwire Company. From 1996 to May 2010, Mr Alfiero served on the boards of directors of HSBC Bank USA and HSBC North America Holdings, Inc. From 1989 to May 2010, Mr. Alfiero served on the board of directors of The Phoenix Companies, Inc.
Edward L. Boykin—74, Director. Mr. Boykin has served as a Director since 1999, and is a retired Certified Public Accountant. Following a 30-year career with Deloitte & Touche LLP, Mr. Boykin retired in 1991. Mr. Boykin is a private consultant on financial matters. Mr. Boykin served on the board of directors of Blue Cross and Blue Shield of Florida, Inc. from 1982 to September 2011.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2013
Director Compensation
The following table shows for the fiscal year ended December 27, 2013, certain information with respect to the compensation of all non-employee directors of the Company. Employee directors of the Company do not receive compensation for their participation on the board; therefore, neither Mr. Mohammad Abu-Ghazaleh nor Mr. Hani El-Naffy received any additional compensation for service as a director in fiscal year 2013.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)
(a)	(b)	(c)	(d)
Salvatore H. Alfiero	87,500	100,013	187,513
Michael J. Berthelot	100,000	100,013	200,013
Madeleine Champion	82,500	100,013	182,513
Dr. Elias K. Hebeka	90,000	100,013	190,013
John H. Dalton	92,500	100,013	192,513
Edward L. Boykin	135,000	100,013	235,013
Amir Abu-Ghazaleh	70,000	100,013	170,013
 ________________

(1)
Amounts reflect the aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees for the Company’s 2013 fiscal year.

(2)
Amounts reflect the full grant date fair value of a grant of restricted shares, determined in accordance with Financial Accounting Standards Boards ASC 718-10 Compensation - Stock Based Compensation. The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2013. Those assumptions can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2013. This grant is based on the 2010 Non-Employee Directors Equity Plan which was approved by the shareholders in 2010.

Compensation Benchmarking and Peer Group. On July 31, 2013, the compensation committee engaged the services of Towers Watson, which on July 1, 2013 had acquired The Delves Group which had served as the committee's independent compensation consultant since 2008. For purposes of this document, all work will be cited to Towers Watson although some of the work may have been previously completed by The Delves Group.
Towers Watson reviewed the compensation program for the Company's Board of Directors, benchmarking the current program to programs of a nationally recognized peer group companies which is the same as the peer group for executive compensation benchmarking purposes described in the section captioned Executive Compensation under the heading "Compensation Discussion and Analysis - Compensation Benchmarking and Peer Group." The compensation review was conducted to ensure that the non-employee directors’ compensation structure is designed to attract and retain qualified directors. The compensation program is comprised of three components: (1) board service compensation: (2) committee service compensation; and (3) equity based compensation and ownership guidelines in order to closely align director's interests with those of shareholders. Upon completion of their 2013 analysis, Towers Watson reported that the Company's board service cash compensation was below the 25th percentile of the peer group, while the equity based compensation was aligned with the median of the peer group. At its October 30, 2013 meeting, the compensation committee recommended to the Board that effective January 1, 2014, the annual board retainer be increased to $80,000 from $70,000 and the annual grant of restricted stock to non-employee directors be increased to $105,000 from $100,000 so as to align Board member compensation to the median of the peer group of companies. The recommendation was unanimously approved by the Board on October 30, 2013.
Annual Retainer. The 2013 annual retainer fees paid to non-employee directors of the Company are detailed on the following table. Directors are also eligible for reimbursement of their expenses incurred in attending board meetings in accordance with Company policy. Examples of reimbursable expenses are airfare, hotel and meals for the director.

Annual Retainer for	Annual Retainer Fees paid ($)
Non-employee Board Member	70,000
Audit Committee Member	15,000
Compensation Committee Member	7,500
Governance Committee Member	5,000
Effective January 1, 2014, the annual retainer fees paid to non-employee directors of the Company are detailed in the following table.

Annual Retainer for	Annual Retainer Fees paid ($)
Non-employee Board Member	80,000
Audit Committee Member	15,000
Compensation Committee Member	7,500
Governance Committee Member	5,000
Board Committee Chair and Lead Independent Director Retainers. In addition to the annual committee retainer described above, the Company paid annual retainers to each of the chairs of the committees as shown below. In addition, the Lead Independent Director received a separate annual retainer equal to the amount indicated in the table below:

Annual Retainer for	Annual Retainer Fees paid ($)
Audit Committee Chair	25,000
Compensation Committee Chair	15,000
Governance Committee Chair	10,000
Lead Independent Director	35,000

Total Cash Compensation Paid in Fiscal Year 2013. In fiscal year 2013, the total cash compensation paid to our non-employee directors for service on the board or committees of the board was $657,500.
Share Ownership Policy. We have a share ownership and retention policy that applies to non-employee directors. Under the policy, non-employee directors are expected, within five years of the director’s appointment, to acquire and hold 5,000 Ordinary Shares. In addition to these general share ownership requirements, as part of the non-employee directors’ compensation program which began in 2011, directors are required to hold 50% of their annual award of restricted stock until six months after they leave the Company’s board. The Company believes that this ownership policy further aligns director and shareholder interests and thereby promotes the objective of increasing shareholder value.
Equity Compensation. The 2010 Non-Employee Directors Equity Plan provides for annual grants to each non-employee board member of restricted shares equivalent to $100,000 ($105,000 effective January 1, 2014) based on the fair market value of the Company’s shares on the first trading day of each year. This plan was established based on Towers Watson’s study of our board’s equity compensation and our policy to maintain director equity compensation at the approximate median for our peer group of companies. On January 2, 2013, each non-employee board member was granted 3,743 shares based on the fair value grant price of $26.72. Fifty percent of these awards vest on the date of grant and the other 50% vest six months after the date the director ceases to serve on the Board for any reason.
On December 27, 2013, the aggregate number of option awards and restricted shares outstanding for each director was as follows: Salvatore H. Alfiero—18,750 and 16,369; Michael J. Berthelot—12,250 and 8,183; Madeleine Champion—30,000 and 12,779; Dr. Elias K. Hebeka—36,500 and 14,015; John H. Dalton—31,250 and 16,369; Edward L. Boykin—12,500 and 8,183; Amir Abu-Ghazaleh— 12,500 and 8,183, respectively. In addition to the options and restricted shares outstanding, each non-employee director is holding additional shares that they purchased using at least 50% of a one-time payment of $21,000 paid to each non-employee board member who was a current member as of July 1, 2009. At the minimum, each of the non-employee board members has purchased 500 shares. They are required to retain these shares for at least six months after he or she leaves the board.

STRUCTURE AND PRACTICES OF THE BOARD OF DIRECTORS

Corporate Governance Guidelines
The board has adopted corporate governance guidelines that provide the framework for the governance of the Company. The governance rules for companies listed on the NYSE and those contained in the Sarbanes-Oxley Act of 2002 and related regulations are reflected in the guidelines. The board reviews these guidelines and other aspects of its governance periodically. The guidelines are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.
The Chief Executive Officer of the Company, Mohammad Abu-Ghazaleh, is also the Chairman of the Board. This structure reflects the significant shareholdings in the Company of the Abu-Ghazaleh family, but also serves other purposes. While it retains the discretion to separate the roles in the future as it deems appropriate and acknowledges that there is no single best organizational model that is most effective in all circumstances, the board currently believes that the Company and its shareholders are best served by having Mr. Abu-Ghazaleh hold both of these positions concurrently. Notably, the Company believes that this leadership structure promotes accountability and clarity in the direction of the Company's business strategy. The board’s leadership structure also includes the role of lead independent director, and Mr. Boykin has served in that capacity since April 2008. The lead independent director’s responsibilities include acting as chairman for all meetings of the non-employee and independent directors, convening meetings of the independent directors on the request of any of them, and establishing the agenda and approving the materials for those meetings, and acting as a liaison between the Chairman and the non-employee and independent directors.

Board’s Role in Risk Oversight
The board as a whole has responsibility for risk oversight, which it fulfills directly and through its committees, depending on the nature of the risks. Oversight is supported by management reports, reports by the Company’s independent auditors and advisors, as well as visits to the Company’s operations, all of which are intended to provide visibility to the board or the relevant committees about the identification and management of key risks and exposures. These include competitive, operational, financial, legal, compliance, information technology and reputational risks. The board and its committees also have regular executive sessions with the head of internal audit, as well as with the independent accountants and, where appropriate, other advisors, without any other management personnel present. The allocation of risk oversight among the board and its committees is summarized below.

Board / Committee	Primary Areas of Risk Oversight

Board
Strategic, financial and execution risks and exposures associated with the Company’s operations, including matters affecting capital allocation; major litigation exposures; significant regulatory changes that present risks or may otherwise affect the Company’s business operations; senior management succession planning; major acquisitions and divestitures; and other matters that present material reputational risk or risk to the Company’s operations, plans and prospects, taken as a whole.

Audit Committee
Risks and exposures associated with financial reporting, the Company’s public disclosures; internal control over financial reporting; legal compliance; financial policies; and credit and liquidity matters.

Governance Committee	Risks and exposures relating to corporate governance; and director succession.

Compensation Committee	Risks and exposures associated with the Company’s compensation programs and arrangements.

Meetings of the Board
The board had four regularly scheduled meetings during fiscal year 2013. The Company’s non-employee directors meet at regularly scheduled executive sessions, without any members of management present. The Company’s independent directors meet separately, without the participation of directors who do not qualify as independent directors. During fiscal year 2013, the non-employee directors had two meetings.
Each director has full access to the Company’s management.

Directors are expected to attend all meetings of the board and each committee on which they serve. In fiscal year 2013, the board held six meetings and committees of the board held a total of seventeen meetings. No director attended less than 75% of the total number of meetings of the board and committees of the board on which he or she served during the period that he or she served. Although the Company does not have a formal policy with respect to director attendance at annual general meetings of shareholders, all directors are expected to attend, and all of the Company’s directors then in office attended the Company’s 2013 Annual General Meeting of Shareholders.

Communication with the Board
Shareholders or other interested parties may contact any individual director by writing to them in care of the Company’s general counsel, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. This centralized process assists the board in reviewing and responding to shareholder communications in an appropriate manner. The Company’s general counsel will forward such correspondence only to the intended recipient(s). Communications relating to accounting, audit matters, or internal controls will also be referred to the audit committee. Prior to forwarding any correspondence, the general counsel will review such correspondence and, in his discretion, not forward correspondence deemed to be of a commercial nature or relating to an improper or irrelevant topic. The general counsel also will attempt to handle the inquiry directly, for example, when it is a request for information about the Company or it is a stock-related matter. The policy is available on the Company’s Web site at www.freshdelmonte.com by clicking on “Investor Relations” and then “Corporate Governance” tab.

Director Independence
The Company’s corporate governance guidelines provide that the board must have a majority of directors who are independent as required by NYSE listing standards. The listing standards require the board to affirmatively determine that each director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company), other than as a director, and specifically preclude an independence determination in the case of specified relationships. The board considers relationships involving directors and their immediate family members that may implicate any of the listing standards of the NYSE and relies on information derived from Company records, questionnaires completed by directors and, as necessary, inquiries of other relevant parties. During fiscal year 2013, there were no such relationships.
The board has determined that the following directors are independent as required by the NYSE listing standards and the Company’s corporate governance guidelines: Salvatore H. Alfiero, Michael J. Berthelot, Edward L. Boykin, Madeleine L. Champion, John H. Dalton and Dr. Elias K. Hebeka. The Board has also determined that Robert S. Bucklin, who has been nominated by the Board to stand for election at the 2014 annual meeting of shareholders, will be an independent director.
All members of the audit committee, the compensation committee and the governance committee are independent directors as required by applicable law and NYSE listing standards.

Code of Conduct and Business Ethics Policy
The Company has a code of conduct and business ethics policy that applies to every employee and to its directors. The code is designed to ensure that the Company’s business is conducted in a consistently legal and ethical manner. The code includes policies on employment, conflicts of interest and the protection of confidential information, and requires adherence to all laws and regulations applicable to the conduct of the Company’s business. The code specifically addresses the requirements and obligations applicable to officers and employees with important roles in the financial reporting process. The code is available on, and the Company will disclose any amendments to, or waivers of, the code relating to its directors or executive officers on its Web site at www.freshdelmonte.com under the “Investor Relations” tab in accordance with applicable law and NYSE listing standards.

Board Committees
The board has an audit committee, a compensation committee and a governance committee. The board has adopted a written charter for each of these committees. Board committee charters are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Each committee conducts an annual assessment to review the sufficiency of resources and time to fulfill its obligations and to review the performance of its obligations. Under the Company’s corporate governance guidelines, each committee may retain consultants for assistance in carrying out its responsibilities. If Robert S. Bucklin is elected to the Board at the annual meeting, the Board intends to appoint him to the Audit and Governance Committees. The following table shows the current directors and the members of each of the board’s committees and the number of committee meetings held during fiscal year 2013:

	Audit	Compensation	Governance
Mohammad Abu-Ghazaleh	—	—	—
Hani El-Naffy	—	—	—
Amir Abu-Ghazaleh	—	—	—
Salvatore H. Alfiero *	—	X	Chair
Michael J. Berthelot *	X	Chair	—
Edward L. Boykin *	Chair	—	X
Madeleine L. Champion *	—	X	X
John H. Dalton *	X	X	—
Elias K. Hebeka *	X	—	X
Number of meetings	9	4	4
_______________

*	Independent director. Mr. Boykin serves as the lead independent director in accordance with NYSE listing standards.
Chair = chairman
X = member
The Audit Committee
The audit committee (i) appoints, retains and evaluates the selection of independent auditors for the Company, (ii) confirms the scope of audits to be performed by such auditors and (iii) reviews audit results and the Company’s accounting and internal control procedures and policies. The audit committee also reviews and recommends approval of the audited financial statements of the Company and the quarterly and annual filings of the Company with the Securities and Exchange Commission (“SEC”). In addition, the audit committee has the authority to monitor and oversee compliance matters relating to the conduct of the Company’s business.
Each member of the audit committee meets the independence requirements of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The board has determined that Edward L. Boykin and Michael J. Berthelot each qualify as an “audit committee financial expert” as defined by SEC rules.
The Compensation Committee
The compensation committee (i) reviews the Company’s general compensation structure and (ii) reviews and recommends the compensation and benefits of directors, the Chief Executive Officer, President and Chief Operating Officer and other executive officers, subject to approval by the board. The compensation committee also acts as the administrator for the Company’s 1999 Share Incentive Plans and 2011 Omnibus Share Incentive Plan and reviews and recommends approval of all reports in respect of executive and other compensation required to be made by the Company with the SEC.
The compensation committee has engaged The Delves Group as its consultant. The Delves Group has been its consultant since August 2008 through July 2013 when it was acquired by Towers Watson. The consultant conducted studies and provided recommendations to the committee on matters pertaining to the compensation of the Chief Executive Officer, the President and Chief Operating Officer and other executive officers and the board. Further information about the role of the committee’s consultant in the design and implementation of the Company’s executive compensation programs is provided in the section of this proxy statement captioned Executive Compensation under the heading “Compensation Discussion and Analysis.”
The compensation committee also has the responsibility to review and make recommendations to the board with respect to the compensation of members of the board and its committees (including fees and equity awards). The board approved the revised non-employee board member compensation schedule, which was effective January 1, 2014, changing the cash compensation and equity compensation for non-employee directors. The committee took into consideration the consultant's study of peer group boards of directors’ compensation in recommending the changes to board compensation. Further information about recent changes to director compensation is provided in the section of this proxy statement captioned Director Compensation for Fiscal Year 2013.

Each member of the compensation committee meets the independence requirements of the NYSE. In addition, the Compensation Committee members each qualify as "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986.

The Governance Committee
The governance committee develops policy on the size and composition of the board, criteria for director nomination, and procedures for the nomination process. The committee identifies and recommends candidates for election to the board. The committee reviews and makes recommendations to the board and/or management with respect to corporate governance issues and management succession plans. Each member of the governance committee meets the independence requirements of the NYSE.

Nomination Process
The governance committee considers shareholder recommendations for director nominees. A shareholder desiring the committee to consider any person for nomination for election to the board must deliver a written submission to the governance committee in care of the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. Such submission must include:

•	the candidate’s name and contact information;

•
a detailed resume of the candidate and a statement explaining the qualifications of the candidate that, in the view of the candidate and/or the shareholder, would make such person a suitable director and a description of the candidate’s reasons for seeking election as a director, which description must include any plans or proposals that such person or the shareholder may have that relate to, or would result in any of the actions described in Item 4 of Schedule 13D (or any successor provision) under the Exchange Act;

•	a statement of whether the candidate meets applicable law and listing requirements pertaining to director independence;

•
a description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and other material relationships, between or among the candidate, the shareholder (and/or any beneficial owner on whose behalf the recommendation is made) and its affiliates and associates, or others acting in concert therewith, on the one hand, and the candidate and his or her respective affiliates and associates, or others acting in concert therewith;

•
any information relating to the candidate, the shareholder and their respective affiliates or associates that would be required to be disclosed in a proxy solicitation for the election of directors of the Company pursuant to Regulation 14A under the Exchange Act or otherwise be required to be provided pursuant to the Company’s Articles of Association; and

•	the written consent of the candidate to serve as a director, if elected.
Such submission should include an undertaking to submit to the corporate secretary of the Company a statement amending any of the foregoing information promptly after any material change occurs in such information as previously submitted. The committee may require additional information from the nominee to perform its evaluation of the eligibility of the nominee to serve as an independent director of the Company or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.
Any nomination by a shareholder of any person for election to the board of the Company must comply with the foregoing and the requirements of the Company’s Articles of Association (Articles 36(b) and 56), which are available on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.
Recommendations for nomination and nominations that are made by shareholders in accordance with these procedures and, if applicable, the Company’s Articles of Association will receive the same consideration as recommendations or nominations initiated by the governance committee.

In its assessment of each person considered for nomination, the governance committee considers the board’s and the Company’s needs at the time and reviews the candidates for nomination as director in light of the entirety of their credentials, including:

•	their reputation for honesty and ethical conduct in their personal and professional activities and their strength of character and judgment;

•	their ability and willingness to devote sufficient time to board duties;

•	their potential contribution to the diversity and culture of the board;

•
their educational and industry background, as well as their business and professional achievements and experience, particularly in light of the Company’s business and its size, complexity and strategic challenges and whether they have demonstrated, by significant accomplishment in their fields, an ability to make a meaningful contribution to the board’s oversight of the business and affairs of the Company; and

•	their independence from management under requirements of applicable law and listing standards.
The committee reviews each candidate’s information and assesses each candidate’s credentials based on the criteria described above. Based on its assessment of each candidate, the committee will make recommendations regarding potential director candidates to the board.

PROPOSAL 2—APPROVAL AND ADOPTION OF THE 2013 FISCAL YEAR FINANCIAL STATEMENTS
The Board of Directors unanimously recommends a vote FOR the approval and adoption of the Company’s 2013 fiscal year financial statements
The financial statements of the Company for the fiscal year ended December 27, 2013 are being submitted to the shareholders for approval and adoption. The Company’s 2013 fiscal year financial statements appear in the Company’s Annual Report to Shareholders accompanying this proxy statement.

PROPOSAL 3—RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2014
The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2014
The audit committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 26, 2014 and has directed that management submit the selection of independent registered public accounting firm to shareholders for ratification at the Annual General Meeting. Representatives of Ernst & Young LLP are expected to be present at the meeting, will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.
Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm is not required by the Company’s Memorandum and Articles of Association. However, the Company is submitting the selection of Ernst & Young LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the audit committee will reconsider whether or not to retain Ernst & Young LLP.

Audit and Non-Audit Fees
The following table presents all fees billed or expected to be billed for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements for its 2013 and 2012 fiscal years, and fees billed or expected to be billed for other services rendered to the Company by Ernst & Young LLP:

	Fiscal Year
(U.S. dollars in millions)	2013	2012
Audit fees(1)	$3.4	$3.7
Audit-related fees (2)	0.2	—
Tax fees(3)	0.5	1.5
Total	$4.1	$5.2
 _______________

(1)
Audit fees consist of the fees for the audit of the Company’s annual consolidated financial statements, review of the interim financial statements contained in the quarterly reports and for statutory audits. This category also includes other services, such as comfort letters, consents and review of documents filed with the SEC.

(2)
Audit-related fees consist of fees that are not specifically required by statute or regulation and that are not included in audit fees. This category includes fees for due-diligence and other services.

(3)	Tax fees consisted of fees for tax compliance and related services.

Policy on Audit Committee Pre-Approval of Audit and Permitted Non-Audit Services
The audit committee has implemented a policy for the pre-approval of all audit and permitted non-audit services proposed to be provided to the Company by Ernst & Young LLP, the Company’s independent registered public accounting firm (also referred to as independent auditors). Under the policy, each engagement to provide audit or non-audit services and the scope and terms of the engagement, including any fees payable, are subject to pre-approval by the audit committee. Recurring services, such as annual audit and interim review services relating to the Company’s financial statements, are generally approved on an annual basis, typically at the start of each fiscal year. The approvals for that type of service are generally effective for that fiscal year, whereas approvals of other services are generally effective for a period of six months. The committee may delegate authority to one or more of its members to approve any service, subject to a maximum fee limitation of $25,000. Services for which fees are expected to be in excess of $25,000 must be pre-approved by the entire audit committee. All audit and permitted non-audit services provided by Ernst & Young LLP during fiscal year 2013 were pre-approved in accordance with the Company’s policy.

The Company’s Chief Financial Officer is responsible for compliance with the Company’s pre-approval policy and must report any non-compliance to the committee.

Audit Committee Report
The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the internal control over financial reporting. In fulfilling its oversight responsibilities, the committee reviewed with management the audited consolidated financial statements of the Company, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the committee under generally accepted auditing standards. In addition, the committee has discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures and the letter from the independent auditors required by Rule 3526 of the Public Company Accounting and Oversight Board, and considered the compatibility of non-audit services with the independent auditors’ independence.
The committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The committee met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The committee held nine meetings during fiscal year 2013.
In reliance on the reviews and discussions referred to above, the committee recommended to the board of directors (and the board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 27, 2013 for filing with the SEC. The committee and the board have also appointed, subject to shareholder ratification, Ernst & Young LLP as the Company’s independent auditors.
Edward L. Boykin, Chairman
John H. Dalton
Michael J. Berthelot
Dr. Elias K. Hebeka

PROPOSAL 4—APPROVAL OF THE DIVIDEND FOR THE FISCAL YEAR ENDED
DECEMBER 27, 2013

The Board of Directors unanimously recommends a vote FOR the approval and payment of the dividend for the fiscal year ended December 27, 2013
The Board of Directors recommends that a dividend for the fiscal year ended December 27, 2013 of US$0.125 per Ordinary Share be declared and paid on the Ordinary Shares of the Company. The dividend would be payable to all Members (Shareholders) whose names appeared on the Register of Members (Shareholders) of the Company on May 7, 2014 and would be paid on May 30, 2014.
The proposed dividend of US$0.125 is payable out of lawfully distributable profits of the Company and is in addition to the interim dividend of US$0.125 per share declared on July 31, 2013 and paid on September 6, 2013 to all holders of Ordinary Shares as of August 14, 2013 and the interim dividend of US$0.125 per share declared on October 30, 2013 and paid on December 6, 2013 to all holders of Ordinary Shares as of November 13, 2013 and the interim dividend of US$0.125 per share declared on February 19, 2014 and payable on March 28, 2014 to all holders of Ordinary Shares as of March 5, 2014. Accordingly, the total dividend for the fiscal year ended December 27, 2013 would be US$0.50 per share.

PROPOSAL 5—APPROVAL OF THE COMPANY'S 2014 OMNIBUS SHARE INCENTIVE PLAN
FOR THE 2013 FISCAL YEAR
The Board of Directors unanimously recommends a vote FOR the approval of the Company's 2014 Omnibus Share Incentive Plan
The 2014 Omnibus Share incentive Plan, referred to below as the "Omnibus Plan," was adopted by the compensation committee on February 19, 2014, subject to the approval of our shareholders. If approved, the 2014 Omnibus Plan will replace three current equity compensation plans sponsored by the Company -- the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan (the “2011 Omnibus Plan”), the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan, and the Amended and Restated Fresh Del Monte Produce Inc. 1999 Share Incentive Plan. We sometimes refer to these three plans in this proposal as the “Predecessor Plans.”
No additional shares are available for awards under the Predecessor Plans. Approval of the 2014 Omnibus Plan is necessary to provide a new pool of shares for future equity-based compensation awards. Shareholder approval of the 2014 Omnibus Incentive Plan is also desired to ensure the tax deductibility by the Company of certain performance-based awards for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and to meet the listing requirements of the New York Stock Exchange.
The 2014 Omnibus Plan is substantially similar to the 2011 Omnibus Plan. The material features of the 2014 Omnibus Plan are summarized below. The summary is qualified in its entirety by reference to the specific provisions of the 2014 Omnibus Plan, the full text of which is set forth as Exhibit A to this proxy statement.
Purpose and Function
The purpose of the 2014 Omnibus Plan is to attract and retain highly qualified persons to serve as non-employee directors, employees and consultants of the Company, and to promote greater ownership by such non-employee directors, employees and consultants in the Company, in order to align the interests of such individuals more closely with the interests of the Company’s shareholders.
Eligibility and Limitation on Awards
The board may grant awards to any employee, director or consultant providing services to the Company or a participating subsidiary. It is presently contemplated that approximately 200 persons will be eligible to receive awards.
The maximum awards that can be granted under the 2014 Omnibus Plan to a single participant in any calendar year will be (i) 2,000,000 shares of stock in the form of stock options, and (ii) 500,000 shares of stock intended to be performance-based awards under Section 162(m) of the Code, whether in the form of restricted stock, restricted stock units, and other stock-based awards.
Administration
The 2014 Omnibus Plan is administered by the board of directors. With respect to administration of the 2014 Omnibus Plan, the board also may rely on the recommendation and approval of the compensation committee of the board (the “Committee”). The board has the authority to determine, within the limits of the express provisions of the 2014 Omnibus Plan, the individuals to whom awards will be granted, the nature, amount and terms of such awards and the objectives and conditions for earning such awards.
Types of Awards
Awards under the 2014 Omnibus Plan may include incentive stock options, non-qualified stock options, restricted shares of common stock, restricted stock units and other stock-based awards.
Stock Options. The board may grant to a participant options to purchase Company common stock that qualify as incentive stock options for purposes of Section 422 of the Code (“incentive stock options”), options that do not qualify as incentive stock options (“non-qualified stock options”) or a combination thereof. The terms and conditions of stock option grants, including the quantity, exercise price, vesting periods, and other conditions on exercise will be determined by the board.
The exercise price for stock options may not be less than the fair market value of the Company’s common stock on the date such stock options are granted (other than in the case of certain substitute awards granted in connection with an acquisition), and the exercise period may not exceed ten years from the date of grant. On March 11, 2014, the market price per share of the Company’s common stock was $XX based on the closing price of the common stock on the New York Stock Exchange on such date.
Restricted Stock and Restricted Stock Units. The board may award to a participant shares of common stock subject to specified restrictions, referred to in this proposal as “restricted stock.” The board also may award to a participant restricted stock units representing the right to receive shares of common stock or the value of shares of stock in the future. Shares of restricted stock and restricted stock units are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified period or the attainment of specified performance targets over such period.
Other Stock-Based Awards. The board may also grant equity-based or equity-related awards, referred to as “other stock-based awards,” in addition to options, restricted stock, or restricted stock units.
Vesting Conditions
Unless otherwise provided in the applicable award agreement, twenty percent of each option award under the 2014 Omnibus Plan will vest and become exercisable on the date on which it was granted. Each year thereafter, it vests an additional 20% on each of the next four anniversaries. For restricted stock or restricted stock units, vesting will be subject to terms and conditions as indicated in the award agreement. All awards outstanding on the occurrence of a change in control of the Company will automatically vest on the date of the change in control.
The board retains the right in its discretion to accelerate the date on which any award of options, restricted stock, restricted stock units or other stock-based awards will vest.
Performance Awards and Section 162(m)
Section 162(m) of the Code (“Section 162(m)”) potentially limits the tax deductions the Company can take for compensation paid to certain of our named executive officers. Compensation that qualifies as “performance-based compensation” under Section 162(m) is not subject to this limit. The 2014 Omnibus Plan includes provisions that permit the Committee to make awards intended to qualify as performance-based compensation under Section 162(m).
The 2014 Omnibus Plan authorizes the Committee to make awards of restricted stock, restricted stock units or other stock-based awards that are conditioned on the satisfaction of performance criteria. For those awards intended to meet the requirements of the performance-based compensation exception under Section 162(m), the Committee must establish the applicable performance conditions based on these performance criteria prior to or within a specified period after the start of the applicable performance period, based on one or more of the following measures:
•net earnings or net income (before or after taxes)
•earnings per share or earnings per share growth, total units, or unit growth
•net sales, sales growth, total revenue, or revenue growth
•net operating profit
•return measures (including, but not limited to, return on assets, capital, invested capital, equity, sales, or revenue)
•cash flow (including, but not limited to, operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment)
•earnings before or after taxes, interest, depreciation, and/or amortization
•gross or operating margins
•share price or relative share price (including, but not limited to, growth measures and total shareholder return)
•market share or change in market share
•customer retention or satisfaction
•working capital targets
•quantifiable, objective measures of individual performance relevant to the particular individual’s job responsibilities

At the time a performance condition is established, the Committee can specify the extent to which the performance condition will be calculated by excluding certain items, such as: expenses as a result of restructuring or productivity initiatives, non-operating items; acquisition expenses; and any other items of gain, loss or expense that are determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change of accounting principles.
For those awards intended to meet the requirements of the performance-based compensation exception under Section 162(m), the performance conditions will be stated in the form of an objective, nondiscretionary formula, and targeted at a level so that the achievement of the condition is “substantially uncertain,” within the meaning of Section 162(m). Further, the Committee will certify in writing the attainment of those performance conditions prior to any payment or distributions with respect to awards.
In addition, compensation realized from the exercise of stock options granted under the 2014 Omnibus Plan is intended to meet the requirements of the performance-based compensation exception under Section 162(m). These awards must have an exercise price equal at least to fair market value at the date of grant and are granted to eligible employees by a Committee consisting of at least two outside directors, and the 2014 Omnibus Plan limits the number of shares that may be the subject of stock options granted to any individual during any calendar year.
The Committee has the discretion to grant performance-based awards, including to Section 162(m) covered executives, that are not intended to meet the requirements of the performance-based compensation exception under Section 162(m).
In order to permit the Committee to grant restricted stock, restricted stock units and other stock-based awards under the 2014 Omnibus Plan that are intended to qualify for the Section 162(m) exclusion for performance-based compensation, and so that stock options granted under the 2014 Omnibus Plan may also qualify for that exclusion from Section 162(m), the 2014 Omnibus Plan is being submitted to our shareholders for approval. A vote in favor of approving the 2014 Omnibus Plan will be a vote approving all the material terms and conditions of the plan for purposes of the performance-based compensation exception under Section 162(m), including the performance criteria, eligibility requirements and limits on various stock awards.
Transferability
No awards may be transferred except upon the participant’s death, by will or the laws of descent and distribution, or in certain instances to or for the benefit of designated family members of the participant.
Shareholder Rights
The restricted stock awarded pursuant to the 2014 Omnibus Plan will be treated as outstanding after it is granted, and the participant may exercise full voting rights with respect to each restricted share during the restricted period. The participant will also be entitled to receive dividends and distributions paid with respect to the shares. If any such dividends or distributions are made in the form of shares, those shares will be subject to the same restrictions as the underlying restricted stock. The board may in its discretion determine that all dividends or distributions made in the form of shares of Company common stock will be held in escrow by the Company until the respective restrictions have lapsed. Participants receiving awards of options or restricted stock units will not have any shareholder rights unless and until shares of stock are issued with respect to such awards.
Change in Control
Upon a change in control of the Company, the 2014 Omnibus Plan provides that all outstanding unvested awards will immediately vest. For any performance-based awards, the award will vest on the date of the change in control based on target performance, or if greater, actual performance through the end of the fiscal quarter immediately preceding the change in control. A “change in control” is generally defined as (i) the sale of substantially all of the assets of the Company to any group other than the Abu-Ghazaleh family, (ii) the liquidation or dissolution of the Company, (iii) the acquisition of 30% or more of our common stock by a single purchaser or group other than the Abu-Ghazaleh family if, after such acquisition, the Abu-Ghazaleh family owns a smaller percentage of voting shares of the Company, (iv) the incumbent members of the board (and certain new directors approved in a specified manner by those members) cease to constitute at least a majority of the board, or (v) a merger reorganization, consolidation or similar transaction resulting in at least a 50% change in ownership of the Company.
Awards Granted Under the 2014 Omnibus Plan
No specific awards have been granted or are contemplated under the 2014 Omnibus Plan. The exact types and amounts of any future awards to be made to any eligible participants pursuant to the 2014 Omnibus Plan are not presently determinable.

As a result of the discretionary nature of the 2014 Omnibus Plan, it is not possible to state who the participants in the 2014 Omnibus Plan will be in the future or the number of options or other awards to be received by a person or group.
The stock awards granted to the Company’s named executive officers under the Company’s existing stock plans and outstanding as of December 31, 2013 are set forth in the Outstanding Equity Awards at Fiscal Year-End Table found under “Executive Compensation.” As of March 10, 2014, (i) the Company’s executive officers as a group (XX officers) held outstanding stock option grants for XX shares, (ii) the Company’s non-employee directors as a group (XX directors) held outstanding stock option grants for XX shares, and (iii) all of our employees other than our executive officers (XX employees) held outstanding stock option grants for XX shares.
Shares Subject to the 2014 Omnibus Plan
An aggregate of 3,000,000 shares of the Company’s common stock is reserved for issuance and available for awards under the 2014 Omnibus Plan, including for incentive stock options. In addition, shares underlying any outstanding award granted under any of the Predecessor Plans that is canceled, terminates, expires, or lapses for any reason without issuance of such shares will be available for the grant of new awards under the 2014 Omnibus Plan. No new awards will be granted under the Predecessor Plans following the effective date of the 2014 Omnibus Plan.
With respect to awards made under the 2014 Omnibus Plan, shares of common stock underlying awards that are forfeited or canceled (as a result, for example, of the lapse of an option or a forfeiture of restricted stock) will be available for additional grants under the 2014 Omnibus Plan. Awards that are settled in cash do not count against the shares available for new awards under the 2014 Omnibus Plan. Likewise, shares issued with respect to awards assumed by the Company in connection with acquisitions do not count against the total number of shares available for new awards under the 2014 Omnibus Plan.
The full number of shares with respect to which a stock option is granted will count against the shares available for grant under the 2014 Omnibus Plan. Accordingly, if a participant pays the exercise price for a stock option by either tendering previously owned shares or having the Company withhold shares, then those shares surrendered to pay the exercise price will continue to count against the aggregate number of shares available for grant. In addition, if a participant satisfies any tax withholding requirement in connection with an award by either tendering previously owned shares or having the Company withhold shares, then those shares surrendered to satisfy the tax withholding requirements will continue to count against the aggregate number of shares available for grant.
Shares to be issued or purchased under the 2014 Omnibus Plan will be authorized but unissued shares of common stock or issued shares of stock that shall have been reacquired by the Company.
Anti-Dilution Protection
In the event of any corporate event or transaction that results in a change in the capital structure of the Company, including a change resulting from a stock dividend or stock split, or combination or reclassification of shares, the board is empowered to make such equitable adjustments with respect to awards or any provisions of the 2014 Omnibus Plan as it deems necessary and appropriate, including, if necessary, any adjustments in the maximum number of shares of common stock subject to the 2014 Omnibus Plan, the number of shares of common stock subject to and the exercise price of an outstanding award, or the maximum number of shares that may be subject to one or more awards granted to any one recipient during a calendar year.
Amendment and Termination
The board may at any time amend or terminate the 2014 Omnibus Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any outstanding awards under the 2014 Omnibus Plan without the consent of the recipient. No awards may be made under the 2014 Omnibus Plan after the tenth anniversary of its effective date. Certain provisions of the 2014 Omnibus Plan relating to performance-based awards under Section 162(m) of the Code will expire on the fifth anniversary of the effective date.
No Repricing
The 2014 Omnibus Plan specifically prohibits the repricing of stock options without shareholder approval. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of a stock option to lower its exercise price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling a stock option at a time when its exercise price is greater than the fair market value of the underlying stock in exchange for another award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the participant.

Federal Income Tax Consequences
The U.S. federal income tax consequences of the issuance and exercise of awards under the 2014 Omnibus Plan are summarized below. The following information is only a summary of the tax consequences of the awards, and participants should consult with their own tax advisors with respect to the tax consequences inherent in the ownership or exercise of the awards, and the ownership and disposition of any underlying securities.
Incentive Stock Options. A participant who is granted an incentive stock option will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the incentive stock option. If the participant disposes of the shares purchased pursuant to the incentive stock option more than two years after the date of grant and more than one year after the exercise of the option (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) the Company will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, and (ii) the gain on the sale. Also in that case, the Company will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock.A sale for less than the option price results in a capital loss.
The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.
Nonqualified Stock Options. A participant who is granted a nonqualified stock option under the 2014 Omnibus Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. The Company generally will be entitled to a deduction on the date of exercise in an amount equal to the ordinary income recognized by the participant. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount previously recognized by the participant as ordinary income.
Restricted Shares. A participant will not be taxed at the date of an award of restricted shares, but will be taxed at ordinary income rates on the fair market value of any restricted shares as of the date that the restrictions lapse, unless the participant, within 30 days after transfer of such restricted shares to the participant, elects under Section 83(b) of the Code to include in income the fair market value of the restricted shares as of the date of such transfer. If the participant makes the election under Section 83(b) of the Code, the Company will be entitled to a corresponding deduction. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the transfer of the restricted shares, if the employee elects to be taxed on the fair market value upon such transfer). To the extent dividends are payable during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the Company unless the participant has elected to be taxed on the fair market value of the restricted shares upon transfer, in which case they will thereafter be taxable to the employee as dividends and will not be deductible by the Company.
Restricted Stock Units. A participant will normally not recognize taxable income upon an award of restricted units, and the Company will not be entitled to a deduction until the lapse of the applicable restrictions. Upon the lapse of the restrictions and the issuance of the earned shares, the participant will recognize ordinary taxable income in an amount equal to the fair market value of the common stock received and the Company will be entitled to a deduction in the same amount.
Other Stock-Based Awards. Normally, a participant will not recognize taxable income upon the grant of other stock-based awards. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant. The Company also will then be entitled to a deduction in the same amount.
Effective Date
The 2014 Omnibus Plan will be effective on April 30, 2014, if approved by the shareholders of the Company. If not approved by the shareholders, no awards will be made under the 2014 Omnibus Plan.

Vote Required
Approval of the 2014 Omnibus Plan will require the affirmative vote of at least a majority in voting interest of the shareholders present in person or by proxy and voting at the Annual Meeting of Shareholders, assuming the presence of a quorum. If the shareholders do not approve the 2014 Omnibus Plan, it will not be implemented, but the Company reserves the right to adopt such other compensation plans and programs as it deems appropriate and in the best interests of the Company and its shareholders.

PROPOSAL 6—ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION
FOR THE 2013 FISCAL YEAR
The Board of Directors unanimously recommends a vote FOR the approval of the Advisory (Non-Binding) Vote Approving Executive Compensation of our named Executive Officers as disclosed in this Proxy Statement
The Company is providing stockholders an advisory vote on executive compensation as required by Section 14A of the Exchange Act. Section 14A was added to the Exchange Act by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”). This vote is commonly referred to as a “say-on-pay” vote.
The advisory vote on executive compensation is a non-binding vote on the compensation of the Company’s Named Executive Officers, as described in the Compensation Discussion and Analysis section beginning on page 27, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure, set forth in this proxy statement. Based on the voting results for the proposal considered by the Company's shareholders at the 2011 Annual General Meeting of Shareholders regarding the frequency of shareholder votes on executive compensation, and the consideration of these results by the Company's board of directors, the Company's board of directors has adopted a policy to hold an annual advisory vote on executive compensation until the next required vote on the frequency of shareholder votes on executive compensation. The Company is required to hold such votes on frequency at least every six years.
The Company’s executive compensation program is designed to align the interests of our named executive officers with the interests of our shareholders. Our executive compensation programs are based on a pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both short-term performance objectives and long-term shareholder value. Accordingly, a substantial portion of our executives’ annual and long-term compensation is performance-based, with the payment contingent on the achievement of performance goals. We believe our program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to create shareholder value. This balance is evidenced by the following:

•	A competitive, market-driven base salary;

•	An annual cash bonus and incentive award that is dependent on individual and/or corporate performance;

•	A long-term incentive plan with equity and/or cash awards that is dependent on the achievement of both individual and corporate pre-specified goals; and

•	Equity awards, consisting of stock options and restricted stock units that vest over time.
Stockholders are being asked to vote on the following resolution:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual General Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”
This advisory vote on executive compensation is not binding on the Company’s Board of Directors and neither the Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. However, the Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.
Adoption of Proposal 6 will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.

BENEFICIAL OWNERSHIP OF ORDINARY SHARES
The following table sets forth information as of February 28, 2014 with respect to the beneficial ownership of Ordinary Shares by (a) each shareholder who, to the Company’s knowledge, is the beneficial owner of more than 5% of the outstanding Ordinary Shares, (b) each current director of the Company, (c) each current and former executive officer included in the Summary Compensation Table below and (d) all current directors and executive officers of the Company as a group. The percentages in the third column are based on the 56,014,854 Ordinary Shares outstanding on February 28, 2014. The numbers of Ordinary Shares reflected in the second column include (i) directly owned Ordinary Shares; (ii) Ordinary Shares underlying stock options which are currently exercisable or which become exercisable within 60 days of February 28, 2014; (iii) vested restricted share awards; and (iv) vested restricted share unit awards and related vested dividend equivalent units. In each case, except as otherwise indicated in the footnotes to the table, the number of Ordinary Shares shown in the second column are owned directly by the individuals or members of the group named in the first column, with sole voting and dispositive power. For purposes of this table, beneficial ownership is determined in accordance with the federal securities laws and regulations; inclusion in the table of Ordinary Shares not owned directly by the named director or executive officer does not constitute an admission that such Ordinary Shares are beneficially owned by the director or executive officer for any other purpose. Unless indicated otherwise below, the address of each beneficial owner is c/o Fresh Del Monte Produce Inc., 241 Sevilla Avenue, Coral Gables, Florida 33134.

Name of Beneficial Owner	No. of Ordinary Shares	Percent of Ordinary Shares (%)
Mohammad Abu-Ghazaleh (1)(5)	20,097,290	35.5
Amir Abu-Ghazaleh (2)(3)(4)	3,392,593	6.1
Oussama Abu-Ghazaleh (3)(5)	2,966,489	5.3
Hani El-Naffy (2)	226,964	*
Salvatore H. Alfiero (2)	55,732	*
Michael J. Berthelot (2)	14,616	*
Edward L. Boykin (2)	13,100	*
Robert S. Bucklin (2)	—	-
Madeleine L. Champion (2)	36,962	*
John H. Dalton (2)	56,482	*
Dr. Elias K. Hebeka (2)	44,698	*
Richard Contreras (2)	150,320	*
José Antonio Yock (2)	83,320	*
Paul Rice (2)	31,320	*
All directors and executive officers as a group (20 persons)(6)	21,166,172	36.8
FMR LLC (7)	8,570,200	15.3
Dimensional Fund Advisors LP (8)	4,254,530	7.6
Letko, Brosseau & Associates Inc. (9)	3,350,286	6.0
_______________

*	Less than 0.1%

(1)
Includes (i) 4,710,455 Ordinary Shares pledged by him to a bank as security for a loan; (ii) 579,600 Ordinary Shares underlying stock options; (iii) 49,999 vested restricted share unit awards and 1,607 related vested dividend equivalent units; and (iv) 20,097,290 Ordinary Shares over which he has shared voting power pursuant to a voting agreement, dated February 20, 2009, as amended (the “Voting Agreement”), which has been filed as Exhibit 15 to the a Schedule 13D/A filed with the SEC on July 7, 2010, of which 2,232,143 Ordinary Shares have been pledged by Amir Abu-Ghazaleh to a bank as security for a loan and 1,100,000 Ordinary Shares have been pledged by another party to the Voting Agreement to a bank as security for a loan.

(2)
Includes (i) for Amir Abu-Ghazaleh, 2,232,143 Ordinary Shares pledged by him to a bank as security for a loan, 12,500 Ordinary Shares underlying stock options and 1,866 vested restricted share awards; (ii) for Hani El-Naffy, 196,000 Ordinary Shares underlying stock options, 30,000 vested restricted share unit awards and 964 related vested dividend equivalent units; (iii) for Salvatore H. Alfiero, 18,750 Ordinary Shares underlying stock options and 10,052 vested restricted share awards; (iv) for Michael J. Berthelot, 12,250 Ordinary Shares underlying stock options and 1,866 vested restricted share awards; (v) for Edward L. Boykin, 12,500 Ordinary Shares underlying stock options and 0 vested restricted share awards; (vi) for Robert S. Bucklin, 0 Ordinary Shares underlying stock options and 0 vested restricted share awards;

(vii) for Madeleine L. Champion, 30,000 Ordinary Shares underlying stock options and 6,462 vested restricted share awards; (viii) for John H. Dalton, 31,250 Ordinary Shares underlying stock options and 10,052 vested restricted share awards; (ix) for Dr. Elias K. Hebeka, 36,500 Ordinary Shares underlying stock options and 7,698 vested restricted share awards; (x) for Richard Contreras, 140,000 Ordinary Shares underlying stock options, 9,999 vested restricted share unit awards and 321 related vested dividend equivalent units; (xi) for José Antonio Yock, 73,000 Ordinary Shares underlying stock options, 9,999 vested restricted share unit awards and 321 related vested dividend equivalent units; and (xii) for Paul Rice, 21,000 Ordinary Shares underlying stock options, 9,999 vested restricted share unit awards and 321 related vested dividend equivalent units.

(3)	Pursuant to the Voting Agreement, Mohammad Abu-Ghazaleh has shared voting power over such Ordinary Shares.

(4)	The business address of Amir Abu-Ghazaleh is c/o Ahmed Abu-Ghazaleh & Sons Co. Ltd., No. 18, Hamariya Fruit & Vegetable Market, Dubai, United Arab Emirates.

(5)	The business address of Mohammad Abu-Ghazaleh and Oussama Abu-Ghazaleh is c/o Del Monte Fresh Produce (Chile) S.A., Avenida Santa Maria 6330, Vitacura, Santiago, Chile.

(6)
Includes an aggregate of (i) 6,942,598 Ordinary Shares which are pledged to banks as security for loans; (ii) 1,472,350 Ordinary Shares underlying stock options; (iii) 37,996 vested restricted share awards; (iv) 154,990 vested restricted share unit awards and 4,908 related vested dividend equivalent units; and (v) 16,704,697 Ordinary Shares over which Mohammad Abu-Ghazaleh has shared voting power with persons who are not directors or executive officers of the Company, pursuant to the Voting Agreement.

(7)
Reflects Ordinary Shares beneficially owned by FMR LLC (“FMR”) according to a Schedule 13G/A filed with the SEC on February 14, 2014, which indicates that Fidelity Management & Research Company (“Fidelity”) and Pyramis Global Advisors, LLC (“PGALLC”) are the beneficial owners of 7,930,200 Ordinary Shares and 640,000 Ordinary Shares, respectively, in their capacity as investment advisers. Each of Fidelity and PGALLC is wholly owned, directly or indirectly, by FMR. The business address of FMR is 245 Summer Street, Boston, Massachusetts 02210.

(8)
Reflects Ordinary Shares beneficially owned by Dimensional Fund Advisors LP (“Dimensional”) according to a Schedule 13G/A filed with the SEC on February 10, 2014, which indicates that Dimensional and certain other commingled group trusts and separate accounts are the beneficial owners of 4,173,025 Ordinary Shares and 81,505 Ordinary Shares, respectively, in their capacity as investment advisers. The business address of Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(9)
Reflects Ordinary Shares beneficially owned by Letko, Brosseau & Associates Inc. (“Letko”) according to a Schedule 13G filed with the SEC on February 13, 2014, which indicates that Letko is the beneficial owner of 3,350,286 Ordinary Shares, in its capacity as investment advisers. The business address of Letko is 1800 McGill College Avenue, Suite 2510, Montreal, Quebec H3A 3J6 Canada.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Exchange Act and the rules thereunder require the Company’s directors and executive officers to file reports of their ownership and changes in ownership of Ordinary Shares with the SEC. Company personnel generally prepare these reports on the basis of information obtained from each director and executive officer. Based on such information, we believe that all reports that were required by Section 16(a) of the Exchange Act to be filed by directors and executive officers of the Company during the fiscal year ended December 27, 2013 were filed on time, except for the following late filings that were attributable to administrative error on our part:

•	one report by John H. Dalton relating to the purchase of Ordinary Shares on May 3, 2013; and

•	one report by Paul Rice relating to the exercise of stock options on November 6, 2013.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS
The board is responsible for the oversight and approval (or ratification) of any transaction, relationship or arrangement in which the Company is a participant and that involves board members, Company executive officers, beneficial owners of more than 5% of the Ordinary Shares, their immediate family members, any individual (other than tenants and employees) who shares that person’s home and companies they control or in which they have a substantial beneficial ownership interest. We refer to these as related person transactions and to the persons or entities involved as related persons.
The board has adopted a written policy that sets out procedures for the reporting, review and approval (or ratification) of related person transactions. The policy operates in conjunction with other aspects of the Company’s compliance program, such as its code of conduct and business ethics policy, which requires directors and employees to report any circumstances that may create or appear to create a conflict between the interests of the related person and those of the Company, regardless of the amount involved. The Company’s directors and executive officers must also periodically confirm information about related person transactions, and management reviews its books and records and makes other inquiries as appropriate to confirm the existence, scope and terms of related person transactions.
Under the board’s policy, the audit committee evaluates related person transactions for purposes of recommending to the disinterested members of the board that the transactions are fair, reasonable and within Company policies and practices and should be approved or ratified. Related person transactions entered into, but not approved or ratified, are subject to termination if so directed by the audit committee or the board, as applicable.
The audit committee considers the appropriateness of any related person transaction in light of all relevant factors and the controls implemented to protect the interests of the Company and its shareholders, including:

•	the benefits of the transaction to the Company;

•	the terms of the transaction and whether they were made on an arm’s-length basis and in the ordinary course of the Company’s business;

•	the direct or indirect nature of the related person’s interest in the transaction;

•	the size and expected term of the transaction; and

•	other facts and circumstances that bear on the materiality of the related person transaction under applicable law and listing standards.
Related person transactions involving directors are also subject to board approval or ratification when so required under applicable law and subject to disclosure pursuant to the Company’s Articles of Association.

RELATED PERSON TRANSACTIONS

Marissa R. Tenazas is the Company's Senior Vice President, Human Resources and an executive officer. Her husband, Jimenez Tenazas, is the Company's Vice President, Sales and Product Management, Melon Program, North America and received a base salary of $265,302 during fiscal year 2013, and receives other benefits generally available to all of our employees based in the United States. He also has stock options with respect to 35,000 Ordinary Shares, of which 21,000 were vested as of February 28, 2014.
At December 27, 2013, the close of our most recent fiscal year, members of the Abu-Ghazaleh family, including Mohammad Abu-Ghazaleh, our Chairman and Chief Executive Officer and Amir Abu-Ghazaleh, a director of the Company, owned approximately 33.8% of the Company's outstanding Ordinary Shares. Mr. Mohammad Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers. The Abu-Ghazaleh family members entered into an amended and restated Voting Agreement, pursuant to which (among other things) they granted Mohammad Abu-Ghazaleh an irrevocable proxy for as long as they hold the shares to vote all of the Ordinary Shares beneficially owned by them and agreed to grant additional such proxies on an annual basis until the termination of the Voting Agreement.
In April 2009, the board adopted the Company’s Aircraft Travel Policy to clarify and document the procedures and safety requirements with respect to the authorization to use private or charter aircraft in which the Chairman and Chief Executive Officer has an interest for business travel by the Chairman and Chief Executive Officer and such other persons as he may designate, in any case in which payment of or reimbursement for the cost thereof is sought from the Company. In fiscal year 2013, we incurred approximately $2.4 million of air charter expenses with respect to an aircraft that is indirectly owned by our Chairman and Chief Executive Officer. The rates charged for these services were comparable to market rates charged to unrelated companies for use of a similar aircraft.
EXECUTIVE OFFICERS
The following is information regarding our executive officers as of March 11, 2014.
Mohammad Abu-Ghazaleh—72, Chairman and Chief Executive Officer. Mr. Abu-Ghazaleh has served as the company's Chairman and Chief Executive Officer since 1996. He also serves as the Chairman of the Royal Jordanian Air Academy. From 1997 to November 2010 he served as Chairman and Chief Executive Officer of IAT. Mr. Abu-Ghazaleh was President and Chief Executive Officer of United Trading Company from 1986 to 1996. Prior to that time, he was Managing Director of Metico from 1967 to 1986. Mr. Abu-Ghazaleh serves as Chairman of the board of directors of International General Insurance Co. Ltd. He also serves on the boards of directors of Bank Misr Liban and United Cable Company, Inc. From 2004 to March 2011, Mr. Abu-Ghazaleh served on the board of directors of Jordan Kuwait Bank. Mr. Abu-Ghazaleh and Mr. Amir Abu-Ghazaleh are brothers.
Hani El-Naffy—63, President, Director and Chief Operating Officer. Mr. El-Naffy has served as the Company’s President, Director and Chief Operating Officer since 1996. Prior to that time, he served as Executive Director for United Trading Company from 1986 until 1996.
Richard Contreras—55, Senior Vice President and Chief Financial Officer. Mr. Contreras has served as our Senior Vice President and Chief Financial Officer since 2008. Prior to that time, he served as Senior Vice President, Finance. From 2005 to 2007, he was Vice President, North America Finance and Administration. Mr. Contreras was Vice President, Budgeting and Forecasting from 2003 to 2005. He also served as Controller, North America from 1999 to 2003.
Bruce A. Jordan—60, Senior Vice President, General Counsel and Secretary. Mr. Jordan joined us in 1990 as our Assistant General Counsel. In 1994, he was appointed Vice President, General Counsel and Secretary, a position he held until 1997 when he left us to pursue other interests. In 2002, Mr. Jordan re-joined us as Vice President, General Counsel and Secretary. He was appointed Senior Vice President, General Counsel and Secretary in 2006.
Jean-Pierre Bartoli—63, Senior Vice President, Europe and Africa. Mr. Bartoli assumed his current responsibilities in December 2008 when our Middle East and North African operations were realigned as a separate region. From 1997 to December 2008, Mr. Bartoli served as our Senior Vice President, Europe, Africa and Middle East. He also served as our Financial Controller for the European and African region from 1990 to 1997. Mr. Bartoli held various financial positions in our European operations from 1983 to 1990.

Emanuel Lazopoulos—57, Senior Vice President, North America Sales, Marketing and Product Management. Mr. Lazopoulos has served as our Senior Vice President, North America Sales, Marketing and Product Management since 2005. Prior to that time, he served as our Vice President, Fresh-Cut Operations in North America from 2003 to 2005. Mr. Lazopoulos’s career in the fresh foods industry includes experience as Managing Director of NewStar Fresh Foods, as Vice President of DNA Plant Technology and as Vice President of Dole Fresh Vegetables.
Paul Rice—54, Senior Vice President, North America Operations. Mr. Rice has served as our Senior Vice President, North America Operations since 2005. Prior to that time, he served as Vice President, Distribution Center/Repack & Fresh-Cut Operations from 2001 to 2005. Prior to that, he held various senior management positions within Fresh Del Monte from 1988 to 2001. Prior to joining the Company, Mr. Rice held various sales and procurement positions for Dole Food Company & Topco.
José Antonio Yock—61, Senior Vice President, Colombia, Ecuador, Central America and Brazil, (CECAB). Mr. Yock has served as our Senior Vice President, Central America since 1994. Prior to that time, he was our Vice President Finance for the Latin American region from 1992 to 1994. Mr. Yock joined us in 1982 and has served in various financial management positions.
Marissa R. Tenazas—59, Senior Vice President, Human Resources. Ms. Tenazas served as Vice President-Human Resources since 1999. From 1996 to 1999, she served as Senior Director-Human Resources. From 1989 to 1996, she worked for Suma Fruit International (USA), Inc. Prior to that, Ms. Tenazas worked in the Philippines in various human resource management and consulting positions with some of the major conglomerates and consulting firms in that country.
Sergio Mancilla—54, Vice President, South America. Mr. Mancilla has served as our Vice President, South America since March 12, 2012. From 2006 until March 2012, he served as Director, Shipping Operations for South America when he relocated back to his home country after serving as Senior Vice President, Shipping Operations from 1997 until 2006, which position was based in Coral Gables, Florida. From 1990 until 1996, Mr. Mancilla served as Manager of Maritima Altisol Ltda and before that time he worked as Deck Officer for several Chilean Shipping companies from 1981 until 1990.
Joseph Cole—64, Vice President, Asia Pacific. Mr. Cole joined us in 2008 and served as Vice President Tomato & Vegetables for our North American region. In February 2011, Mr. Cole was appointed Vice President, Asia Pacific. Prior to joining us, Mr. Cole’s career in the fresh produce industry included various senior management positions for The Oppenheimer Group, Chiquita Brands, The Tengelman Group in Germany and Dole Fresh Vegetables.
Youssef Zakharia—52, Vice President, Middle East and North Africa, (MENA). Mr. Zakharia has served as our Vice President, Middle East and North Africa since 2006. Prior to that time, he served as our Vice President, Human Resources for Europe, Africa and Middle East region from 2005 to 2006. From 2000 to 2005, Mr. Zakharia was the Director of Operations for the Europe, Africa and Middle East region. Before joining the Company, Mr. Zakharia served as the Director of Sales Europe, Africa and Middle East for A.W. Chesterton from 1996 to 2000, and as Director of Operations for Nevada Power Company from 1990 to 1996.
EXECUTIVE COMPENSATION
Compensation Committee
The compensation committee is comprised of four directors: Michael J. Berthelot (Chairman), Salvatore H. Alfiero, Madeleine Champion and John H. Dalton. None of the compensation committee members has a business relationship with the Company or its subsidiaries. Each member of the compensation committee is an “outside director” as defined in Section 162(m) of the Internal Revenue Code, a “non-employee director” as defined in Rule 16b-3 of the Exchange Act and “independent,” as that term is defined by NYSE Rule 303A.02.
The compensation committee acts on behalf of the board to review, adopt, and oversee the Company’s compensation strategy, policies, plans, and programs, including:

•	establishment of key executives’ performance objectives relevant to the compensation of the Company’s executive officers and evaluation of performance in light of these stated objectives;

•
review and approval of compensation and other terms of employment or service, including severance and change-in-control arrangements for the Company’s Chief Executive Officer and the other executive officers;

•	advising the board regarding changes to board or committee compensation programs and perquisites;

•	administration of the Company’s equity compensation plans, deferred compensation plans and other similar plans and programs; and

•	evaluation of the risks inherent in the Company’s incentive compensation programs.

The compensation committee oversees the compensation of all executive officers. The compensation committee participated in the preparation of the disclosure appearing under the heading “Compensation Discussion and Analysis” below and the related report of the compensation committee. The compensation committee has adopted a written charter that outlines its specific authority, duties and responsibilities. The charter is periodically reviewed and revised by the compensation committee and the board and is available to shareholders on the Company’s Web site at www.freshdelmonte.com under the “Investor Relations” tab.

Compensation Committee Processes and Procedures
Typically, the compensation committee meets at least once quarterly and with greater frequency if necessary. The compensation committee may also take action by written consent. During fiscal year 2013, the compensation committee held four meetings. The agenda for each meeting is usually developed by the chairman of the compensation committee in consultation with the Company’s Senior Vice President of Human Resources and the Company’s Senior Vice President, General Counsel and Secretary. The compensation committee meets regularly in executive session and invites independent directors who do not serve on the compensation committee to attend these executive sessions, as well as its regular compensation committee meetings. From time to time, various members of management and other employees, as well as outside advisors or consultants, may be invited by the compensation committee to make presentations, provide financial or other background information or advice or otherwise participate in compensation committee meetings. No executive officer may participate in or be present during any deliberations or determinations of the compensation committee regarding their compensation. The charter of the compensation committee grants the compensation committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.
Since August 13, 2008, the compensation committee has engaged Towers Watson, and the Delves Group, which Towers Watson acquired in July 2013, as its independent executive compensation consultant. For purposes of this document, all work will be cited to Towers Watson although some of the work may have been previously completed by The Delves Group.
Over the course of their engagement, Towers Watson has assisted the Company in:

•	reviewing the Company’s current compensation program compared to its peer group and other relevant compensation surveys to ensure market competitiveness;

•	evaluating the effectiveness of the Company’s compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	refining the Company’s compensation strategy and developing and implementing an executive compensation program to execute that strategy.
As part of its engagement, the compensation committee has directed Towers Watson to develop a comparative peer group of companies similar in size and complexity to the Company and conduct an annual review of competitive market data (including base salary, annual incentive targets and long-term incentive targets) for the Chief Executive Officer and other executive officers. Towers Watson then analyzed the competitive performance of the Company relative to the peer group. Towers Watson has also previously conducted individual interviews with members of senior management and the compensation committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. In addition, Towers Watson reviews and comments on broader aspects of the Company’s executive compensation programs, including program philosophy, design and implementation, as requested by the committee. Towers Watson attends all committee meetings at the request of the committee and presents relevant data and analysis to the committee for its consideration. Towers Watson does not have any relationship or arrangement with the Company other than their engagement as consultant to the compensation committee.
Consultant Independence and Conflict of Interest. During 2013, the compensation committee once again engaged Towers Watson as its independent compensation consultant. Towers Watson is engaged by and reports to the compensation committee, and does not perform any work for and does not otherwise receive any fees from the Company. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the committee has determined that Towers Watson is an independent adviser to the compensation committee and no actual or potential conflicts of interest exist between the Company and Towers Watson.
The compensation committee applied the following six independence factors to determine whether a conflict of interest exists:

Factors to Consider	Result
Provision of other services to the company by the firm that employs the compensation consultant	Towers Watson provides no other services to Fresh Del Monte Produce, Inc.
Amount of fees (as a percentage of total revenue) paid or payable by the company to the firm that employs the compensation consultant	Towers Watson's total fee received from Fresh Del Monte Produce, Inc. is less than 1% of Towers Watson's total annual revenue for its most recent three fiscal years
Policies and procedures of the firm that employs the compensation consultant designed to prevent conflicts of interest	Towers Watson maintains policies and internal protocols to ensure its advice is fully objective and independent
Any business or personal relationship of the compensation consultant with a member of the committee	Towers Watson is not aware of any business or personal relationship between the compensation adviser and the Compensation Committee
Any stock of the company owned by the compensation consultant
No regular member of the Towers Watson executive compensation team serving Fresh Del Monte Produce, Inc. owns any stock, other than investment funds or other funds that are managed without the member's input

Any business or personal arrangement of the compensation consultant or the firm employing the compensation consultant with an executive officer of the company	Towers Watson is not aware of any business or personal relationship between an executive officer of Fresh Del Monte Produce, Inc. and a regular member of the Towers Watson executive compensation team
Final Determination	No conflict of interest exists
The compensation committee makes notable adjustments to annual compensation, determines bonus awards for executive officers of the Company, and establishes new performance objectives, at one or more meetings held during the first quarter of the year. Annual equity awards for the Chief Executive Officer have historically been determined at a meeting held in the first quarter of the year, and equity awards for other executive officers and employees are determined at a meeting held in the third quarter of the year. In addition, the committee retains discretion to grant additional equity awards to executive officers at other times during the year if it deems such grants to be appropriate or warranted. The compensation committee considers matters related to individual compensation, as well as high-level strategic issues, such as the effectiveness of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the compensation committee’s process comprises two related elements: (1) the determination of compensation levels of current executive officers and (2) the establishment of their performance objectives for the short- and long-term. For all executives and directors, as part of its deliberations, the compensation committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable in various hypothetical scenarios, Company share performance data, analysis of historical executive compensation levels and current Company-wide compensation levels, and the recommendations of Towers Watson, including analysis of executive and director compensation paid at other peer companies identified by the consultant. The specific determinations of the compensation committee with respect to executive compensation for fiscal year 2013 are described in greater detail below.

Compensation Committee Interlocks and Insider Participation
During fiscal year 2013, none of the persons who served on the compensation committee is, or has been, an employee or officer of the Company or had any relationship requiring disclosure under Item 404 of Regulation S-K under the Securities Act of 1933, as amended. In addition, none of the Company’s executive officers serves, or has served during the last completed fiscal year, as a member of the board or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the board.

Compensation Committee Report
The compensation committee has reviewed and discussed with management the disclosure appearing under the heading “Compensation Discussion and Analysis” below. Based on this review and discussion, the compensation committee has recommended to the board that the disclosure appearing under the heading “Compensation Discussion and Analysis” be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended December 27, 2013.
Michael J. Berthelot, Chairman
Salvatore H. Alfiero
Madeleine L. Champion
John H. Dalton

Compensation Discussion and Analysis
Executive Compensation Philosophy
Compensation for Fresh Del Monte’s "named executive officers" (the "NEOs" as identified in the Summary Compensation Table below) is intended to be largely performance-based in order to align the NEOs’ interests with those of the shareholders. In establishing the Company’s compensation program for the NEOs, the compensation committee has four principal objectives:

•	ensuring that the Company is able to attract and retain executives through the use of industry-competitive base salary compensation;

•	providing a total compensation package that is competitive in the industry and that is tied to, and varies based upon, individual and corporate performance;

•
incentivizing NEOs to make prudent business decisions and maximize shareholder value without exposing the Company to material levels of risk by providing a significant portion of total compensation opportunities in the form of stock options and restricted shares; and

•	establishing and maintaining internal pay equity among employees.
In order to address these objectives, the compensation committee regularly assesses compensation components that it believes will most cost effectively attract and motivate executive officers and reward them for their individual achievements and those of the Company as a whole. The compensation committee has retained a compensation consultant, Towers Watson, to assist in its analysis of key elements of compensation programs. The Company does not maintain any other relationship with Towers Watson other than Tower Watson’s role as a consultant to the compensation committee.
The compensation committee allocates total compensation between cash and equity compensation based on benchmarking to the Company’s peer group, discussed below, while considering the balance between providing short-term incentives and long-term parallel investment with shareholders to align the interests of management with shareholders. The compensation committee evaluates the balance between equity and cash compensation among NEOs annually.
Based on its review of the above-mentioned objectives, the Company has established a compensation program that consists of the following five components:

•	a competitive, market-driven base salary;

•	an annual cash bonus and incentive award that is dependent on individual and/or corporate performance;

•	a long-term incentive plan with equity and/or cash awards that is dependent on the achievement of both individual and corporate pre-specified goals;

•	equity awards, consisting of stock options, restricted shares, or restricted share units that vest over time; and

•	post-termination benefits that are triggered in limited circumstances.
Executive Summary of Compensation Programs
The Company has established a compensation program that is heavily weighted towards performance based compensation. The major components of the Company’s compensation program include the following: (1) a base salary that is targeted to be at the median of the market; (2) an annual cash-based incentive program established to incentivize the executive to execute its business plans and objectives without exposing the Company to undue levels of risk; (3) a long term cash or equity based incentive plan; and, (4) periodic equity grants which encourage the executive to take a strategic view to support the long term interests of the Company. The Company’s long and short-term incentive plans are based upon quantifiable and objective performance goals established at the beginning of each period and the achievement of which is subject to a rigorous review process. Each of the Company’s incentive compensation plans contains claw back provisions in the event that an award is granted based upon incorrect data. The Company does not offer its executives pensions or supplemental retirement plans (except for one non U.S. based NEO who participates in a defined benefit plan which is offered to other employees within his region). The Company offers other benefits to its executives which are also offered to a broad group of employees, such as a 401(k) retirement plan for its U.S. resident NEOs, health and welfare benefits and mostly statutory or policy driven severance payments except for the Chief Executive Officer ("CEO") and the President and Chief Operating Officer ("COO") who each have individual Severance and Retention Agreements. Other than certain arrangements for the CEO and COO, the Company does not provide any executive life insurance benefits to its NEOs other than what is provided to other salaried employees. The

Company provides the use of Company cars to the CEO and COO and one other NEO residing in Central America. The Company does not provide special benefit programs for its NEOs except for one NEO residing in Central America who is provided security and participates in a retirement plan created for a broad group of executives in that region. The Company does not pay for country club memberships or financial counseling/tax advice nor does it pay for spouses of executives to travel on chartered aircraft or commercial airline when traveling with a NEO. Further, the Company does not provide employment agreements to any of our NEOs except for the COO.

Evaluation of Stockholder "Say on Pay" Vote Results
When establishing or modifying our compensation programs and arrangements for 2013 and our ongoing compensation philosophy and policies, the compensation committee took into account the results of the shareholder advisory vote on executive compensation, or "say on pay" vote that occurred at our annual meeting in 2013. In that vote, approximately 98.6% of the votes cast approved our compensation programs and policies. The Committee believes that the strong support from our stockholders reflected by the 2013 say on pay vote is evidence that the Company's pay-for-performance policies are working and are aligned with our stockholders' interests.
Determination of Compensation Program
The compensation committee has been delegated the authority to create a compensation program for the NEOs. In structuring the program, the compensation committee has relied on written reports provided by Towers Watson with respect to competitive practices and the amounts and nature of compensation paid to executive officers in a peer group of companies. Towers Watson has also provided advice to the compensation committee regarding, among other things, structuring the Company’s various compensation programs and determining the appropriate levels of salary, bonus and other awards payable to the Company’s executive officers. Based upon Towers Watson’s recommendations, the Company’s cash and equity-based incentive awards are weighted significantly towards variable components to ensure that total compensation reflects the overall success or failure of the Company, and to motivate executive officers to meet appropriate performance measures, thereby maximizing total return to shareholders.
The compensation committee determines the amount and nature of compensation for all NEOs. In making this determination, the recommendation and advice of certain executives is considered. The compensation committee solicits the Chief Executive Officer’s recommendation regarding the President and Chief Operating Officer’s compensation. Additionally, the President and Chief Operating Officer provides recommendations annually to the compensation committee regarding the compensation of all NEOs, excluding himself and the Chief Executive Officer. The President and Chief Operating Officer’s recommendations are based on the results of his annual performance review of each NEO, at which time each NEO’s individual goals are assessed in light of their achievement of specific strategic goals. Each NEO also provides input about his individual contributions to the Company’s success for the period being assessed. The compensation committee reviews each of these performance reviews as part of its compensation setting process.
The following chart illustrates the decision making process in determining the compensation of the Chief Executive Officer, the President and Chief Operating Officer and the other NEOs.

Compensation Benchmarking and Peer Group
An important basis for structuring the Company’s compensation program and establishing target compensation levels for the Company’s NEOs is the analysis of the compensation packages offered to similarly situated executive officers of peer group companies. As part of its engagement, the compensation committee directed Towers Watson to review its comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. The peer group of companies were selected based on the Company's industry or related industries that are similar in size and complexity of operations, span of control and global reach, vertical integration and business risks. One other secondary consideration of this peer group is that they may be competitors in the marketplace for our products, but also they may be likely competitors for key personnel and capital investment. The comparative information provided by Towers Watson was obtained from publicly filed reports of each company in the comparative peer group, as well as from nationally recognized compensation surveys. As part of their analysis, consultants from Towers Watson conducted individual interviews with members of senior management and the compensation committee to learn more about the Company’s business operations and strategy, key performance metrics and strategic goals, as well as the labor markets in which the Company competes. Towers Watson ultimately developed recommendations and metrics that were presented to the compensation committee for its consideration.
In October 2013, Towers Watson updated its executive compensation analysis report to the compensation committee. Towers Watson utilized nationally recognized compensation surveys and analyzed competitive practices and the amounts and nature of compensation paid to executive officers of a peer group of food and beverage, agricultural products and consumer products companies of similar size based on revenue, market capitalization, and number of employees as a measure of the complexity of the enterprise. The peer group identified in the 2013 Towers Watson report did not change from 2012 for the purpose of the executive compensation analysis even though Dole Food Company Inc. went private on November 1, 2013. As a result, the 2013 peer group consisted of the following companies:

•	Beam, Inc.	•	Campbell Soup Company	•	Dole Food Company Inc.	•	Hormel Foods Corporation
•	Molson Coors Brewing Company	•	McCormick & Company, Inc.	•	The Hershey Company	•	Chiquita Brands International, Inc.
		•	Flowers Foods, Inc.	•	Brown-Forman Corporation
Based on the data presented to the compensation committee by Towers Watson and the analysis described above, the compensation committee has targeted base salary, annual and long-term cash incentive compensation, and equity incentive compensation for NEOs around the 50th percentile of market consensus based on nationally recognized compensation surveys and peer group comparison. The Company also targets the overall proportion of total variable compensation (i.e., compensation based on performance) and fixed compensation (i.e., base or guaranteed compensation) for each NEO to be consistent with the 50th percentile of the market consensus. In determining the level of compensation provided to its NEOs, the compensation committee not only considers the Company’s independent performance, but also evaluates the Company’s comparative performance against peer group companies, taking into account sales growth, growth in earnings per share (“EPS”), and share price performance, among other factors. In addition, the compensation committee considers the Company’s geographic locations, including the greater Miami area, where there is significant competition for employees in the global agricultural and consumer products industries. The compensation committee also evaluates individual NEO experience, seniority, and performance, based on both objective and subjective measures, on an annual basis and may award merit salary increases as a result of these assessments. This approach ensures that the Company’s compensation programs will enable it to remain competitive in its markets and reward individual NEO performance.
While the compensation committee targets cash compensation and equity awards in the 50th percentile of the peer group, the compensation committee recognizes the Company’s desire to keep the best talent in its executive management team. To retain and motivate these key individuals, the compensation committee may determine that it is in the best interests of the Company to negotiate or award total compensation that may deviate from the general benchmark targets described above. Actual pay for each executive is determined based on this premise and is driven by the performance of the executive over time and the annual performance of the Company. Equity grant guidelines are then set by job level, using market survey data and current guidelines to determine the appropriate annual grant levels for the upcoming year.
The Company provides Messrs. Abu-Ghazaleh and El-Naffy with greater total compensation and benefits (including post-employment benefits) than those provided to other NEOs to reflect the increased level of responsibility and risk faced by Mr. Abu-Ghazaleh as the Company’s Chairman and Chief Executive Officer and Mr. El-Naffy as its President and Chief Operating Officer. Mr. Abu-Ghazaleh’s compensation also differs as a direct result of the compensation committee’s review of peer group compensation data, and reflects the competitive nature of compensation paid to chief executive officers within the peer group. The compensation committee believes that Mr. Abu-Ghazaleh’s and Mr. El-Naffy’s competitive compensation packages are important to motivate and retain them as the highly valued top two executives of the Company.
The comparisons and percentile rankings in this section are based on the most current data available to the Company, generally calculated based on an analysis performed by Towers Watson in October 2013.
Base Salary
The base salary component of the Company’s compensation program is designed to provide its NEOs with total base salary that is close to the median or 50th percentile among peer group companies. In establishing this target percentile, the compensation committee has relied on peer group data included in Towers Watson’s written reports. The Company pays base salaries at the levels established by the compensation committee based upon the Company’s compensation philosophy.
The compensation committee determined that our Chief Executive Officer, Mr. Abu-Ghazaleh, would receive no salary increase in fiscal year 2013. Although his base salary of $1,200,000 has remained unchanged since 2003, the Chief Executive Officer’s base salary is currently 20% above the market median, and the compensation committee accordingly does not believe that an increase is warranted at this time.
Our President and Chief Operating Officer’s employment agreement with the Company was established in 1997 and provided for a minimum base salary of $800,000. Effective May 1, 2005, his base salary was adjusted to $1,000,000, which while 33.3% above the market median, the compensation committee believes is warranted by the responsibilities and duties that he performs for the Company. The compensation committee does not believe that an increase is warranted at this time.
The Company’s other NEOs do not have employment agreements. Each year, base salary increases for the NEOs are determined based upon Towers Watson review of market median compensation and a subjective evaluation of the performance of the NEOs as assessed by the compensation committee, the President and Chief Operating Officer and the Chief Executive Officer, as well the NEO’s experience, commitment to corporate core values and potential for advancement. No formulaic base salary increases are provided to the NEOs.
The compensation committee, with the advice and recommendation of the President and Chief Operating Officer, determines salary increases for all NEOs in the first quarter of each year. During 2013, base salary increases effective January 1, 2013 were awarded to the NEOs as follows: Mr. Contreras' base salary was increased 2.5% from $400,000 to $410,000; Mr. Rice’s base salary was increased 5% from $400,000 to $420,000; and Mr. Yock’s base salary was increased by 5% from $452,455 to $469,955. Mr. Yock's base salary fluctuates due to currency exchange rates as he is based in Costa Rica. The salary stated here is based on the exchange rate that was used for purposes of our spring 2013 proxy statement. For fiscal year 2013, our NEOs’ base salaries were in the following percentages of the market median base salary paid to executives in the same (or the most similar) position: Richard Contreras, Senior Vice President and Chief Financial Officer, 26% below market median; Paul Rice, Senior Vice President, North America, Operations, 12% below market median; and José Antonio Yock, Senior Vice President, Central America, 1% above market median.
On February 19, 2014, the compensation committee with the advice and recommendation of the President and Chief Operating Officer, approved base salary increases to the NEOs effective January 1, 2014 as follows: Mr. Contreras' base salary was increased by 1.95% from $410,000 to $418,000; Mr. Rice's base salary was increased by 2.38% from $420,000 to $430,000; and Mr. Yock's base salary was increased by 1.8% from $471,073 to $479,557. Mr. Yock's base salary fluctuates due to currency exchange rate as he is based in Costa Rica. The salary stated here is based on the exchange rate used for purposes of this proxy statement.

Annual Cash Incentive Awards
Annual cash bonuses for NEOs are determined under the terms of the Company’s annual incentive plans or in accordance with such officer’s respective employment contract as illustrated in the chart below. The Company’s annual cash bonus and incentive award plans are designed to reward the NEO for his contribution to the Company’s achievement of its financial goals and to reflect, at least in part, the executive’s overall job performance. The compensation committee reviews the status and forecasted amounts of the annual incentive bonus plans for the Chief Executive Officer and the NEOs on a quarterly basis.

Annual Bonus & Incentive Awards
Chief Executive Officer
Annual Incentive based on
Chief Operating Officer
NEO other than CEO & COO
2011 Performance Incentive Plan
1997 Employment Agreement
2010 Performance Incentive Plan
for Senior Executives
Earnings per share
Total Revenues
Return on equity
Net After Tax Profit
Individual Strategic Goals

The Chief Executive Officer

In 2011, the Board approved the implementation of a 2011 Performance Incentive Plan (the “CEO PIP”), the sole participant of which is the Chief Executive Officer. The CEO PIP was designed to make the Chief Executive Officer’s annual performance objectives more relevant to the Company’s current economic and operational environment and its current business initiatives. The CEO PIP allows the compensation committee to establish annual performance goals targeting key performance objectives that it believes are relevant to the Company’s desired business results for the coming year. These performance goals may include such objectives as before or after tax net income, earnings per share, book value per share, stock price, return on stockholder’s equity, expense management, improvement in capital structure, profitability of an identifiable business unit or product, business growth, before or after tax profit margins, budget comparisons, total return to shareholders, market share, relative performance against peers, or any similar metric. In recognition of the nature of the Company's business, the CEO PIP also provides that the committee may, in its sole discretion, make adjustments in determining actual performance against specified objectives by considering the impact of unexpected or extraordinary events or occurrences, such as restructuring charges, facility closure costs, discontinued operations, asset impairment charges, the effect of foreign currency fluctuations outside of specified parameters, cumulative effects of accounting changes, certain weather related impacts, losses on debt extinguishment, the cost and impact of governmental investigations or proceedings, including fees and penalties to the extent such investigations result in no findings of illegal behavior on the part of the Company or the CEO, items reflected on the financial statements as “Other Income or Expense”, and the impact of new accounting standards or income tax regulations, as long as such adjusted items are objectively determinable by reference to the Company’s financial statements or notes thereto or management’s discussion and analysis of financial results in its annual report.
The CEO PIP provides for the amount of an award to be calculated based upon the "Corporate Achievement Factor" multiplied by a Target Award equal to 100% of the CEO's annual base salary, which is then multiplied by an "Individual Performance Factor." The Corporate Achievement Factor is the weighted average of the actual achievement against the financial performance objectives established by the Committee at the beginning of the year subject to a maximum achievement of 125%. The Individual Achievement Factor, determined based upon the committee’s evaluation of the CEO's performance measured against individual performance objectives may not exceed 200% and is established by the compensation committee at the beginning of the year at a fixed level. At the end of the year, the committee determines the percentage attributable to the Individual Achievement Factor to reflect the actual performance of the CEO during the period. The maximum award payable to our Chief Executive Officer for any one year under the CEO PIP is the lesser of (i) 250% of the CEO's annual base salary, and (ii) $3,000,000.

The CEO PIP contains claw back provisions in the event that an award is granted based upon incorrect data in the Company's financial statements that are required to be restated due to material noncompliance with applicable accounting and disclosure standards.
For 2013, the committee established as equally weighted performance goals, specified levels of earnings per share, revenue, and return on equity. The committee established the Individual Performance Factor at 100% subject to adjustment based on evaluation of the CEO's individual performance for the year. The committee also established a minimum "threshold" level of profitability below which no award would be earned for 2013 of $80 million. The committee further established that no award would exceed 15% of the net income level as defined in the CEO PIP as the Threshold Amount.
For fiscal year 2013, the Company had total revenue of $3,683.7 million, adjusted EPS of $1.10, and adjusted return on equity of 3.5%, representing individual criteria achievements of approximately 102%, 65% and 67% respectively, compared to the pre-established objectives. Under the terms of the CEO PIP, the committee considers non-recurring items in calculating the achievement of each of the relevant factors. For fiscal year 2013, the committee considered one significant non-recurring , non-cash impairment charge related to the write down of the Prepared Goodwill and Trademark (Fiscal 2013 Adjustment). The minimum threshold of $80M profitability based on the adjusted results, however, was not met. As a result, the CEO received no incentive payment under this program for fiscal year 2013.
The President and Chief Operating Officer
The fiscal year 2013 bonus award for the President and Chief Operating Officer was established pursuant to his 1997 employment contract, which provides for an annual cash bonus equal to 2% of the first $20 million of the consolidated net after tax profits of the Company and 1.5% of any amounts of such profits in excess of $20 million. In determining the level of the Company's net after tax profits for purposes of calculating the Chief Operating Officer’s bonus award for 2013, the committee considered the Fiscal 2013 Adjustment. After taking into account this adjustment, for purposes of the Chief Operating Officer's employment contract, the Company had consolidated net after tax profits of $62.3 million, and as a result, the Chief Operating Officer was awarded a cash bonus of $1,035,275.

Other Named Executive Officers
The fiscal year 2013 incentive awards for NEOs (other than our Chief Executive Officer and President and Chief Operating Officer) were determined under the Fresh Del Monte 2010 Performance Incentive Plan for Senior Executives (the “Senior Executive PIP”) based on an assessment of individual performance.

In the first quarter of 2013, each NEO participating in the Senior Executive PIP, with the review, input and approval of our President and Chief Operating Officer and the compensation committee, established individual performance goals that formed the basis upon which his respective incentive award value would be determined. These goals were designed to reflect each executive’s area of responsibility within the Company and, to the extent possible, were generally structured to include an objectively measurable component (i.e., numeric or other criteria capable of independent measurement or satisfaction). Each goal was then assigned a specific percentage of that executive’s overall achievement value, with all goals totaling 100%. In 2013, no individual performance goal accounted for greater than 25% of any NEO’s total achievement value. Each NEO had between six and eight performance criteria upon which his annual bonus was based. Some of these criteria would create a payout only if the specific goal is met, while other performance criteria would provide for partial payment to the NEO upon partial achievement of the goal. Performance factors, which must be based on strategic objectives of the Company, for participants in the Senior Executive PIP who are business unit leaders, may include profitability, business growth, market share, production volume, or production costs, to name a few. For those participants who are in functional roles, performance factors may include cost of deliverable services and cost reduction, strategic project completions, implementation of new systems or processes, or implementation of improvements in functional area. Under the Senior Executive PIP, the maximum bonus amount for each participating NEO is 50% of annual base salary. The payout for 2013 is based on the table below:

Basis of Performance	% Award

Performance Factors as described above	35% of annual base salary

Company's EPS and Total Revenue Targets	15% of annual base salary

The target bonus percentage for NEOs, which is composed of 35% of salary at target and an additional 15% component based upon revenue and earnings per share targets, was established in 2009 based upon the recommendation of Towers Watson to move the NEOs’ PIP targets closer to the peer group median. Further, these additions were made to bring the other NEOs’ PIP goals in line with those established for the Chief Executive Officer and to better incentivize the participating executive to work for the overall success of the Company while at the same time achieving their respective individual performance goals.
As part of the Company’s annual employee performance appraisal process, our President and Chief Operating Officer provided, and our compensation committee took into account, an assessment of the individual performance of each participating NEO against his respective 2013 goals. In determining the relative level of achievement of the applicable corporate and individual performance factors for each NEO's incentive award for 2013, the committee considered the Fiscal 2013 Adjustment. The compensation committee concluded that the 2013 achievement values for NEOs participating in the Senior Executive PIP were between 51.25% and 83.10% of their respective functional goals and 83% of the collective EPS and total revenue goals, resulting in awards of between 30.39% and 41.54% of the NEO’s base salary. Actual incentive awards paid to our NEOs for performance during fiscal year 2013 in accordance with the Senior Executive PIP are set forth below in the Summary Compensation Table.
The Senior Executive PIP contains claw back provisions in the event that an award is granted based upon incorrect data in the Company's financial statements that are required to be restated due to material noncompliance with applicable accounting and disclosure standards.
Long-Term Incentive Awards
The Company sponsors the Del Monte Fresh Produce, Inc. Long-Term Incentive Plan (the "LTIP") for senior corporate officers, including NEOs. Each of the NEOs other than the Chief Operating Officer currently participates in the LTIP. The compensation committee established the LTIP, with the advice of its independent compensation consultant, to provide an incentive for executives to focus on the long-term sustainable growth of the Company by rewarding business decisions and actions over a longer term than the single year plans then in place. The compensation committee considers that the efforts of senior executives may not be adequately rewarded if decisions are made consistent with the Company’s business strategy that established a basis for significantly improved long-term performance of the Company, yet negatively affects operating results, and therefore annual cash incentive awards. Likewise, the compensation committee wishes to avoid plan designs that could incentivize executives to take actions that would result in short-term gain in order to bolster annual incentive compensation, without regard to the long-term best interests of the Company. At the time the LTIP was established, the compensation consultants also noted that the Company was the only company in the peer group not to have such a plan.
The LTIP allows for an award to be made to the participants by the compensation committee at the beginning of each fiscal year, with the final determination and payment of that award occurring at the end of the third year following the award’s grant and after such payment is approved by the compensation committee. The compensation committee reviews the status and forecasted amount of each outstanding LTIP of the Chief Executive Officer and the NEOs on a quarterly basis. The compensation committee may include or exclude the impact of certain items such as expenses related to restructuring or productivity initiatives, non-operating items, acquisition expenses and any other items of gain, loss or expense that may be determined to be extraordinary or unusual in nature or infrequent in occurrence. Unless otherwise provided in the award agreement, LTIP awards are paid in cash in the form of a single lump sum. LTIP awards may range from 50% to 150% of the target award depending upon the actual achievement level as measured against certain predetermined objectives.
The LTIP award for our Chief Executive Officer is calculated by measuring achievement in two categories. First, 50% of the LTIP award is calculated by measuring the total shareholder return (the “TSR”) of the Company versus that of its peer group over the three-year period. TSR includes share price change, as well as reinvested dividends. In order to avoid significant swings in TSR caused by anomalous events that might occur at the beginning or end of the measurement period, TSR is measured using the average closing prices of the Company’s shares and those of the peer group during the ninety day period which precedes the first and last days of the measurement period. The second half of the LTIP award is calculated by measuring the achievement of performance goals, which consist of one or more measurable strategic objectives established by the compensation committee and agreed to by the plan participants at the beginning of each award period. The LTIP performance goals established for the Chief Executive Officer are as follows:

•
For 2012-2014, the LTIP performance goals consist of two equally weighted strategic objectives related to return on invested capital, and operating income improvements in a specific business segment and geographic area.

•	For 2013-2015, the LTIP performance goals consist of two equally weighted strategic objectives related to revenue growth and production development in defined geographical areas.

•	For 2014-2016, the LTIP performance goals consist of two equally weighted strategic objectives related to achieving return on equity target and achieving sales growth in a specific market.
At the conclusion of 2013, the Chief Executive Officer received an award in the amount of $921,000 under the provisions of his 2011-2013 LTIP agreement. Under that agreement, 50% of the target award of 100% of salary was based upon the Company's share price meeting specific percentile levels against TSR of a pre-selected peer group and 50% was based upon the achievement of two equally weighted strategic objectives related to revenue growth and the success of a marketing project in a defined geographical area. Based upon the actual performance of the Company’s share price over the measurement period, the Chief Executive Officer received an award equivalent to $375,000 which is 31.25% of his salary. With regard to the portion of the LTIP related to the achievement of the two strategic objectives, the Company achieved 97% of its strategic objective relating to global revenue growth and achieved 85% of its strategic objective relating to the success of a marketing project in a defined geographical area. As a result, the LTIP award was determined to be 50% of salary times his 91% achievement attributed to two of his strategic goals. The LTIP award for this portion is equivalent to $546,000.
The strategic objectives for the 2012-2014, 2013-2015 and 2014-2016 LTIP awards for the Chief Executive Officer have specific numerical targets to measure accomplishments. Final determination of the amounts to be paid under these LTIP awards will occur following the end of 2014, 2015 and 2016 fiscal years, respectively.
Similarly, the 2011-2013 LTIP awards for Messrs. Yock, Rice and Contreras are calculated by measuring achievement in both TSR and specific measurable strategic objectives. The 2011-2013 LTIP strategic objectives for these NEOs consisted of two to three performance goals. The LTIP strategic objectives for Mr. Yock consist of two performance goals related to commercial production targets and a strategic cost management goal. Mr. Contreras’ strategic objectives for the LTIP consist of three performance factors related to improvements in working capital, implementation of new technology and a completion of a transformational strategy. The LTIP strategic objectives for Mr. Rice consists of three performance factors related to net sales growth, a cost containment program and growth in net income in North America operations.
At the conclusion of 2013, based on review and evaluation of their respective performance achievements, the 2011-2013 LTIP awards for Messrs. Yock, Rice and Contreras for their strategic objectives resulted in awards of between 40% to 71.8% of the corresponding award related to their strategic goals. The TSR component resulted in an award of 10.94% for each of the NEOs. Combining the TSR and the strategic goal component, the NEOs were awarded a range of 17.94% to 23.51% of base salary in accordance to their 2011-2013 LTIP. Actual LTIP incentive awards paid to our NEOs under the 2011-2013 LTIP award are set forth below in the Summary Compensation Table.
The 2012-2014 LTIP award for Messrs. Yock, Rice and Contreras is calculated by measuring achievement in both TSR and specific measurable strategic objectives. The 2012-2014 LTIP strategic objectives for these NEOs consisted of two to five performance goals. The LTIP strategic objectives for Mr. Yock consist of two performance goals related to a major procurement and sourcing strategy. Mr. Contreras’ strategic objectives for the LTIP consist of five performance factors related to return on invested capital, two financial related strategic programs, improvement in financial processes and a strong fiscal control program. The LTIP strategic objectives for Mr. Rice consist of four performance factors related to three new product line programs and a strategic cost improvement in our North America operations. Final determination of the amounts to be paid under the 2012-2014 LTIP awards for Messrs. Yock, Rice and Contreras will occur following the end of 2014 fiscal year.
The 2013-2015 LTIP award for Messrs. Yock, Rice and Contreras is calculated by measuring achievement in both TSR and specific measurable strategic objectives. The 2013-2015 LTIP strategic objectives for these NEOs consisted of four to five performance goals. The LTIP strategic objectives for Mr. Yock consist of four performance goals related to a major growth and operational projects in specific geographic areas. Mr. Contreras’ strategic objectives for the LTIP consist of five performance factors related to implementation of global accounting systems and specific global cash recoveries. The LTIP strategic objectives for Mr. Rice consist of four performance factors related to developing new markets and improvement of revenue and operating income in specific business segments of North America. Final determination of the amounts to be paid under the 2013-2015 LTIP awards for Messrs. Yock, Rice and Contreras will occur following the end of 2015 fiscal year.
The 2014-2016 LTIP award for Messrs. Yock, Rice and Contreras is calculated by measuring achievement in both TSR and specific measurable strategic objectives. The 2014-2016 LTIP strategic objectives for these NEOs consisted of three to four performance goals. The LTIP strategic objectives for Mr. Yock consist of three performance goals related to major growth and operational projects in specific geographic areas, and increase in production volume for a specific business segment. Mr. Contreras’ strategic objectives for the LTIP consist of four performance factors related to implementation of enterprise resource planning system, implementing efficiencies in certain key processes, achieving efficiency in working capital and completion of a transformational strategy. The LTIP strategic objectives for Mr. Rice consist of three performance factors related to developing new commodity program, improvement of revenue and operating income in North America and achieving efficiencies in a key growth business area. Final determination of the amounts to be paid under the 2014-2016 LTIP awards for Messrs. Yock, Rice and Contreras will occur following the end of 2016 fiscal year.
The LTIP contains claw back provisions that permit the compensation committee to require the repayment of any LTIP award received by a participant in the event that the financial results that determined the award are subsequently determined to be in error or are required to be restated. Further, the maximum amount that can be paid to any individual participant with respect to any particular award period cannot exceed $6 million.
Equity Awards
In order to create a properly balanced compensation program, the compensation committee utilizes both compensation that provides incentive for short-term gain, such as the annual incentive program, and compensation that provides incentive for longer-term growth, such as participation in the LTIP and the grant of equity awards. Each NEO is eligible to receive an annual equity compensation award. The Company believes, based on its performance-based approach to compensation, that equity ownership in the Company is important to tie the level of compensation to the performance of the Ordinary Shares and shareholder gains; the Company believes this is particularly important for NEOs. Because equity compensation awards vest over a period of years, they also provide a retention component and create an incentive for executives to create sustained growth.
Guidelines for the number of stock option awards granted to each NEO are determined using a procedure approved by the compensation committee based upon the executive officer’s position and responsibilities, job level, performance, and the value of the award at the time of grant. In addition, the compensation committee may consider peer group data presented in Towers Watson’s reports in making such awards. As a result, additional grants other than the annual award may be made following a significant change in job responsibility or in recognition of a significant achievement. The compensation committee generally does not consider the number of options already held by NEOs when making grants, as it believes that awards should be given based on successful job performance and should not be discounted on account of accumulated equity value. Further, the compensation committee believes that competitors, who may try to hire the Company’s NEOs would not give full credit for existing equity ownership in the Company and, to remain competitive, similarly do not take into account previous awards when approving new grants. Prior to 2011, it was the Company’s practice to issue only stock options as equity awards to its NEOs.
Based on approval by the shareholders of the 2011 Omnibus Share Incentive Plan ("2011 Omnibus Plan") at the Company's 2011 annual meeting, the Company is able to grant restricted shares and other types of equity awards as well as continue to award share options to its officers and key employees. The proposed expansion of the types of equity awards is the result of a finding by Towers Watson in their 2010 study that a majority of our peer group companies have plans that allow the granting of restricted shares, restricted stock units and performance shares to key executives while the Company did not and, as a result, the Company may find itself at a disadvantage to its competitors in attracting and retaining the best people. The Compensation Committee also believes that the use of restricted share awards is less dilutive to existing shareholders than options and that the use of restricted shares also reduces the potential incentive to take excessive risk in order to maximize the value of option awards. Because the 2011 Omnibus Plan has limited shares available for additional grants, the Company is recommending the approval of the 2014 Omnibus Incentive Plan in order to continue to have a platform for making equity compensation awards. See Exhibit A on page A-1.
In fiscal year 2013, the Company granted stock options to the Chief Executive Officer under the terms of the 2011 Omnibus Plan during a meeting held in the first quarter of the year. The Company's 2011 Omnibus Plan has a four-year vesting schedule in order to provide an incentive for continued employment and long-term growth of the Company. All stock options granted under this plan expire 10 years from the date of grant. The exercise price of options granted under the 2011 Omnibus Plan is equal to the closing price of the Ordinary Shares on the NYSE on the date of the grant.
During a meeting held in the third quarter of the year, the Company granted stock options to its NEOs (except the CEO) and other Company employees under the terms of the 2011 Omnibus Plan. These stock option grants have terms and provisions as described above for the CEO. These awards provide a reasonable time frame to align the NEO’s goals with the long-term price appreciation of the Company’s shares.
On February 20, 2013, the Company awarded restricted stock units ("RSUs") to its NEOs that are subject to the achievement of a specific performance objective and certain service requirements. The performance objective is based on a specific EBITDA goal for the 2013 fiscal year with a minimum threshold at 80% target achievement. The percentage of the award earned based on achievement of the fiscal 2013 performance goal will then vest equally over the three year period on each anniversary of the grant date, subject to the grantee's continued employment with the Company. Each NEO may earn between 80% to 100% of the restricted stock unit award corresponding to their aggregate EBITDA performance objective achievement. For fiscal year 2013, the EBITDA goal was $185 million. For this purpose, calculation of the level of achievement is based on adjusted EBITDA of the Company taking into consideration all impairment and other charges reported in the Form 10-K. On this basis, achievement exceeded 100% of target. The Committee also reviewed the level of achievement of EBITDA as adjusted for only the non-cash impairment charges considered for purposes of the cash incentive awards, which would have resulted in 95.6% achievement. Based on this review, the Compensation Committee certified, approved and recommended to the Board the achievement of the EBITDA target at a 100%.
In addition, on February 19, 2014, the Company awarded restricted stock units ("RSUs") to its NEOs that are subject to the achievement of a specific performance objective and service requirements. The performance objective is based on a specific EBITDA goal for the 2014 fiscal year with a minimum threshold at 80% target achievement. The percentage of the award earned based on achievement of the fiscal 2014 performance goal will then vest equally over the three year period on each anniversary of the grant date, subject to the grantee's continued employment with the Company. Each NEO may earn between 80% to 100% of the restricted stock unit award corresponding to their aggregate EBITDA performance objective achievement.
Actual stock option awards to our NEO's for fiscal year 2013 are reflected below in the Grant of Plan-Based Awards Table.
Post-Termination Benefits
To promote stability and continuity of management direction, in 2003, the Company adopted the Executive Retention and Severance Agreements for the Chief Executive Officer and the President and Chief Operating Officer. The Company feels that the creation of these agreements is imperative to the retention of our Chief Executive Officer and our President and Chief Operating Officer because they reflect customary market practices. The Company does not generally enter into written severance agreements for any of its employees unless it is mandated to do so by local statutes and has not entered into such an agreement with any other NEOs; however, the Company decided to establish severance agreements for the two most senior executives of the Company, as retention of these two officers is of paramount importance to the continued stability of the Company.
As further described under the heading “Potential Payments Upon Termination or Change-in-Control,” the severance agreements of our Chief Executive Officer and our President and Chief Operating Officer provide that they are entitled to certain cash consideration, an enhanced payment to take into effect any taxes due on the consideration, and other benefits in the event their employment is terminated by the Company other than for “cause,” if they terminate their employment for “good reason,” or if they are terminated in connection with a change in control, in each case such payments and benefits are conditioned upon the execution by them of a general release of all claims. These agreements also provide for consideration and benefits in the event of a termination of employment by reason of death or disability. Both executives also agreed to a two-year period following the termination of their employment during which they cannot solicit the Company’s employees, distributors, vendors or customers.

The severance agreements each have a “double trigger” change in control policy; both a change in control and the termination of the executive’s employment must occur before such payment is triggered. This policy may increase the consideration paid to the shareholders for the Company in the event of a change in control because no mandatory lump-sum payments are triggered solely by the change in control alone, thus providing the acquiring company with the flexibility to retain the executives at their discretion. The compensation committee also intends that this “double trigger” change in control policy will provide fair and equitable compensation in the event of a termination following a change in control. By providing reasonable severance in the event of a termination of employment upon a change in control, the compensation committee intends to provide each covered officer with compensation that is sufficient to mitigate the risk of employment loss and encourage him to assist in undertaking the transaction. The amount of the severance is balanced against the Company’s need to be responsible to its shareholders, and also takes into account the potential negative impact such severance payments may have on the acquiring party in a change in control transaction. The severance agreement for the Chief Operating Officer contains a provision requiring the company to reimburse for IRS Section 280G excise tax and applicable taxes thereon attributed to a change in control.

The specified levels of post-termination benefits for the Chief Executive Officer and President and Chief Operating Officer were determined by the compensation committee to be appropriate for each of the two individuals based on each person’s duties and responsibilities with the Company and were the result of arm’s-length negotiations. The Company determined the different levels to be appropriate and reasonable when generally compared to post-termination benefits provided by the Company’s peers to executives with the same title and similar levels of responsibility. The Company believes that these benefits take into account the expected length of time and difficulty the individual may experience in trying to secure new employment.
Both Mr. Contreras and Mr. Rice are covered by the Company’s general severance policy applicable to U.S. employees, which provides a maximum of six month’s severance based upon the years of service of each participant. Mr. Yock, pursuant to Costa Rican statutes, upon any termination of employment or retirement, other than a termination by the Company for cause, will be entitled to receive an amount equal to one month of base salary for every year of service with a maximum credit of eight years of service. In order to meet this obligation, the Company has established a Solidarity Program Account funded by both an individual and a Company contribution. Upon a termination of employment other than by the Company for cause, Mr. Yock will receive the greater of (i) the total contributions in his Solidarity Account and (ii) the severance due pursuant to local law. In addition, Mr. Yock participates in the Company’s Latin American Retirement Plan under which he will receive $120,000 per year for 10 years following his retirement directly from the Company. Should Mr. Yock not survive for that full period, his estate will be paid any remaining amounts in a lump sum.
Other Benefits
No significant pension or welfare benefits are available to NEOs other than the broad-based 401(k) plan, health and welfare benefits, and life insurance that are generally available to most of the Company’s full-time employees, or with respect to Mr. Yock, generally available to most of the Company’s regional full-time employees, except as provided below.
Life Insurance Benefits
The Company provides Mr. Abu-Ghazaleh a term life insurance policy with an annual premium of $42,866 providing for payment of $3 million to his designated beneficiaries upon his death. The Company provides Mr. El-Naffy with a term life insurance policy with an annual premium of $48,611 providing for payment of $2.5 million to his designated beneficiaries upon his death. Please see the information under the heading “Employment Agreements with NEOs” below for additional details regarding the benefits provided to Mr. El-Naffy pursuant to his employment agreement.
Other Benefits
Other than Mr. Contreras and Mr. Rice, the Company provides each NEO with a Company car. The amounts quantified in the Summary Compensation Table as car benefits are included in “All Other Compensation,” and include the amount that the Company recognized as an expense for fiscal year 2013 for each car (where leased, the annual cost of the lease; where owned by the Company, the depreciation of the car for that year), including the maintenance, insurance and gasoline for that car.
Policies with Respect to Equity Compensation Awards
The compensation committee evaluates the allocation of equity awards by reference to the Company’s peer group and the performance of the individual and the Company, as discussed above. The 2011 Omnibus Plan provides that the Company must grant all equity incentive awards with an exercise price equal to the fair market value as determined by the closing sales price for the Ordinary Shares on the NYSE on the date of the grant.
The compensation committee has established a policy that annual option awards for its Chief Executive Officer will generally be granted on the date of the board meeting immediately following the release of its financial results for the fiscal year, which usually occurs in February. For 2013, the grant date for the annual option award to its Chief Executive Officer was February 20, 2013. With regard to option award grants for all other NEOs, these are normally granted during the third quarter meeting usually held end of July or beginning of August. For 2013, the option grants for NEOs, other than the Chief Executive Officer were made on July 31, 2013. Beginning in 2013, the compensation committee established a policy that annual restricted share unit awards will be granted on the first board meeting of the year which is normally held in February. For fiscal year 2013, the grant date for the annual restricted share award to its Chief Executive Officer and the NEOs was February 20, 2013. Further details on this restricted share awards are described under the heading Equity Awards.
The 2011 Omnibus Share Incentive Plan includes a formal claw back policy permitting the board to require repayment of any award if it is later determined that such award was made based upon incorrect data in the Company's financial statements that are required to be restated due to material noncompliance with applicable accounting and disclosure standards.
Share Ownership Requirements for NEOs
The Company implemented a share ownership policy for NEOs on November 2, 2011. Under this share ownership policy, each NEO is required to own a specified multiple of his annual base salary corresponding to its value in Company shares. The Chief Executive Officer is required to own five times his base salary. The President and Chief Operating Officer is required to own three times his base salary. For the other NEOs, they are required to own two times their base salaries. Each NEO is required to meet this share ownership guideline within five years from November 2, 2011. For purposes of determining whether share ownership requirement has been met, the Company will use the grant price value of the share to calculate the percent of ownership as against the respective multiples of NEOs base salary requirement.
Risk Considerations in our Overall Compensation Program
The compensation committee annually considers the potential for the company’s incentive compensation programs to motivate employees to undertake unnecessary or excessive risk taking. The committee has reviewed management’s risk assessment of the Company’s compensation programs for its senior executives and its employees generally and has concluded that these programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The committee believes that excessive risk taking is further mitigated by the use of multiple objectives which serve to limit the potential benefit of any single episode of excessive risk taking; that all incentive calculations are based upon validated financial data; that all computations and recommendations are subject to multiple levels of review including local, regional, corporate, and board level reviews; that the status and anticipated payouts for the NEOs are reviewed by the compensation committee quarterly; and that there are caps on the amount of payments to any single individual under most of the Company's compensation plans and arrangements; and that the programs include claw back provisions in the event that an award is granted based upon incorrect data.
Tax Considerations
For U.S. income tax purposes, Section 162(m) limits the Company’s tax deduction for annual compensation in excess of $1,000,000 paid to our Chief Executive Officer and any of our three other most highly compensated executive officers, other than our Chief Financial Officer. However, performance-based compensation that has been approved by our shareholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon the attainment of pre-established, objective performance goals and the committee of the board that establishes such goals consists only of “outside directors.” All members of the compensation committee qualify as outside directors for purposes of Section 162(m).
The compensation committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. The deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights or termination of employment. Interpretations of and changes in applicable tax laws and regulations, as well as other factors beyond the compensation committee’s control, also can affect the deductibility of compensation.
While the tax impact of any compensation arrangement is one factor to be considered, this impact is evaluated in light of the compensation committee’s overall compensation philosophy and objectives. The compensation committee will consider ways to preserve the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. From time to time, the compensation committee may award compensation to our executive officers that is not fully deductible if it determines that the award is consistent with its philosophy and is in our shareholders’ best interests, such as time vested grants of restricted shares or grants of incentive stock options.

COMPENSATION TABLES
Summary Compensation Table
The following table shows, for the fiscal year ended December 27, 2013, compensation awarded to, paid to, or earned by, our NEOs, consisting of the Company’s Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)		(h)	(i)	(j)
Mohammad Abu-Ghazaleh Chairman and CEO	2013	1,195,385	—	1,351,174	1,349,180	921,000	(6)	—	120,217	4,936,956
	2012	1,190,769	—		1,312,150	3,567,000		—	97,128	6,167,047
	2011	1,195,385	—	1,239,001	1,461,880	2,742,000		—	91,373	6,729,639
Richard Contreras SVP and CFO	2013	408,308	—	270,236	211,500	198,153		—	23,660	1,111,857
	2012	396,923	—		211,000	289,400		—	21,480	918,803
	2011	398,462	—	247,805	171,400	192,400		—	10,254	1,020,321
Hani El-Naffy President and COO	2013	996,154	—	810,734	1,692,000	1,035,275	(7)	—	121,556	4,655,719
	2012	992,308	—		1,519,200	2,348,428		—	116,814	4,976,750
	2011	996,154	—	743,390	1,714,000	1,729,000		—	96,521	5,279,065
José Antonio Yock SVP, Central America (8)	2013	433,512	36,076 (9)	270,236	211,500	245,947		—	127,082	1,324,353
	2012	414,441	34,209		211,000	269,165		35,004	122,768	1,086,587
	2011	369,944	30,792	247,805	171,400	151,976		79,680	108,162	1,159,759
Paul Rice SVP, N.A. Operations	2013	418,155	—	270,236	211,500	273,210		—	23,660	1,196,761
	2012	396,827	—		211,000	290,880		—	21,480	920,187
	2011	373,558	—	247,805	171,400	234,844		—	10,254	1,037,861
 _______________

(1)
These amounts reflect the full grant date fair value dollar amount computed in accordance with ASC Topic 718 on “Compensation - Stock Compensation.” The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2013. Those assumptions can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2013. On February 20, 2013, the Company awarded restricted stock units to its NEOs at a grant date price of $26.52 per share under the 2011 Omnibus Plan. The RSUs are subject to meeting minimum performance criteria as recommended by the Compensation Committee and approved by the Board. RSUs are eligible to earn Dividend Equivalent Units ("DEUs") equal to the cash dividend paid to ordinary shareholders. DEUs are subject to the same performance and service conditions as the underlying RSUs and may be forfeited. The amounts included in the table are based on the "probable outcome" that 100% of the performance goals would be achieved, which is the maximum amount of this award plus DEUs.

(2)
These amounts reflect the full grant date fair value dollar amount computed in accordance with ASC Topic 718 on “Compensation - Stock Compensation.” The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2013. Those assumptions can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2013.

(3)
Except for Mr. El-Naffy’s award, the amounts shown in this column are cash awards earned in fiscal year 2013 under the Senior Executive Performance Incentive Plan and 2011-2013 Long Term Incentive Award Agreements for Messrs. Contreras, Rice and Yock; and the 2011-2013 Long Term Incentive Plan Award Agreement for Mr. Abu-Ghazaleh. These awards are discussed in further detail in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards and Long-Term Incentive Awards.”

For Mr. Abu-Ghazaleh, the amount was approved by the compensation committee as discussed in further detail in the section captioned as Chief Executive Officer under the heading “Compensation Discussion and Analysis – Long Term Incentive Awards.” Mr. Abu-Ghazaleh did not receive an annual incentive award under the CEO PIP. For Mr. Contreras, the amount reflects achievement of 51.3% of his annual performance goals for 2013 and 40% of his strategic long term objectives; for Mr. Yock, the amount reflects 57.3% achievement of his annual performance goals for 2013 and 50% achievement on his strategic long term objectives and for Mr. Rice, the amount reflects achievement of 83.1% of his annual performance goals for 2013 and 71.8% of his strategic long term objectives. In addition to their annual individual performance achievements, for Messrs. Contreras, Yock and Rice, the amount includes the achievement of 83% of their collective annual EPS and Net Sales goals. For the LTIP, the TSR goal was partially achieved resulting to an award of 10.94% of base pay for Messrs. Yock, Rice and Contreras and 31.25% of base pay for the CEO.

(4)
The amounts shown in this column for Mr. Yock reflect the aggregate change in the present value of Mr. Yock’s accumulated benefit under the Latin American Retirement Plan and is further described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Post-Termination Benefits” and in the footnotes to the table under the heading “Post-Employment Compensation—Pension Benefits.” The amounts reflected for 2013, 2012 and 2011 are based on the present value calculations of $994,224 for 2013 minus the present value calculation of $1,018,368 for 2012, which results in a negative change in pension value of ($24,144) for 2013, $1,018,368 for 2012 minus the present value calculation of $983,364 for 2011 and of $983,364 for 2011 minus the present value calculation of $903,684 for 2010, respectively, as determined by Mercer. Discount rates used were U.S.-based as the benefit is payable in U.S. dollars. Since the 2013 change in present value is negative, there is no value reflected for 2013.

(5)
The All Other Compensation column includes perquisites and other personal benefits. The amounts quantified below as car benefits include the amount that the Company recognized as an expense for fiscal year 2013 for each car (where leased, the annual cost of the lease; where owned by the company, the depreciation of the car for that year), including the maintenance, insurance, and gasoline for that car. The amount for Mr. Abu-Ghazaleh includes an annualized car benefit of $72,716, term life insurance policy at an expense to the Company of $42,701, medical and dental insurance premiums of $3,944 and $856 respectively. The amount for Mr. El-Naffy includes an annualized car benefit of $55,036; a term life insurance policy at an expense to the Company of $48,424; and the Del Monte Fresh Produce Health and Welfare Plan plus 401(k) employer match, both at an expense to the Company of $18,096. The amount for Mr. Yock includes a car benefit of $42,600, and personal security services at his place of residence and driver services in the amount of $75,954, medical, life insurance and local pension plan in the amount of $8,528. The amounts for Mr. Contreras and Mr. Rice includes the Del Monte Fresh Produce Health and Welfare Plan plus 401(k) employer match, both at an annualized expense to the Company of $23,660.

(6)
Reflects Mr. Abu-Ghazaleh’s total aggregate bonus based on the 2011-2013 Long Term Incentive Plan Award Agreement. This award is discussed in further detail in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Long-Term Incentive Awards.” For 2013, the amount paid out was $921,000 for the LTIP. As noted above, there is no award under the CEO PIP.

(7)
Reflects Mr. El-Naffy’s bonus based on his 1997 Employment Contract as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards.”

(8)
As Mr. Yock is located in Costa Rica, a portion of his salary is paid in colones (Costa Rican local currency). These were converted to U.S. dollars at a conversion rate of 502.06 colones to $1.00, based on the closing exchange rates listed by The Wall Street Journal on December 27, 2013. In 2013, Mr. Yock’s base salary was increased by 3.86% from $453,573 to $471,073. In 2011 and 2012, the currency exchange rate was based on proxy rates of 500.52 colones and 507.54 colones, respectively.

(9)
This payment is a “13th month payment” required by law in Costa Rica, which was paid in U.S. dollars and local currency. The 13th month payment is equal to one additional monthly base salary payment and is required to be paid near the end of the calendar year.

Grants of Plan-Based Awards
The following table shows for the fiscal year ended December 27, 2013, certain information regarding grants of plan-based awards to the NEOs:

Name	Plan	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Equity Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Mohammad Abu-Ghazaleh Chairman and CEO	2011 Performance Incentive Plan for Chief Executive Officer	1/1/2013	600,000	1,200,000	3,000,000	—	—	—	—	—
	2011-2013 LTIP	1/1/2013	600,000	1,200,000	1,800,000	—	—	—	—	—
	2011 Omnibus Plan	2/20/2013	—	—	—	40,000	50,000	161,000 (4)	26.52	1,349,180
Richard Contreras SVP and CFO	2011 Omnibus Plan	7/31/2013	—	—	—	—	—	25,000	28.09	211,500
	2011 Omnibus Plan	2/20/2013	—	—	—	8,000	10,000	—	—	—
	2011-2013 LTIP	1/1/2013	—	—	143,500	—	—	—	—	—
	2010 Performance Incentive Plan for Senior Executives	1/1/2013	—	205,000	—	—	—	—	—	—
Hani El-Naffy President and COO	2011 Omnibus Plan	2/20/2013	—	—	—	24,000	30,000	—	—	—
	2011 Omnibus Plan	7/31/2013	—	—	—	—	—	200,000	28.09	1,692,000
José Antonio Yock SVP, Central America	2011 Omnibus Plan	7/31/2013	—	—	—	—	—	25,000	28.09	211,500
	2011 Omnibus Plan	2/20/2013	—	—	—	8,000	10,000	—	—	—
	2011-2013 LTIP	1/1/2013	—	—	164,876	—	—	—	—	—
	2010 Performance Incentive Plan for Senior Executives	1/1/2013	—	235,537	—	—	—	—	—	—
Paul Rice SVP, N.A. Operations	2011 Omnibus Plan	7/31/2013	—	—	—	—	—	25,000	28.09	211,500
	2011 Omnibus Plan	2/20/2013	—	—	—	8,000	10,000	—	—	—
	2011-2013 LTIP	1/1/2013	—	—	147,000	—	—		—	—
	2010 Performance Incentive Plan for Senior Executives	1/1/2013	—	210,000	—	—	—	—	—	—
_______________

(1)
Reflects potential value of the payout pursuant to the terms of the plan awards for the 2013 fiscal year under the CEO PIP and 2011-2013 LTIP for our Chief Executive Officer, Mr. Abu-Ghazaleh and the Senior Executive PIP and 2011-2013 LTIP for the other NEOs, as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Awards” and "Long Term Incentive Awards."

(2)
On February 20, 2013, the Company awarded restricted stock units to its NEOs with a grant date price of $26.52 per share under the 2011 Omnibus Plan. The RSUs are subject to meeting target performance goal of $185 million in EBITDA for fiscal year 2013 with a minimum threshold at 80% target achievement. Each NEO may earn between 80% to 100% of the restricted stock unit award corresponding to achieving the EBITDA performance goal. The performance goal for this award has been met as explained in the section captioned Executive Compensation under the heading "Compensation Discussion and Analysis --Equity Awards."

(3)
On July 31, 2013, the Company granted its NEOs (except our CEO), stock options under the 2011 Omnibus Plan. This grant was in accordance to the Company's practice of granting options to its employees during the third quarter meeting of the year. Further details of these options are described in the section captioned Executive Compensation under the headings “Compensation Discussion and Analysis—Equity Awards” and “—Policies with Respect to Equity Compensation Awards.” The amounts reflect the grant date fair value dollar amount computed in accordance with ASC Topic 718 on “Compensation - Stock Compensation.” The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2013. Those assumptions can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2013.

(4)
On February 20, 2013, the Company granted Mr. Abu-Ghazaleh 161,000 options. The grant was made pursuant to the 2011 Omnibus Share Incentive Plan. Further details of the options are described in the section captioned Executive Compensation under the headings “Compensation Discussion and Analysis—Equity Awards” and “—Policies with Respect to Equity Compensation Awards.” The amounts reflect the grant date fair value dollar amount computed in accordance with ASC Topic 718 on “Compensation - Stock Compensation.” The assumptions used in determining these valuations are the same as those used in our financial statements for fiscal year 2013. Those assumptions can be found in Note 15 to the consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2013.

In the event of a change in control of the Company, the 1999 Share Incentive Plan and the 2011 Omnibus Plan provide that all outstanding options and restricted stock units automatically become fully vested, exercisable or payable, as applicable.

Outstanding Equity Awards at Fiscal Year-End
The following table shows for the fiscal year ended December 27, 2013, certain information regarding outstanding equity awards at fiscal year-end for our NEOs.

	Option Awards (1)					Stock Awards (2)
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
(a)	(b)	(c)		(d)	(e)	(f)		(g)
Mohammad Abu-Ghazaleh Chairman and CEO	161,000	—		29.8400	4/27/2015	—		—
	161,000	—		33.9700	2/27/2018	—		—
	—	32,200	(3)	20.1300	3/3/2020	—		—
	96,600	64,400	(4)	26.6700	3/2/2021	—		—
		96,600	(5)	22.4600	2/28/2022	—		—
	32,200	128,800	(6)	26.5200	2/20/2023	—		—
	—	—		—		16,975	(7)	418,943
	—	—		—		50,905	(8)	1,350,001
	—	—		—		50,000	(9)	1,276,000
Richard Contreras SVP and CFO	4,000	—		29.8400	4/27/2015	—		—
	9,000	—		15.7750	8/14/2016	—		—
	50,000	—		22.2500	7/30/2018	—		—
	50,000	—		21.7200	7/31/2019	—		—
	12,000	8,000	(10)	23.7600	8/3/2021	—		—
	10,000	15,000	(11)	24.2900	8/1/2022	—		—
	5,000	20,000	(12)	28.0900	7/31/2023			—
	—	—		—		3,396	(13)	83,813
	—	—		—		10,181	(14)	270,000
	—	—		—		10,000	(15)	255,200
Hani El-Naffy President and COO	80,000	—		29.8400	4/27/2015	—		—
	40,000	80,000	(16)	23.7600	8/3/2021	—		—
	36,000	108,000	(17)	24.2900	8/1/2022	—		—
	40,000	160,000	(18)	28.0900	7/31/2023	—		—
	—	—		—		10,185	(19)	251,366
	—	—		—		30,544	(20)	753,826
	—	—		—		30,000	(21)	740,400
José Antonio Yock SVP, Central America	16,000	—		29.8400	4/27/2015	—		—
	30,000	—		21.7200	7/31/2019	—		—
	12,000	8,000	(22)	23.7600	8/3/2021	—		—
	10,000	15,000	(23)	24.2900	8/1/2022	—		—
	5,000	20,000	(24)	28.0900	7/31/2023	—		—
	—	—		—		3,396	(25)	83,813
	—	—		—		10,181	(26)	270,000
	—	—		—		10,000	(27)	255,200
Paul Rice SVP, N.A. Operations	16,000	—		29.8400	4/27/2015	—		—
	—	8,000	(28)	23.7600	8/3/2021	—		—
	—	15,000	(29)	24.2900	8/1/2022	—		—
	5,000	20,000	(30)	28.0900	7/31/2023	—		—
	—	—		—		3,396	(31)	83,813
	—	—		—		10,181	(32)	270,000
	—	—		—		10,000	(33)	255,200
 _______________

(1)
The options shown on this table were granted pursuant to the terms and conditions under the 2011 Omnibus Plan and the 1999 Share Option Plan. All options are 20% vested on the grant date and continue to vest with respect to 20% of the options on each of the first four anniversaries of the grant date, contingent upon the NEO’s continued employment. All options expire 10 years from the grant date.

(2)
On November 2, 2011, February 20, 2013 and February 19, 2014, the Company awarded restricted stock units to its NEOs with a grant date price of $24.68, $26.52 and $25.52 per share, respectively under the 2011 Omnibus Plan. The RSUs are subject to meeting minimum performance criteria and have a three year vest schedule from the anniversary of the grant date. These RSUs are eligible to earn DEUs equal to the cash dividends paid to ordinary shares. DEUs are subject to the same performance and service conditions as the underlying RSUs and are not forfeitable. The performance goal for the grant on November 2, 2011 and February 20, 2013 has been met. Messrs. Contreras, Rice and Yock received the equivalent of 181 DEUs, Mr. Abu-Ghazaleh received 905 DEUs and Mr. El-Naffy received 544 DEUs for the February 20, 2013 and received 185 DEUs, 923 DEUs and 554 DEUs respectively for the November 2, 2011 RSU grant.

(3)	32,200 options will vest and become exercisable on March 3, 2014.

(4)	32,200 options will vest and become exercisable on each of March 2, 2014 and March 2, 2015.

(5)	32,200 options will vest and become exercisable on each of February 28, 2014; February 28, 2015 and February 29, 2016.

(6)	32,200 options will vest and become exercisable on each of February 20, 2014; February 20, 2015; February 20, 2016 and February 20, 2017.

(7)	16,975 restricted stock units will vest and become available on November 2, 2014. The restricted stock unit amount reflected includes the corresponding 308 DEUs referenced in footnote 2.

(8)
16,666 restricted stock units will vest and become available on February 20, 2014; and 16,667 will vest and become available each on February 20, 2015 and February 20, 2016. The 2013 performance objective for these restricted stock units was achieved. The restricted stock unit amount reflected includes the 905 DEUs referenced in footnote 2 above for Mr. Abu-Ghazaleh.

(9)	16,666 restricted stock units will vest and become available on February 19, 2015; and 16,667 will vest and become available each on February 19, 2016 and February 19, 2017.

(10)	4,000 options will vest and become exercisable on August 3, 2014 and August 3, 2015.

(11)	5,000 options will vest and become exercisable on each of August 1, 2014; August 1, 2015 and August 1, 2016.

(12)	5,000 options will vest and become exercisable on each of July 31, 2014; July 31, 2015; July 31, 2016 and July 31, 2017.

(13)	3,396 restricted stock units will vest and become available on November 2, 2014. The restricted stock unit amount reflected includes the 62 DEUs referenced in footnote 2.

(14)
3,333 restricted stock units will vest and become available each on February 20, 2014 and February 20, 2015; and 3,334 restricted stock units will vest and become available on February 20, 2016. The 2013 performance objective for these restricted stock units was achieved. The restricted stock unit amount reflected includes the 181 DEUs referenced in footnote 2 above for Mr. Contreras.

(15)	3,333 restricted stock units will vest and become available each on February 19, 2015 and February 19, 2016; and 3,334 restricted stock units will vest and become available on February 19, 2017.

(16)	40,000 options will vest and become exercisable on each of August 3, 2014 and August 3, 2015.

(17)	36,000 options will vest and become exercisable on each of August 1, 2014; August 1, 2015 and August 1, 2016.

(18)	40,000 options will vest and become exercisable on each of July 31, 2014; July 31, 2015; July 31, 2016 and July 31, 2017.

(19)	10,185 restricted stock units will vest and become available on November 2, 2014. The restricted stock unit amount reflected includes the 185 DEUs referenced in footnote 2.

(20)
10,000 restricted stock units will vest and become available each on February 20, 2014; February 20, 2015 and February 20, 2016. The 2013 performance objective for these restricted stock units was achieved. The restricted stock unit amount reflected includes the 544 DEUs referenced in footnote 2 above for Mr. El-Naffy.

(21)	10,000 restricted stock units will vest and become available each on February 19, 2015; February 19, 2016 and February 19, 2017.

(22)	4,000 options will vest and become exercisable on each of August 3, 2014 and August 3, 2015.

(23)	5,000 options will vest and become exercisable on each of August 1, 2014, August 1, 2015 and August 1, 2016.

(24)	5,000 options will vest and become exercisable on each of July 31, 2014; July 31, 2015; July 31, 2016 and July 31, 2017.

(25)	3,396 restricted stock units will vest and become available on November 2, 2014. The restricted stock unit amount reflected includes the 62 DEUs referenced in footnote 2.

(26)
3,333 restricted stock units will vest and become available each on February 20, 2014 and February 20, 2015; and 3,334 restricted stock units will vest and become available on February 20, 2016. The 2013 performance objective for these restricted stock units was achieved. The restricted stock unit amount reflected includes the 181 DEUs referenced in footnote 2 above for Mr. Yock.

(27)	3,333 restricted stock units will vest and become available each on February 19, 2015 and February 19, 2016; and 3,334 restricted stock units will vest and become available on February 19, 2017.

(28)	4,000 options will vest and become exercisable on each of August 3, 2014 and August 3, 2015.

(29)	5,000 options will vest and become exercisable on each of August 1, 2014; August 1, 2015 and August 1, 2016.

(30)	5,000 options will vest and become exercisable on each of July 31, 2014; July 31, 2015; July 31, 2016 and July 31, 2017.

(31)	3,396 restricted stock units will vest and become available on November 2, 2014. The restricted stock unit amount reflected includes the 62 DEUs referenced in footnote 2.

(32)
3,333 restricted stock units will vest and become available each on February 20, 2014 and February 20, 2015; and 3,334 restricted stock units will vest and become available on February 20, 2016. The 2013 performance objective for these restricted stock units was achieved. The restricted stock unit amount reflected includes the 181 DEUs referenced in footnote 2 above for Mr. Rice.

(33)	3,333 restricted stock units will vest and become available each on February 19, 2015 and February 19, 2016; and 3,334 restricted stock units will vest and become available on February 19, 2017.

Option Exercises and Stock Vested
The following table shows certain information regarding options exercised and stock that vested for the fiscal year ended December 27, 2013 with respect to our NEOs.

Name	Option Awards		Stock Awards (2)
	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting	Value Realized on Vesting
	(#)	($) (1)	(#)	($)
(a)	(b)	(c)	(d)	(e)
Mohammad Abu-Ghazaleh Chairman and CEO	418,600	2,795,523	17,590	434,121
Richard Contreras SVP and CFO	—	—	3,518	86,824
Hani El-Naffy President and COO	566,000	3,475,800	10,554	260,473
José Antonio Yock SVP, Central America	20,000	104,093	3,518	86,824
Paul Rice SVP, N.A. Operations	32,000	126,499	3,518	86,824
 _______________

(1)
Value realized upon exercise is equal to the number of options exercised multiplied by the difference between the selling price on the date of the exercise and the exercise price as established on the date of the grant.

(2)
On November 2, 2011, the Company awarded restricted stock units to its NEOs under the 2011 Omnibus Plan. Further details of these restricted stock units are described in the section captioned Executive Compensation under the headings “Compensation Discussion and Analysis—Equity Awards” and “—Policies with Respect to Equity Compensation Awards.” The amounts reflected are the value of restricted stock units and related DEUs that vested during fiscal year 2013. For Messrs. Contreras, Rice and Yock, they each received 185 DEUs, Mr. Abu-Ghazaleh received 923 DEUs and Mr. El-Naffy received 554 DEUs.

Post-Employment Compensation
Pension Benefits
The Company does not provide defined benefit pension arrangements for our NEOs other than for Mr. Yock as described in the section captioned Executive Compensation under the heading “Compensation Discussion and Analysis—Post-Termination Benefits.”

Name	Plan name (1)	Number of years credited service (#)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
(a)	(b)	(c)	(d)	(e)
Mohammad Abu-Ghazaleh Chairman and CEO			—	—
Richard Contreras SVP and CFO			—	—
Hani El-Naffy President and COO			—	—
José Antonio Yock SVP, Central America	1990 Del Monte Fresh Produce Salary Continuation Plan, also known as Latin American Retirement Plan (LARP)	31	994,224	—
Paul Rice SVP, N.A. Operations			—	—
 _______________

(1)
Mr. Yock is a participant in the Latin American Retirement Plan, which includes other Latin American management employees who are currently working in Costa Rica, Guatemala, Ecuador, Brazil, and the Philippines. The plan was established in May 1990. Under this plan, an employee who retires on or after attainment of his normal retirement age and has at least 25 years of service receives an annual payment equivalent to 100% of his annual base salary for a period of 10 years. If the employee retires on or after attainment of his normal retirement age with five years of service or less, he receives an annual payment for 10 years equivalent to 20% of his annual base salary and an additional 4% of annual base salary for each year of service beyond five years. The plan also provides for an early retirement benefit for an employee who retires on or after attainment of early retirement age and 10 years of service. The early retirement benefit is equal to 50% of the annual benefit (as described above) for those who qualify and are 50 years old as of the retirement date, with an additional 5% of such annual benefit for each year of age the employee is over 50 as of the retirement date. If the employee dies during the 10-year period, then the remaining payments would be paid in lump sum to his designated beneficiary. The plan was frozen in August 1997, at which time all accrued benefits were recognized by the Company and further benefit accruals were prohibited. Mr. Yock’s salary was frozen at $120,000 (his base salary as of August 1997) for purposes of calculating future benefits, as were all other participants’ salaries. As of December 27, 2013, Mr. Yock was age 61 with 31 years of service, and therefore entitled to an early retirement benefit equivalent to $120,000 per year for a period of 10 years.

(2)
The actuarial present value is determined in accordance with the same assumptions included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2013. The discount rate used was 4.45%.

Potential Payments Upon Termination or Change-in-Control
Post-termination benefits for our NEOs are established pursuant to the terms of their individual retention and severance agreements in the case of our Chief Executive Officer and our President and Chief Operating Officer and in accordance with our general severance policy or applicable statutory obligations for all other NEOs.
The following table sets forth the amount of payments to each of our NEOs based on an assumed termination date of December 27, 2013. For Messrs. Abu-Ghazaleh and El-Naffy, the payments and benefits are provided in the event of a termination of employment by the Company without cause, by the executive for good reason, or as a result of death or disability. For all other NEOs, the payments are provided in the event of a termination of employment by the Company without cause only.

Compensation Component	Mohammad Abu- Ghazaleh		Richard Contreras		Hani El-Naffy		José Antonio Yock		Paul Rice
Termination in Absence of Change in Control, Death or Disability
	$		$		$		$		$
Severance Payment	4,800,000	(4)	205,000	(6)	5,000,000	(7)	289,891	(9)	210,000	(10)
Cash Bonus Payment	1,200,000	(4)	—		1,035,275	(7)	—		—
Continuation of Medical Benefit (1)	20,400		—		262,300		—		—
Equity Acceleration (2)	4,515,088		770,107		2,851,388		770,107		770,107
Gross-up on severance (3)	—		—		3,613,264		—		—
	10,535,488		975,107		12,762,227		1,059,998		980,107
Termination Upon Change of Control
Severance Payment	9,000,000	(5)	205,000	(6)	8,112,702	(8)	289,891	(9)	210,000	(10)
Cash Bonus Payment	1,200,000	(5)	—		1,035,275	(8)	—		—
Continuation of Medical Benefit (1)	20,400		—		262,300		—		—
Equity Acceleration (2)	4,515,088		770,107		2,851,388		770,107		770,107
Gross-up on severance (3)	—		—		12,488,602		—		—
	14,735,488		975,107		24,750,267		1,059,998		980,107
 _______________

(1)
Pursuant to the Executive Retention and Severance Agreement, medical insurance coverage will be provided for Mr. Abu-Ghazaleh until he becomes eligible for medical insurance coverage at a new employer or the fifth anniversary of termination date inclusive of any transition period, whichever is earlier. Medical insurance coverage will be provided for Mr. El-Naffy and his spouse until he becomes eligible for medical insurance coverage at a new employer or until his own and his spouse’s death, whichever is earlier. The amounts indicated in the row are based on valuation calculations performed by Buck Consultants.

(2)
The value shown is calculated by the spread of the closing price on December 27, 2013 minus the option exercise price multiplied by the number of unvested options and full value of restricted shares, as illustrated on the Outstanding Equity Awards Table, specifically columns "C" and "G." The closing price on December 27, 2013 was $28.36.

(3)
The amounts indicated in this row are based on Executive Retention and Severance Agreements entered into individually with Messrs. Abu-Ghazaleh and El-Naffy on December 9, 2003 and February 24, 2003, respectively, which require gross-up payments. There is no amount reflected for Mr. Abu-Ghazaleh as he should not be subject to any change in control excise tax under Section 280G of the US Internal Revenue Code of 1986 since he is not subject to United States income tax.

(4)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination by the Company without cause or for good reason, absent a change of control, Mr. Abu-Ghazaleh would receive a cash severance payment equivalent to two times the sum of (a) his annual base salary, plus (b) an amount equal to 100% of his target bonus award under the CEO Performance Incentive Plan. Further, he would receive an additional cash bonus payment equal to his target performance incentive award, pro-rated dependent on timing of termination.

(5)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination in connection with a change of control, Mr. Abu-Ghazaleh would receive a cash severance payment equal to three times the sum of (a) his annual base salary, plus (b) an amount equal to his maximum bonus award under the CEO Performance Incentive Plan. Further, he would receive an additional cash bonus payment equal to his target performance incentive award, pro-rated dependent on timing of termination.

(6)
Mr. Contreras’ severance is based on a broad-based severance policy applicable to employees in North America where after one year of service, employees receive four weeks of pay plus an additional two weeks of pay per year of service, with a maximum of 26 weeks pay. As of December 27, 2013, Mr. Contreras has 14 years of service and would therefore be entitled to the maximum severance of 26 weeks.

(7)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination absent a change of control, Mr. El-Naffy would receive a cash severance payment equivalent to the sum of (a) two times annual base salary plus (b) the lower of $3,000,000 or two times the average annual cash bonus paid in respect to the immediate past three full fiscal years. Mr. El-Naffy’s average annual cash bonus for the past three years, including 2013, is $1,704,234. Further, he would receive an additional cash bonus payment equal to his target annual bonus award based on his employment agreement calculated based on the corresponding results through the full quarter period when termination occurred, pro-rated dependent on timing of termination.

(8)
Pursuant to the Executive Retention and Severance Agreement, in the event of termination in connection with a change of control, Mr. El-Naffy would receive a cash severance payment equivalent to the sum of (a) three times annual base salary plus (b) the lower of $7,000,000 or three times the average annual cash bonus paid in respect of the immediate past three full fiscal years. Mr. El-Naffy’s average annual cash bonus for the past three years, including 2013, is $1,704,234. Further, he would receive an additional cash bonus payment calculated based on his employment agreement and based on the corresponding financial results through the full quarter period when termination occurred, pro-rated dependent on timing of termination.

(9)
Mr. Yock’s severance is based on local statutes in Costa Rica, which provide that his severance would be one month of base salary for each year of service with a maximum credit of eight years of service. In addition, Mr. Yock would be entitled to benefits pursuant to the 1990 Del Monte Fresh Produce Salary Continuation Plan, as set forth in the Pension Benefits table above.

(10)
Mr. Rice’s severance is based on a broad-based severance policy applicable to employees in North America similar to that as described in footnote 6 for Mr. Contreras. As of December 27, 2013, Mr. Rice has 25 years of service and would therefore be entitled to the maximum severance of 26 weeks.

Employment Agreements with NEOs
The only NEO that the Company has an employment agreement with is its President and Chief Operating Officer, Mr. El-Naffy, which was originally entered into in January 1997. Mr. El-Naffy’s employment agreement specifies the terms and conditions of his employment and was negotiated between him and Mr. Abu-Ghazaleh. The terms and conditions embodied in Mr. El-Naffy’s agreement reflect the Company’s assessment of what was reasonable and appropriate to ensure Mr. El-Naffy’s continued employment with the Company in a competitive marketplace. The agreement states that Mr. El-Naffy’s base salary will be $800,000 for the term of the agreement. His base salary was adjusted to $1,000,000 effective May 1, 2005. Mr. El-Naffy’s bonus is established in his employment agreement at 2% of the first $20 million of consolidated net after tax profit of the Company, plus 1.5% of any consolidated net after tax profit above $20 million. Under the terms of his employment agreement, Mr. El-Naffy is entitled to participate in all of the medical and benefit plans offered to employees of the Company and to have the use of a company-provided automobile. Mr. El-Naffy’s employment agreement has no expiration date.
Severance Agreements with NEOs
The Company entered into separate Executive Retention and Severance Agreements with each of Messrs. Abu-Ghazaleh and El-Naffy in 2003. In the event the employment of either executive is terminated (i) by the Company for reasons other than “cause” (as defined below), (ii) by the executive for “good reason” (as defined below), or (iii) as a result of the executive’s death or disability, the executive will receive severance payments and benefits pursuant to the agreement, as detailed in the Potential Payments Upon Termination or Change-in-Control table above. As illustrated in the table, the severance benefit is increased in the event the termination is in connection with a change in control. A termination is considered in connection with a change in control if the termination occurs within the period commencing on the date that the Company publicly announces the existence of a definitive agreement of a transaction that may result in a change of control and 12 months after the consummation of such a transaction.
The amount of severance to be paid under the severance agreements is increased by the amount of any federal or state income taxes due on the amount of severance paid. The reasons for providing this benefit include, but are not limited to, preserving the intended benefit to the executives of their existing benefits package, avoiding any conflict between the executives’ personal financial impact and pursuing any transaction as appropriate for the Company, as well as providing a competitive package of benefits for the executives to ensure their continued employment through the completion of any potential transaction.
For purposes of the agreements, “good reason” means any of the following events that are not consented to by the executive: (i) a reduction or change in the executive’s status, title, duties, responsibilities, authority or reporting relationship such that the executive is no longer a senior executive of the Company or no longer reports to the incumbent Chief Executive Officer; (ii) a reduction of the executive’s base salary or target bonus percentage; (iii) a reduction in the executive’s benefits; (iv) the location of executive’s assignment on behalf of the Company is moved to a location more than 50 miles from its present location in Coral Gables, Florida; or (vi) a material breach by the Company of its obligations under the agreement. For purposes of the agreements, “cause” means any of the following events: (i) the executive’s willful and continued failure to perform his duties with the Company; (ii) a material, willful breach committed in bad faith of the Company’s code of conduct and business ethics policy; or (iii) indictment or conviction of a felony based upon a crime.
The Company has not entered into employment or severance agreements with its other NEOs. Each NEO located in North America is considered an “at-will” employee whose employment may be terminated by the Company at any time for any reason. Mr. Contreras and Mr. Rice are subject to the Company’s general severance policy for U.S. employees, which states that they will receive four weeks of base salary plus two weeks of base salary for every year of service up to a maximum of 26 weeks’ base salary paid over the same number of weeks and life, medical and dental insurance will continue during the salary continuation period. Mr. Yock’s severance is governed by Costa Rican statutes, which provide one month of severance for each year of service with a maximum credit of eight years of service. Mr. Yock also participates in the 1990 Del Monte Fresh Produce Salary Continuation Plan, also known as the Latin America Retirement Plan, which is further discussed under the heading “Compensation Discussion and Analysis—Post-Termination Benefits” in the section captioned Executive Compensation.

EQUITY COMPENSATION PLANS
The following table sets forth information regarding the Company’s equity compensation plans as of December 27, 2013, the end of the Company’s most recently completed fiscal year:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders(1)	4,297,795	(2)	$25.74	218,417	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	4,297,795		$25.74	218,417
 _______________

(1)
Equity compensation plans approved by security holders include the Company's 1997 and 1999 Share Incentive Plans, 2010 Non-Employee Directors Equity Plan and the 2011 Omnibus Share Incentive Plan. Each of these plans is described in our Annual Report on Form 10-K for fiscal year ended December 28, 2012.

(2)	Includes 17,000, 1,964,395 and 2,316,400 shares under the Company's 1997, 1999 and 2011 Omnibus Share Incentive Plans, respectively.

(3)	Includes 35,417 and 183,000 shares under the Company's 2010 Non-employee Director's Equity Plan and 2011 Omnibus Share Incentive Plans.
ANNUAL REPORTS AND OTHER MATERIALS
Copies of the Company’s 2013 Annual Report to Shareholders, which incorporates the Annual Report on Form 10-K for the fiscal year ended December 27, 2013, including the consolidated financial statements and footnotes, a financial schedule and a list of exhibits (all as filed with the SEC) is being furnished with this proxy statement to shareholders of record at the record date for the Annual General Meeting.
You may request a separate copy of the Company’s 2013 Annual Report to Shareholders, exhibits to such Annual Report and/or this proxy statement without charge, by writing to Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, attention: investor relations, 241 Sevilla Avenue, Coral Gables, Florida 33134. Requests may also be made by telephone at 305-520-8400. The Company reserves the right to charge a reasonable fee for exhibits.
The Company’s 2013 Annual Report to Shareholders, its Annual Report on Form 10-K for the fiscal year ended December 27, 2013 and this proxy statement can be viewed on the Company’s Web site, at www.freshdelmonte.com by clicking on “Investor Relations” and then “Annual Report/Proxy Statement.” The Annual Report on Form 10-K and this proxy statement are also available on the SEC’s Web site at www.sec.gov.
Copies of the Company’s corporate governance guidelines, code of conduct and business ethics policy and board committee charters can be viewed on the Company’s Web site, at www.freshdelmonte.com under the “Investor Relations” tab, or will be furnished upon written request to the corporate secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134.

SHAREHOLDER PROPOSALS FOR 2015
ANNUAL GENERAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in the Company’s Materials
Shareholders may submit proposals on matters appropriate for shareholder action at meetings of the Company shareholders in accordance with Rule 14a-8 promulgated under the Exchange Act. For such proposals to be included in the Company’s proxy materials relating to its 2015 Annual General Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied. Such proposals must be received by our directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134 not later than [DATE].

Requirements for Shareholder Proposals to be Brought Before the Annual General Meeting
The Company’s Articles of Association govern the submission of nominations for director or other business proposals that a shareholder wishes to have considered at the 2015 Annual General Meeting of Shareholders, but which are not included in the 2015 proxy statement. Under the Company’s Articles of Association, shareholders must submit such proposals by delivering, by hand or by registered post, a notice setting out the precise language of any such proposal, together with a certificate certifying that such shareholder was a shareholder at the close of business on the relevant record date, to the directors in care of the secretary, Fresh Del Monte Produce Inc., c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, Florida 33134. The directors must receive such notice not later than February 9, 2015 and not earlier than January 19, 2015 or within 10 days of the relevant record date if such record date has not been set or falls after that period of time.
In addition, the proxy solicited by the board for the 2015 Annual General Meeting will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which the Company has not been provided with notice in a timely manner in accordance with the notice requirements of the Company’s Articles of Association, and (ii) any proposal made in accordance with the provisions of the Articles of Association, if the 2015 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-8(b)(2) under the Exchange Act.
The chairman of the 2015 Annual General Meeting may refuse to allow the transaction of any business, or to acknowledge the nomination of any person, not made in compliance with the foregoing procedures.

INFORMATION ABOUT ADMISSION TO THE ANNUAL GENERAL MEETING
Either an admission ticket or proof of ownership of Ordinary Shares of Fresh Del Monte Produce Inc., as of the record date, as well as a form of personal photo identification, must be presented in order to be admitted to the Annual General Meeting. Without these items, you will not be admitted to the Annual General Meeting.
You voted Ordinary Shares registered in your name by mail: If your Ordinary Shares are registered in your name and you received proxy materials by mail, your admission ticket is attached to your proxy card. If you plan to attend the Annual General Meeting, please vote your proxy but keep the admission ticket and bring it with you to the Annual General Meeting.
You voted Ordinary Shares registered in your name via the Internet: If your Ordinary Shares are registered in your name and you received proxy materials electronically via the Internet, you will need to request a proxy card via proxyvoting.com/fdp.
Your Ordinary Shares are held beneficially in the name of a bank, broker or other holder of record: If your Ordinary Shares are held beneficially in the name of a bank, broker or other holder of record, you must present proof of your ownership of Ordinary Shares as of the record date, such as the most recent bank or brokerage account statement, to be admitted to the Annual General Meeting, or request a legal proxy card from such bank/broker.
No cameras, recording equipment or other electronic devices will be permitted in the Annual General Meeting.

EXHIBIT A
FRESH DEL MONTE PRODUCE INC.
2014 OMNIBUS SHARE INCENTIVE PLAN
EFFECTIVE APRIL 30, 2014
1.    Purpose of the Plan
This Fresh Del Monte Produce Inc. 2014 Omnibus Share Incentive Plan is intended to promote the interests of the Company by providing the non-employee directors of FDMP and the employees and consultants of the Company, including its Substantial Subsidiaries, who are largely responsible for the management, growth and protection of the business of the Company, with incentives and rewards to encourage them to continue with the Company and by attracting personnel with experience and ability to the Company. The Plan replaces and supersedes the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan, the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan, and the Amended and Restated Fresh Del Monte Produce Inc. 1999 Share Incentive Plan.
2.    Definitions
As used in the Plan, the following definitions apply to the terms indicated below:
(a)    “Award” shall mean a grant of an Option, Restricted Share, Restricted Stock Unit, or Other Stock-Based Award.
(b)    “Board” shall mean the Board of Directors of FDMP or any committee appointed by the Board of Directors of FDMP to the extent any or all of the powers of the Board hereunder are delegated to such committee.
(c)    “Cause,” when used in connection with the termination of a Participant’s employment with the Company, shall mean (i) the willful failure of the Participant to perform substantially the Participant’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness) that has a material adverse effect on the Company or a Substantial Subsidiary; (ii) gross misconduct materially injurious to the Company or a Substantial Subsidiary; or (iii) the conviction of the Participant of a felony or other serious crime involving moral turpitude. “Cause,” when used in connection with the termination of a Participant’s membership on the Board of Directors of FDMP, shall mean removal for cause in accordance with applicable law or otherwise in accordance with the provisions contained in the Articles of Association of FDMP.
(d)    “Change of Control” shall mean the occurrence of one or more of the following events:
(i)    with respect to all Participants, any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of FDMP, or, with respect to a Participant employed by a Substantial Subsidiary, of such Substantial Subsidiary, to any individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof (a “Person”) or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates (as defined below) thereof other than to the members of the Abu-Ghazaleh family, or any entities controlled by such members or any Affiliates of such entities (together, the “Abu-Ghazaleh Group”);
(ii)    with respect to all Participants, the approval by the holders of any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of share capital, including each class of shares and preferred shares (together, “Shares”), of FDMP of any plan or proposal for the liquidation or dissolution of FDMP;
(iii)    (A)  with respect to all Participants, any Person or Group (other than the Abu-Ghazaleh Group or any member thereof) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Shares (the “Voting Shares”) of FDMP, or, with respect to a Participant employed by a Substantial Subsidiary, of such Substantial Subsidiary, and (B) the Abu-Ghazaleh Group shall beneficially own, directly or indirectly, in the aggregate a lesser percentage of the Voting Shares of FDMP or such Substantial Subsidiary, as the case may be, than such other Person or Group; or
(iv)    with respect to all Participants, the replacement of a majority of the Board over a two-year period from the directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of the Board at the beginning of such period or whose election as a member of the Board was previously so approved or who were nominated by, or designees of, the Abu-Ghazaleh Group; or
(v)    with respect to all Participants, the consummation (i.e., closing) of a reorganization, merger or consolidation involving FDMP, or, with respect to a Participant employed by a Substantial Subsidiary, of such Substantial Subsidiary, unless, following such reorganization, merger or consolidation, all or substantially all of the individuals and entities who were the respective beneficial owners of the Voting Shares of FDMP or such Substantial Subsidiary immediately prior to such reorganization, merger or consolidation beneficially own, directly or indirectly, more than 50% of the outstanding voting securities of the entity resulting from such reorganization, merger or consolidation following such reorganization, merger or consolidation in substantially the same proportion as their ownership of the Voting Shares immediately prior to such reorganization, merger or consolidation.
For purposes of this Section 2(d), “Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” or “controlled” have meanings correlative of the foregoing.
Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Code Section 409A and the Change of Control is a “payment event” under Code Section 409A for such Award, the applicable entity will not be deemed to have undergone a Change of Control unless such entity is deemed to have undergone a “change in control event” pursuant to the definition of such term in Code Section 409A.
(e)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
(f)    “Committee” shall mean the Compensation Committee of the Board. For purposes of Awards to Covered Employees intended to qualify as “performance-based compensation” under Code Section 162(m), to the extent required by Code Section 162(m), Committee means all of the members of the Committee who are “outside directors” within the meaning of Code Section 162(m). For purposes of Awards to Participants who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act.
(g)    “Company” shall mean FDMP and its subsidiaries.
(h)    “Covered Employee” shall mean a Participant who is, or is expected to be, a “covered employee” within the meaning of Section 162(m)(3) of the Code.
(i)    “Disability” shall mean a physical or mental condition entitling a Participant to benefits under the long-term disability policy maintained by the Company and applicable to him. A Participant’s employment shall be deemed to have terminated as a result of Disability on the date as of which he is first entitled to receive disability benefits under such policy. With respect to any Participant who is a non-employee director of FDMP, “Disability,” when used in connection with the termination of a Participant’s membership on the Board, shall mean removal for disability in accordance with applicable law or otherwise in accordance with the provisions contained in the Articles of Association of FDMP.
(j)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(k)    “Exercise Price” shall mean the amount established by the Board in accordance with Section 6(b) which is required to purchase each Ordinary Share upon exercise of an Option.
(l)    “Fair Market Value” shall mean, as of any date, (i) the closing sales price on such day of an Ordinary Share as reported on the principal securities exchange on which Ordinary Shares are then listed or admitted to trading; or (ii) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System; or (iii) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Board. The Fair Market Value of an Ordinary Share as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Ordinary Shares regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which such exchange or system is open for trading. In the event that the price of an Ordinary Share shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith.

(m)    “FDMP” shall mean Fresh Del Monte Produce Inc., a Cayman Islands company.
(n)    “ISO” shall mean an Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(o)    “NQSO” shall mean an Option that is not an ISO.
(p)    “Option” shall mean an option to purchase Ordinary Shares granted pursuant to Section 6 hereof, and may be either an ISO or an NQSO.
(q)    “Ordinary Shares” shall mean the Ordinary Shares of FDMP, $.01 par value per share.
(r)    “Other Stock-Based Awards” shall mean an Award granted in accordance with Section 8.
(s)    “Participant” shall mean either (i) an employee or consultant of the Company, including any Substantial Subsidiary, or (ii) a non-employee director of FDMP, in either case, who is eligible to participate in the Plan and to whom an Award is granted pursuant to the Plan, and upon a Participant’s death, his or her successors, heirs, executors and administrators, as the case may be.
(t)    “Performance Award” shall mean an Award made subject to the attainment of Performance Goals in accordance with Section 9(b) over a performance period of at least one (1) year.
(u)    “Performance Goals” shall mean one or more of the following performance goals, individually or in combination, adjusted in such manner as the Board, upon the recommendation and approval of the Committee, shall determine:
(i)    Total shareholder return, including its components of stock price appreciation, dividends and/or dividend yield;

(ii)    Return on assets, equity, invested capital, cash flow, investment, or sales;
(iii)    Sales, including gross margin;
(iv)    Pre-tax or after-tax profit levels, including: earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; net operating profits after tax; and net income;
(v)    Cash flow and cash flow return on investment;
(vi)    Economic profit and/or cost of capital;
(vii)    Turnover of assets, capital, or inventory;
(viii)    Levels of operating expense or other expense items as reported on the income statement, including operating and maintenance expense;
(ix)    Measures of customer satisfaction and customer service, including the relative improvement therein; and
(x)    Market share, including by product line or geographic market or submarkets.
Performance Goals may be established based upon the Company’s performance in isolation or by judging the Company’s performance relative to one or more comparator companies or upon the performance of one or more of the Substantial Subsidiaries or the Company’s divisions. Performance Goals may be determined by reference to levels of and/or growth in a Performance Goal. In establishing Performance Goals and in certifying the achievement of Performance Goals, the Board, upon recommendation and approval of the Committee, may include or exclude the impact of specified objective events, including any of the following: expenses as a result of restructuring or productivity initiatives, non-operating items; acquisition expenses; and any other items of gain, loss or expense that are determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business or to a change of accounting principles; provided, however, that any such adjustments shall be made consistent with the requirements of Code Section 162(m) for any Performance Award intended to qualify as “performance-based compensation” under Code Section 162(m).
(v)    “Plan” shall mean this Fresh Del Monte Produce Inc. 2014 Omnibus Share Incentive Plan, as it may be amended from time to time.

(w)    “Predecessor Plan” shall mean each of the Fresh Del Monte Produce Inc. 2011 Omnibus Share Incentive Plan, the Fresh Del Monte Produce Inc. 2010 Non-Employee Directors Equity Plan and the Amended and Restated Fresh Del Monte Produce Inc. 1999 Share Incentive Plan.
(x)    “Restricted Shares” shall mean Ordinary Shares subject to restrictions imposed in connection with Awards granted under Section 7.
(y)    “Restricted Stock Unit” means a unit representing the right to receive Ordinary Shares or the value thereof in the future subject to restrictions imposed in connection with Awards granted under Section 7.
(z)    “Substantial Subsidiary” shall mean Del Monte Fresh Produce Company, Del Monte Fresh Produce N.A., Inc., Del Monte International GmbH, Del Monte Fresh Produce International, Inc., Compañia de Desarrollo Bananero de Guatemala, S.A., Corporacion de Desarrollo Agricola Del Monte S.A., Del Monte Fresh Produce (Chile) S.A., and such other subsidiaries of FDMP as the Board may from time to time determine.
(aa)    “Substitute Award” shall mean any Award granted in assumption of or in substitution for an award of a company or business acquired by the Company or with which the Company combines.
(bb)    “Transfer” shall mean any transfer, sale, assignment, gift, testamentary transfer, pledge, hypothecation or other disposition of any interest. “Transferee,” “Transferor” and “Transferable” shall have correlative meanings.
3.    Shares Subject to the Plan
(a)    Authorized Number of Ordinary Shares
Subject to adjustment as provided in Section 13 hereof, the Board may grant Awards to Participants with respect to 3,000,000 Ordinary Shares. In addition, Ordinary Shares underlying any outstanding award granted under any of the Predecessor Plans that is canceled, terminates, expires, or lapses for any reason without issuance of such shares shall be available for the grant of new Awards under this Plan. No new awards shall be granted under the Predecessor Plans following the Effective Date. The shares to be offered under the Plan shall be authorized and unissued Ordinary Shares, or issued Ordinary Shares that shall have been reacquired by the Company.
(b)    Share Counting
(i)    Ordinary Shares underlying any outstanding Award that is canceled, terminates, expires, or lapses for any reason without issuance of such shares shall again be available for the grant of Awards under this Plan.
(ii)    The full number of Ordinary Shares with respect to which an Option is granted shall count against the aggregate number of shares available for grant under the Plan. Accordingly, if in accordance with the terms of the Plan, a Participant pays the Exercise Price for an Option by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to pay the Exercise Price shall continue to count against the aggregate number of shares available for grant under the Plan. In addition, if in accordance with the terms of the Plan, a Participant satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned shares or having the Company withhold shares, then such shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of shares available for grant under the Plan.
(iii)    Any Award settled in cash shall not be counted as Ordinary Shares for any purpose under this Plan. In the case of any Substitute Award, such Substitute Award shall not be counted against the number of Ordinary Shares reserved under the Plan.
(c)    Award Limitations
(i)    Subject to adjustment as provided in Section 13 hereof, all 3,000,000 Ordinary Shares available for issuance under the Plan shall be available for issuance under ISOs.
(ii)    Subject to adjustment as provided in Section 13 hereof, the maximum number of each type of Award intended to constitute “performance-based compensation” under Code Section 162(m) granted to any Participant in any calendar shall not exceed the following: (i) Options: 2,000,000 shares; and (ii) all Performance Awards (including Restricted Shares, Restricted Stock Units and Other Stock-Based Awards that are Performance Awards): 500,000 shares.

4.    Administration of the Plan
(a)    General
The Plan shall be administered by the Board and the Board shall have exclusive and final authority in each determination, interpretation or other action affecting the Plan and its Participants. The Board shall have the final discretionary authority to interpret the Plan, to establish and modify administrative rules for the Plan, to impose such conditions and restrictions on Awards as it determines appropriate, and to make all factual determinations with respect to and take such steps in connection with the Plan and Awards granted hereunder as it may deem necessary or advisable, based on the recommendation and approval of the Committee. The Board may delegate such of its powers and authority under the Plan as it deems appropriate to the Committee or designated officers or employees of the Company. In the event of such delegation of authority, references in the Plan to the Board shall be deemed to refer, as appropriate, to the Committee or the other delegate of the Board. Actions taken by the Board or the Committee, and any delegation by the Board to designated officers or employees, shall comply with Section 16(b) of the Exchange Act, the performance-based provisions of Section 162(m) of the Code (if intended to be applicable), and the regulations promulgated under each of such statutory provisions, or the respective successors to such statutory provisions or regulations, as in effect from time to time, to the extent applicable.
(b)    Indemnification
Each person who is or shall have been a member of the Board or the Committee, or an officer or employee of the Company to whom authority was delegated in accordance with the Plan, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such individual in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf; provided, however, that the foregoing indemnification shall not apply to any loss, cost, liability, or expense that is a result of his or her own willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Association or its ‘Memorandum of Association,’ conferred in a separate agreement with the Company, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.
5.    Eligibility
The persons who shall be eligible to receive Awards pursuant to the Plan shall be such employees or consultants of the Company, including any Substantial Subsidiary, who are largely responsible for the management, growth and protection of the business of the Company or Substantial Subsidiary, and such non-employee directors of FDMP as the Board shall select from time to time.
6.    Share Option Grants
The Board, upon the recommendation and approval of the Committee and subject to the provisions of the Plan, may grant to any Participant, Options with respect to the total number of Ordinary Shares authorized under the Plan. Each Option granted pursuant to the Plan shall be evidenced by an agreement in such form as the Board shall from time to time approve. Options shall comply with and be subject to the following terms and conditions:
(a)    Identification of Options
All Options shall be clearly identified in the agreement evidencing their grant either as NQSOs or as ISOs.
(b)    Exercise Price
Except in the case of a Substitute Award that is an Option, the Exercise Price per share of any Option granted under the Plan shall not be less than the Fair Market Value of an Ordinary Share on the date on which such Option is granted.
(c)    Term and Conditions of Options
Unless otherwise provided in the applicable Award agreement, each Option shall become exercisable with respect to twenty percent (20%) of the number of Ordinary Shares initially subject to such Option on the date on which it is granted and with respect to an additional twenty percent (20%) of the number of such shares on each of the next four anniversaries of such date; provided, however, that no Option shall be exercisable after the expiration of ten (10) years from the date such Option is granted; and provided, further, that each Option shall be subject to earlier expiration, termination, cancellation or exercisability as provided in the Plan and the applicable Award agreement.

(d)     Effect of Termination of Service or Board Membership
Unless otherwise provided in the applicable Award agreement, the following provisions shall apply in the event of a termination of a Participant’s service with the Company:
(i)     In the event that a Participant’s service with the Company is terminated by the Company for Cause or a Participant’s membership on the Board is terminated for Cause, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.
(ii)     In the event that a Participant’s service with the Company is terminated by the Company without Cause or a Participant’s membership on the Board is terminated without Cause (including by reason of the Participant losing an election for a position on the Board or failing to be nominated for re-election upon the expiration of his or her term), (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall vest and become immediately exercisable on the date of such termination and shall remain exercisable until the expiration of ninety (90) days after such termination, on which date they shall expire; provided, however, that no Option shall be exercisable after the expiration of its term.
(iii)     In the event that a Participant’s service with the Company terminates (other than on account of a termination by the Company or Disability or death of the Participant) or a Participant’s membership on the Board terminates (other than on account of a termination for Cause or without Cause or Disability or death of the Participant, but including by reason of the Participant failing to seek re-election to the Board), (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.
(iv)     In the event that a Participant’s service with the Company or a Participant’s membership on the Board terminates on account of Disability or death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the expiration of one (1) year after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination; provided, however, that no Option shall be exercisable after the expiration of its term.
(e)    Certain Terms and Conditions
(i)     Each Option shall be exercisable in whole or in part; provided, that no partial exercise of an Option shall be for an aggregate Exercise Price of less than $1,000; and provided, further, that no fractional Ordinary Shares shall be issued under the Plan. The partial exercise of an Option shall not cause the expiration, termination or cancellation of the remaining portion thereof. Upon the partial exercise of an Option, the agreement evidencing such Option, marked with any notations deemed appropriate by the Board, shall be returned to the Participant exercising such Option.
(ii)     An Option shall be exercised by delivering notice to FDMP’s principal office, c/o Del Monte Fresh Produce Company, 241 Sevilla Avenue, Coral Gables, FL 33134, to the attention of its Securities Compliance Officer, no less than three (3) business days in advance of the effective date of the proposed exercise. Such notice shall be accompanied by the agreement evidencing the Option, shall specify the number of Ordinary Shares with respect to which the Option is being exercised and the effective date of the proposed exercise and shall be signed by the Participant. The Participant may withdraw such notice at any time prior to the close of business on the business day immediately preceding the effective date of the proposed exercise. Payment for Ordinary Shares purchased upon the exercise of an Option shall be made on the effective date of such exercise in cash, by certified check, bank cashier’s check or wire transfer, or, to the extent permitted by the Board, by tender to FDMP of Ordinary Shares already owned by the Participant, which shares shall be valued at Fair Market Value on the effective date of the proposed exercise. Notwithstanding any provision of this Section 6(e)(ii), the Board may authorize or permit other forms of exercise, including “net exercise” or “cashless exercise” methods, subject to such requirements as the Board may establish as recommended by the Committee.
(iii)     Certificates for Ordinary Shares purchased upon the exercise of an Option shall be issued in the name of the Participant and delivered to the Participant or, at the Board’s discretion, issued and delivered to or on behalf of a book-entry depository with appropriate instructions to credit an account of the Participant as soon as practicable following the effective date on which the Option is exercised.
(iv)     Subject to the provisions of Section 19, (A) during the lifetime of a Participant, each Option granted to him shall be exercisable only by him, and (B) no Option shall be Transferable otherwise than by will or by the laws of descent and distribution.
(v)     In its absolute discretion and upon the recommendation of the Committee, the Board may accelerate the date on which any Option granted under the Plan becomes exercisable or extend the term of any Option to a date not more than ten (10) years from the date such Option was granted.
(vi)     A Participant shall have no rights as a shareholder with respect to Ordinary Shares covered by an Option until the Participant shall have become the holder of record of any such shares, and no adjustment shall be made for dividends in cash or other property or distributions or other rights with respect to any such Ordinary Shares for which the record date is prior to the date on which the Participant shall have become the holder of record of any such shares covered by the Option; provided, however, that Participants are entitled to share adjustments to reflect capital changes under Section 13.
(f)    Certain Terms Applicable to ISOs
(i)     The aggregate Fair Market Value of Ordinary Shares with respect to which ISOs are exercisable for the first time by a Participant during any calendar year under the Plan and any other share option plan of FDMP or any “subsidiary corporation” (within the meaning of Section 424(f) of the Code) shall not exceed $100,000. Such Fair Market Value shall be determined as of the date on which each such ISO is granted. In the event that such aggregate Fair Market Value exceeds $100,000, then ISOs granted hereunder to such Participant shall, to the extent of such excess and in the order in which they were granted, automatically be deemed not to be ISOs, but all other terms and provisions of such ISOs shall remain unchanged.
(ii)     No ISO may be granted to an individual if, at the time of the proposed grant, such individual owns shares possessing more than ten percent of the total combined voting power of all classes of shares of FDMP or any of its “subsidiary corporations” (within the meaning of Section 424(f) of the Code), unless (A) the Exercise Price of such ISO is at least one hundred and ten percent of the Fair Market Value of an Ordinary Share at the time such ISO is granted and (B) such ISO is not exercisable after the expiration of five (5) years from the date such ISO is granted.
(iii)     No ISO may be granted to a Participant who is not an employee of the Company, including a Substantial Subsidiary.
7.    Restricted Share and Restricted Stock Unit Awards
(a)        General Terms Applicable to Awards of Restricted Shares and Restricted Stock Units
The Board, upon the recommendation and approval of the Committee and subject to the provisions of the Plan, may grant to any Participant an Award of Restricted Shares consisting of a specified number of Ordinary Shares issued to the Participant subject to such terms, conditions and forfeiture and transfer restrictions, whether based on performance standards, periods of service or other criteria, as the Board shall establish. The Board, upon the recommendation and approval of the Committee and subject to the provisions of the Plan, may also grant Restricted Stock Units representing the right to receive Ordinary Shares in the future subject to such terms, conditions and restrictions, whether based on performance standards, periods of service or other criteria, as the Board shall establish. Section 9 sets forth additional provisions regarding performance conditions, including in case of Awards of Restricted Shares or Restricted Stock Units intended to qualify as Performance Awards. The terms of any Restricted Share and Restricted Stock Unit Awards granted under this Plan shall be set forth in an Award agreement which shall contain provisions determined by the Board and not inconsistent with this Plan.
(b)    Restricted Share Awards
(i)     As soon as practicable after the date of grant of a Restricted Share Award by the Board, the Company shall cause the applicable number of Ordinary Shares to be registered on behalf of the Participant, evidencing the Restricted Shares covered by the Award, but subject to forfeiture to the Company as of the date of grant if an Award agreement with respect to the Restricted Shares covered by the Award is not duly executed by the Participant and timely returned to the Company. All Ordinary Shares covered by Awards under this Section 7(b) shall be subject to the restrictions, terms and conditions contained in the Plan and the Award agreement entered into by the Participant. Until the lapse or release of all restrictions applicable to an Award of Restricted Shares, the share certificates representing such Restricted Shares may be held in custody by the Company, its designee, or, if the certificates bear a restrictive legend, by the Participant. Upon the lapse or release of all restrictions with respect to an Award as described in Section 7(b)(iv), one or more share certificates, registered in the name of the Participant, and free of any restrictions set forth in the Plan and the Award agreement shall be delivered to the Participant.

(ii)     Beginning on the date of grant of the Restricted Share Award and subject to execution of the Award agreement as provided in Section 7(b)(i), the Participant shall become a shareholder of the Company with respect to all shares subject to the Award agreement and shall have all of the rights of a shareholder, including, but not limited to, the right to vote such shares and the right to receive dividends; provided, however, that unless otherwise provided by the Award agreement, any dividends or distributions with respect to any Restricted Shares as to which the restrictions have not yet lapsed shall be subject to the same restrictions as such Restricted Shares and held or restricted as provided in Section 7(b)(i).
(iii)     None of the Restricted Shares may be assigned or transferred (other than by will or the laws of descent and distribution, or to an inter vivos trust with respect to which the Participant is treated as the owner under Sections 671 through 677 of the Code, except to the extent that Section 16 of the Exchange Act limits a Participant’s right to make such transfers), pledged or sold prior to lapse of the restrictions applicable thereto.
(iv)     Upon expiration or earlier termination of the forfeiture period without a forfeiture and the satisfaction of or release from any other conditions prescribed by the Committee, or at such earlier time as provided under the Plan, the restrictions applicable to the Restricted Shares shall lapse. As promptly as administratively feasible thereafter, subject to the requirements of Section 17, the Company shall deliver to the Participant, one or more share certificates for the appropriate number of Ordinary Shares, free of all such restrictions, except for any restrictions that may be imposed by law.
(v)     Except as provided under the Plan or the Award agreement, all Restricted Shares shall be forfeited and returned to the Company and all rights of the Participant with respect to such Restricted Shares shall terminate unless the Participant continues in the service of the Company until the expiration of the forfeiture period for such Restricted Shares and satisfies any and all other conditions set forth in the Award agreement. The Board shall determine the forfeiture period (which may, but need not, lapse in installments) and any other terms and conditions applicable with respect to any Restricted Share Award.
(vi)     Notwithstanding anything contained in this Section 7 to the contrary, in its absolute discretion and upon the recommendation of the Committee, the Board may waive the forfeiture period and any other conditions set forth in any Award agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of the Restricted Shares) as the Committee shall deem appropriate.
(c)    Restricted Stock Units
(i)     Payments shall be made to Participants with respect to their Restricted Stock Units as soon as practicable after the Board, upon the recommendation and approval of the Committee, has determined that the terms and conditions applicable to such Award have been satisfied or at a later date if distribution has been deferred. Payments to Participants with respect to Restricted Stock Units shall be made in the form of Ordinary Shares, or cash or a combination of both, as the Board may determine. The amount of any cash to be paid in lieu of Ordinary Shares shall be determined on the basis of the Fair Market Value of the Ordinary Shares on the date of settlement. As to Ordinary Shares which constitute all or any part of such payment, the Board may impose such restrictions concerning their transferability and/or their forfeiture as may be provided in the applicable Award agreement or as the Board may otherwise determine, provided such determination is made on or before the date certificates for such shares are first delivered to the applicable Participant.
(ii)     Until the lapse or release of all restrictions applicable to an Award of Restricted Stock Units, no Ordinary Shares shall be issued in respect of such Awards and no Participant shall have any rights as a shareholder of the Company with respect to the Ordinary Shares covered by such Award of Restricted Stock Units. If and to the extent provided for in the applicable Award agreement, the Restricted Stock Units may include a right to receive dividend equivalents as provided in Section 10.
(iii)     Notwithstanding anything contained in this Section 7 to the contrary, in its absolute discretion and upon the recommendation of the Committee, the Board may waive the forfeiture period and any other conditions set forth in any Award agreement under appropriate circumstances (including the death, disability or retirement of the Participant or a material change in circumstances arising after the date of an Award) and subject to such terms and conditions (including forfeiture of a proportionate number of shares issuable upon settlement of the Restricted Stock Units constituting an Award) as the Board shall deem appropriate.
(iv)    If approved by the Board and set forth in the applicable Award agreement, a Participant may elect to defer the amount payable with respect to the Participant’s Restricted Stock Units in accordance with such terms as may be established by the Board, subject to the requirements of Section 409A of the Code.
8.    Other Stock-Based Awards
(a)    General
Other Stock-Based Awards, consisting of stock purchase rights (with or without loans to Participants by the Company containing such terms as the Board, upon the recommendation and approval of the Committee, shall determine), Awards of Ordinary Shares, or Awards valued in whole or in part by reference to, or otherwise based on, Ordinary Shares, may be granted either alone or in addition to or in conjunction with other Awards under the Plan. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the Participants to whom and the time or times at which such Awards shall be made, the number of Ordinary Shares to be granted pursuant to such Awards, and all other conditions of the Awards. Section 9 sets forth additional provisions regarding performance conditions, including in case of Other Stock-Based Awards intended to qualify as Performance Awards. Any such Award shall be confirmed by an Award agreement executed by the Board and the Participant, which Award agreement shall contain such provisions as the Board determines to be necessary or appropriate to carry out the intent of this Plan with respect to such Award.
(b)     Certain Terms and Conditions
In addition to the terms and conditions specified in the Award agreement, Other Stock-Based Awards made pursuant to this Section 8 shall be subject to the following:
(i)     Any Ordinary Shares subject to Awards made under this Section 8 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses; and
(ii)     The Award agreement with respect to any Award shall contain provisions dealing with the disposition of such Award in the event of the Participant’s termination of service prior to the exercise, payment or other settlement of such Award, whether such termination occurs because of retirement, disability, death or other reason, with such provisions to take account of the specific nature and purpose of the Award.
9.    Terms and Conditions of Performance Awards
(a)    Performance Conditions
The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Board. The Board may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.
(b)    Performance Awards Granted to Designated Covered Employees
If and to the extent that the Board determines that a Performance Award to be granted to a Participant who is designated by the Board as having the potential to be a Covered Employee should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established Performance Goals and other terms set forth in this Section 9(b). Notwithstanding anything herein to the contrary, the Board in its discretion may provide for Performance Awards to Covered Employees that are not intended to qualify as “performance-based compensation” for purposes of Code Section 162(m).
(i)    For Performance Awards intended to qualify as “performance-based compensation” under Code Section 162(m), Performance Goals shall be objective and shall otherwise meet the requirements of Code Section 162(m) and regulations thereunder including the requirement that the level or levels of performance targeted by the Board result in the achievement of Performance Goals being “substantially uncertain.” Performance Goals may differ for Performance Awards granted to any one Participant or to different Participants.

(ii)    Performance Goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Code Section 162(m).
(iii)    Settlement of Performance Awards shall be in cash, Ordinary Shares, other Awards or other property, in the discretion of the Board. The Board may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards.
(iv)    All determinations by the Board as to the establishment of Performance Goals, the amount of any Performance Award pool or potential individual Performance Awards and as to the achievement of Performance Goals relating to Performance Awards, shall be made in writing in the case of any Award intended to qualify as “performance-based compensation” under Code Section 162(m) to the extent required by Code Section 162(m). To the extent permitted by Code Section 162(m), the Board may delegate any responsibility relating to such Performance Awards.
(v)    Notwithstanding any provision of the Plan to the contrary, the Board, upon recommendation and approval of the Committee, shall have the authority to adjust any Performance Goal, performance target or other performance-based criteria established with respect to any Award under the Plan if circumstances occur (including, but not limited to, unusual or nonrecurring events, changes in tax laws or accounting principles or practices or changed business or economic conditions) that cause any such Performance Goal, performance target or performance-based criteria to be inappropriate in the judgment of the Board; provided, that with respect to any Award that is intended to qualify as “performance-based compensation” under Code Section 162(m), any adjustment by the Board shall be consistent with the requirements of Code Section 162(m) and the regulations thereunder.
10.    Dividend Equivalents
For any Award granted under the Plan other than an Option, the Board shall have the discretion, upon the date of grant or thereafter, to provide for the payment of dividend equivalents to the Participant in connection with such Award or to establish a “Dividend Equivalent Account” with respect to the Award, and the applicable Award agreement or an amendment thereto shall confirm the terms of such arrangement. For purposes of payment of dividend equivalents or settlement of any Dividend Equivalent Account, the amount to be paid or otherwise settled shall be rounded to the nearest one-hundredth of a dollar ($0.01). If a Dividend Equivalent Account is established, the following terms shall apply:
(i)    Dividend Equivalent Accounts shall be subject to such terms and conditions as the Board shall determine and as shall be set forth in the applicable Award agreement. Such terms and conditions may include, without limitation, for the Participant’s Account to be credited as of the record date of each cash dividend on the Ordinary Shares with an amount equal to the cash dividends which would be paid with respect to the number of Ordinary Shares then covered by the related Award if such Ordinary Shares had been owned of record by the Participant on such record date.
(ii)    Dividend Equivalent Accounts shall be established and maintained only on the books and records of the Company and no assets or funds of the Company shall be set aside, placed in trust, removed from the claims of the Company’s general creditors, or otherwise made available until such amounts are actually payable as provided hereunder.
(iii)    Dividend equivalents credited to a Dividend Equivalent Account with respect to any Performance Award shall be earned by the Participant only to the extent the underlying Award is earned.
11.    Effect of Change of Control
(a)    Vesting
Upon the occurrence of a Change of Control with respect to a Participant, all outstanding Awards of such Participant shall vest and any such Awards consisting of Options shall become immediately exercisable and shall remain exercisable until their expiration, termination or cancellation pursuant to the terms of the Plan. For any such Awards that are Performance Awards or otherwise subject to a performance-based vesting condition, the amount vesting upon the Change of Control shall be determined at the greater of: (x) an assumed achievement of all relevant performance goals at the “target” level, or (y) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change of Control.
(b)     Potential Adjustments to Awards
(i)    In connection with vesting of Awards upon a Change of Control, if it is determined that any payment or benefit provided by the Company or one of its Substantial Subsidiaries or any other person to or for the benefit of a

Participant (whether paid or payable or provided or providable pursuant to the terms of this Plan or otherwise) (a “Payment”) would be subject to an excise tax imposed by Sections 280G or 4999 or any similar provisions of the Code, or any interest or penalties are incurred by the Participant with respect to such excise tax (such excise tax, together with any interest and penalties, hereinafter the “Excise Tax”), then the value of any such Payments which constitute “parachute payments,” as determined by the Accounting Firm described in clause (ii) below, will be reduced by such amount (the “Payment Reduction”) so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, equals three (3) times the Participant’s “base amount” (within the meaning of Section 280G(b)(3) of the Code), minus one dollar ($1.00). Provided, however, that the preceding sentence will not be applicable and the Participant’s Payments will not be reduced under this provision if the Accounting Firm determines that, on an after-tax basis, the Participant would retain a greater amount of compensation following payment of the Excise Tax on the unreduced amount of any Payments than the amount of compensation retained following reduction of the Payments as required under the preceding sentence. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination.
(ii)     All determinations required to be made under this Section 11(b), including whether and when a Payment is subject to Section 4999 and the assumptions to be utilized in arriving at such determination and in determining an appropriate Payment Reduction, shall be made by an independent public accounting firm with a national reputation in the United States that is selected by the Company (the “Accounting Firm”) which shall provide detailed support and calculations both to the Participant and to the Company within fifteen (15) business days after the receipt of notice from the Company that there will be a Payment that the party giving notice believes may be subject to the Excise Tax. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm will be binding upon the Company and the Participant in determining whether a Payment Reduction is required and the amount thereof, in the absence of material mathematical or legal error.
(iii)     If, as a result of any uncertainty in the application of Section 4999 at the time of the initial determination by the Accounting Firm under clause (i) above, the Accounting Firm subsequently determines that (A) a Payment Reduction should have been made and was not, or a larger Payment Reduction should have been made (an “Overpayment”), any such Overpayment, to the extent actually paid or provided to the Participant, will be repaid by the Participant to the Company in full within thirty (30) days after the Participant receives notice of the Accounting Firm’s determination; provided, however, that the amount of the Overpayment to be repaid by the Participant to the Company will be reduced to the extent that the Accounting Firm determines that any portion of the Overpayment to be repaid will not be offset by a corresponding reduction in any applicable Excise Tax by reason of such repayment of the Overpayment, or (B) a Payment Reduction was made and should not have been made, or a smaller Payment Reduction should have been made (an “Underpayment”), any such Underpayment will be due and payable by the Company to the Participant within thirty (30) days after the Company receives notice of the Accounting Firm’s determination. Notwithstanding the foregoing, any subsequent determination by the Accounting Firm of an Overpayment or Underpayment in accordance with this clause (iii) must be made within seventy-five (75) days after the Accounting Firm’s initial determination under clause (i) above.
12.    Code Section 409A
The Plan is intended to comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six (6) month period immediately following the Participant’s separation from service shall instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). In addition, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Board, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A. Notwithstanding the foregoing, neither the Company nor the Board shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Participant under Code Section 409A and neither the Company nor the Board will have any liability to any Participant for such tax or penalty.
13.    Adjustment Upon Changes in Ordinary Shares
(a)        Changes in Capital

Subject to any required action by the shareholders of FDMP, in the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares or the payment of a share dividend (but only on the Ordinary Shares), or any other increase or decrease in the number of such shares effected by FDMP without receipt or payment of consideration, or there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, (i) the Board shall proportionally adjust the maximum aggregate number of Ordinary Shares with respect to which the Board may grant Awards, including the maximum aggregate which may be granted to any individual and (ii) the Board shall proportionally adjust the number of Ordinary Shares subject to each outstanding Award and the Exercise Price per Ordinary Share of each such Award that is an Option.
(b)     Merger/Consolidation in which FDMP is Surviving Company
Subject to any required action by the shareholders of FDMP, in the event that FDMP shall be the surviving company in any merger or consolidation (except a merger or consolidation as a result of which the holders of Ordinary Shares receive securities of another corporation), each Award outstanding on the date of such merger or consolidation shall pertain to and apply to the securities which a holder of the number of Ordinary Shares subject to such Award would have received in such merger or consolidation.
(c)      Certain Other Transactions
In the event of a dissolution or liquidation of FDMP, a sale of all or substantially all of FDMP’s assets, a merger or consolidation involving FDMP in which FDMP is not the surviving company, a merger or consolidation involving FDMP in which FDMP is the surviving company but the holders of Ordinary Shares receive securities of another company or corporation and/or other property, including cash, or any other similar transaction, the Board shall have the power to:
(i)     cancel, effective immediately prior to the occurrence of such event, each Option, Restricted Stock Unit or Other Stock-Based Award outstanding immediately prior to such event (whether or not then vested or exercisable), and, in full consideration of such cancellation, pay to the Participant to whom such Award was granted an amount in cash, for each Ordinary Share subject to such Award, equal to the value, as determined by the Board in good faith, of the property (including cash) received by the holder of an Ordinary Share as a result of such event less, in the case of an Option, the Exercise Price of such Option; or
(ii)     permit Participants to exercise their Options, or vest and receive the Ordinary Shares in respect of Restricted Stock Units or Other Stock-Based Award, and participate in such transaction on a basis no less favorable than that afforded other owners of Ordinary Shares.
(d)        Other Terms and Provisions
Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of any class of shares, the payment of any dividend, any increase or decrease in the number of shares of any class or any dissolution, liquidation, merger or consolidation of FDMP or any other company or corporation. Except as expressly provided in the Plan, no issue by FDMP of shares of any class, or securities convertible into shares of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Ordinary Shares which may be subject to Awards pursuant to the Plan or to the terms of any outstanding Awards, including the Exercise Price of any Option. In the event of any change in the capitalization of FDMP or corporate change other than those specifically referred to herein, the Board will make such adjustments in the number and class of shares which may be granted under the Plan or which are subject to Awards outstanding on the date on which such change occurs and in the per share Exercise Price of each such Award that is an Option as the Board may consider necessary or appropriate. Adjustments under this Section 13 related to Ordinary Shares or securities of FDMP shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. No fractional shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.
14.    Securities Matters
FDMP shall be under no obligation to effect the registration pursuant to the Securities Act of 1933, as amended, of any Ordinary Shares to be issued hereunder or to effect similar compliance under any state laws or any laws of the Cayman Islands. Notwithstanding anything herein to the contrary, FDMP shall not be obligated to cause to be issued or delivered any certificates evidencing Ordinary Shares pursuant to the Plan unless and until FDMP is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authority and the requirements of any securities exchange on which Ordinary Shares are traded. The Board may require, as a condition of the issue and delivery of certificates evidencing Ordinary Shares pursuant to the terms hereof, that the recipient of such shares make such covenants, agreements and representations, and that such certificates bear such legends, as the Board deems necessary or desirable.
15.    Rights as a Shareholder
No person shall have any rights as a shareholder with respect to any Ordinary Shares covered by or relating to any Option or any other Award granted pursuant to the Plan until the date of issue of such Ordinary Shares which shall be the date the Ordinary Shares are recorded as issued on the register of members of FDMP. Except as otherwise expressly provided in Section 13 hereof, no adjustment to any Option shall be made for dividends or other rights for which the record date occurs prior to the date of issue of such Ordinary Shares. To the extent that this Plan provides for or otherwise refers to issuance of certificates to reflect the transfer of Ordinary Shares pursuant to the terms of an Award, the transfer of such shares may be effected, in the Company’s discretion, on a book entry or such other noncertificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which such shares are listed.
16.    No Special Rights; No Right to Awards
(a)        No Right to Continued Service
Nothing contained in the Plan or any Award shall confer upon any Participant any right with respect to the continuation of his or her employment or service with the Company or a Substantial Subsidiary, or his or her membership on the Board or interfere in any way with the right of the Board, the Company or the holders of the Ordinary Shares at any time to terminate such employment or such membership or to increase or decrease the compensation of the Participant from the rate in effect at the time of the grant of an Award.
(b)        No Right to Awards
No person shall have any claim or right to receive an Award hereunder. The Board’s granting of an Award to a Participant at any time shall neither require the Board to grant an Award to such Participant or any other Participant or other person at any time nor preclude the Board from making subsequent grants to such Participant or any other Participant or other person.
17.    Withholding Taxes
The Company shall be entitled, if the Board deems it necessary or desirable, to withhold (or secure payment from the Participant in lieu of withholding) the amount of any withholding or other tax required by law to be withheld or paid by the Company with respect to any amount payable and/or shares issuable under such Participant’s Award, or with respect to any income recognized upon a disqualifying disposition of shares received pursuant to the exercise of an ISO, and the Company may defer payment or issuance of the cash or shares upon exercise or vesting of an Award unless indemnified to its satisfaction against any liability for any such tax. The amount of such withholding or tax payment shall be determined by the Board and shall be payable by the Participant at such time as the Board determines in accordance with this Section. The Participant shall have the right to elect to meet his or her withholding requirement (i) by having withheld from such Award at the appropriate time that number of Ordinary Shares, rounded down to the next whole share, whose Fair Market Value is equal to the amount of withholding taxes due (determined based on statutory minimum rates to the extent necessary under any applicable accounting principles), (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such Award or (iii) by a combination of shares and cash.
18.    Termination and Amendment of the Plan
(a)        General
The right to grant Awards under the Plan will terminate on the tenth anniversary of the Effective Date. The Board of Directors of FDMP may at any time suspend or terminate the Plan or revise or amend it in any respect whatsoever, provided that no such action will, without the consent of a Participant, adversely affect a Participant’s rights under previously granted Awards.
(b)        Termination of Outstanding Options
Notwithstanding the foregoing, upon the termination of the Plan, the Board, in its discretion, may cause each Option outstanding at the time of such termination, if any, to expire and be cancelled and, in consideration therefor, the Participant to whom each such Option was granted shall be entitled to a payment in cash, equal to the product of (i) the excess, if any, of (A) the Fair Market Value of an Ordinary Share as of the date of such termination over (B) the per share Exercise Price of the

Option and (ii) the number of shares subject to the Option on the date of such termination. If the Board takes such action, each such Option the per share Exercise Price of which equals or exceeds the Fair Market Value of an Ordinary Share as of the date of such termination shall automatically expire and be cancelled on such date without any payment therefor.
(c)        No Repricing of Options
Notwithstanding any provision herein to the contrary, the repricing of Options is prohibited without prior approval of FDMP’s shareholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms of an Option to lower its Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option at a time when its Exercise Price is greater than the Fair Market Value of the underlying Ordinary Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 13 above. Such cancellation and exchange as described in clause (iii) of the preceding sentence would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.
19.    Transfers Upon Death
Upon the death of a Participant, outstanding Awards granted to such Participant may be exercised only by the executors or administrators of the Participant’s estate or by any person or persons who shall have acquired such right to exercise by will or by the laws of descent and distribution. No Transfer by will or the laws of descent and distribution of any Award or the right to exercise any Option shall be effective to bind the Company unless the Board shall have been furnished with (a) written notice thereof and with a copy of the will and/or such evidence as the Board may deem necessary to establish the validity of the Transfer and (b) an agreement by the Transferee to comply with all the terms and conditions of the Award and the Plan that are or would have been applicable to the Participant and to be bound by the acknowledgements made by the Participant in connection with the grant of the Award.
Except as provided in this Section 19, no Award under the Plan shall be Transferable, provided that an NQSO may be Transferable, to the extent permitted by the Board, to a Participant’s “Family Member” or as part of a charitable donation. For purposes of the Plan, “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, step-parent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than fifty percent of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than fifty percent of the voting interests.
20.    No Obligation to Exercise
The grant to a Participant of an Option shall impose no obligation upon such Participant to exercise such Option.
21.    Expenses and Receipts
The expenses of the Plan shall be paid by the Company. Any proceeds received by the Company in connection with any Award will be used for general corporate purposes.
22.    Failure to Comply
In addition to the remedies of the Company elsewhere provided for herein, failure by a Participant to comply with any of the terms and conditions of the Plan or the agreement executed by such Participant evidencing an Award, unless such failure is remedied by such Participant within ten (10) days after having been notified of such failure by the Board, shall be grounds for the cancellation and forfeiture of such Award, in whole or in part, as the Board, in its absolute discretion, may determine.
23.    Applicable Law
The Plan will be administered in accordance with the laws of the State of New York, without reference to its principles of conflicts of law.
24.    Foreign Qualified Awards

Awards under the Plan may be granted to such employees of the Company, including its Substantial Subsidiaries, who are residing in jurisdictions outside the United States as the Board in its sole discretion may determine from time to time. The Board may adopt such supplements to the Plan as may be necessary or appropriate to comply with the applicable laws of such foreign jurisdictions and to afford Participants favorable treatment under such laws; provided, however, that no Award shall be granted under any such supplement with terms or conditions inconsistent with the provision set forth in the Plan.
25.    Legality of Issuance
Notwithstanding any provision of this Plan or any applicable Award agreement to the contrary, the Board shall have the sole discretion to impose such conditions, restrictions and limitations (including suspending exercises of Options and the tolling of any applicable exercise period during such suspension) on the issuance of Ordinary Shares with respect to any Award unless and until the Board determines that such issuance complies with (i) any applicable registration requirements under the Securities Act of 1933, as amended (the “Securities Act”) (or the Board has determined that an exemption therefrom is available), (ii) any applicable listing requirement of any stock exchange on which the Ordinary Shares is listed, (iii) any applicable Company policy or administrative rules, and (iv) any other applicable provision of state, federal or foreign law, including foreign securities laws where applicable.
26.    Restrictions on Transfer
Regardless of whether the offering and sale of Ordinary Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company may impose restrictions upon the sale, pledge, or other transfer of such Ordinary Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable to achieve compliance with the provisions of the Securities Act, the securities laws of any state, the United States or any other applicable foreign law.
27.    Further Assurances
As a condition to receipt of any Award under the Plan, a Participant shall agree, upon demand of the Company, to do all acts and execute, deliver and perform all additional documents, instruments and agreements which may be reasonably required by the Company, to implement the provisions and purposes of the Plan.
28.    Return of or Reduction in the Award
In the event that it is determined by the Committee and ratified by the Board that distribution, payment or issuance of an Award was, in whole or in part, based on incorrect data (including financial results which pursuant to applicable laws, rules, regulations or applicable accounting principles are required to be restated), the Participant shall return to the Company the overpayment amount, where the overpayment amount shall be equal to the Award distributed or otherwise paid to the Participant, reduced by the Award the Participant would have received had the correct data been used in the calculation of the Award. The determinations made by the Committee and ratified by the Board pursuant to this Section shall be conclusive and binding on the Participant unless reached in an arbitrary and capricious manner. The Company shall have the right to offset any amounts due it under this provision from any amounts due Participant from any other incentive compensation or equity award plans in which Participant participates.
In addition, to the extent permitted by applicable law and as set forth in the applicable Award agreement, the Board may determine that an Award shall be subject to the requirements of (i) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (ii) similar rules under the laws of any other jurisdiction, (iii) any compensation recovery policies adopted by the Company to implement any such requirements or (iv) any other compensation recovery policies as may be adopted from time to time by the Company, all to the extent determined by the Board in its discretion to be applicable to a Participant.
29.    Effective Date of Plan
The Plan shall become effective upon approval of the Plan by the shareholders of FDMP at the Company’s Annual Meeting in 2014.

FRESH DEL MONTE PRODUCE INC.

IMPORTANT ANNUAL MEETING INFORMATION

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ENDORSEMENT_LINE______________ SACKPACK_______________

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DESIGNATION (IF ANY)
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Admission Ticket

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., EST, on April 29, 2014.

Vote by Internet

- Go to **www.investorvote.com/FDP**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free **1-800-652-VOTE (8683)** within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card 1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3, 4, 5 AND 6, EACH OF WHICH IS PROPOSED BY MANAGEMENT.

Director nominees to be elected for terms expiring in 2017:

	For	Against	Abstain
1a – Michael J. Berthelot	☐	☐	☐
1b – Robert S. Bucklin	☐	☐	☐
1c – Madeleine L. Champion	☐	☐	☐
2. Proposal to approve and adopt the Company's financial statements for the fiscal year ended December 27, 2013.	☐	☐	☐
3. Proposal to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm to the Company for the fiscal year ending December 26, 2014.	☐	☐	☐
4. Proposal to approve the Company's dividend payment for the fiscal year ended December 27, 2013 of US$0.125 per Ordinary Share to registered members (Shareholders) of the Company on May 7, 2014 to be paid on May 30, 2014.	☐	☐	☐
5. Proposal to approve the Company's 2014 Omnibus Share Incentive Plan.	☐	☐	☐
6. Proposal to approve, by non-binding vote, executive Compensation for the 2013 fiscal year.	☐	☐	☐

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted FOR items 1, 2, 3, 4, 5 and 6. If any other matters properly come before the meeting, either person named in this proxy will vote in his discretion.

B Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign your name exactly as it appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If a signer is a corporation, please sign in full corporate name by duly authorized officer.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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ADMISSION TICKET

April 30, 2014
11:30 a.m., Eastern Time

Conrad Hotel
1395 Brickell Avenue
Miami, Florida 33131
Telephone: 305-503-6500
Fax: 305-503-6599

ADMISSION: To be admitted to the Annual General Meeting, you must bring this tear-off portion of your proxy card or other proof of ownership of Ordinary Shares as of the record date for the Annual General Meeting, which will serve as your admission ticket. Upon arrival, please present this ticket or other proof of share ownership and photo identification at the registration desk. No cameras, recording equipment or other electronic devices will be permitted in the Annual General Meeting.

You can view the Proxy Statement and Annual Report to Shareholders on the Internet at www.freshdelmonte.com, click on "Investor Relations" and then "Annual Report/Proxy Statement."

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Del Monte Quality

Proxy — Fresh Del Monte Produce Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL GENERAL MEETING OF SHAREHOLDERS
April 30, 2014

The undersigned hereby appoint(s) Mohammad Abu-Ghazaleh and Bruce A. Jordan, and each of them, with full power of substitution, proxies of the undersigned to vote all of the Ordinary Shares of Fresh Del Monte Produce Inc. (the "Company") that the undersigned would be entitled to vote if present at, and to act for the undersigned at the Annual General Meeting of Shareholders of the Company to be held on Wednesday, April 30, 2014, at 11:30 a.m., Eastern Time, and at any postponement or adjournment thereof, on the matters indicated on the reverse side of this proxy, including to vote for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named on the reverse hereof become(s) unable to serve, and on any other matter that may properly come before the Annual General Meeting of Shareholders.

This proxy is solicited by the board of directors of the Company and, when properly executed, will be voted in accordance with the instructions marked on the reverse side. If you properly sign and date this proxy card and deliver it to the Company but you mark no instructions on it, it will be voted FOR the election of all nominees for director named on the reverse side hereof (or for a substitute nominee if any of those named should become unavailable), FOR the proposal to approve and adopt the Company's financial statements for the fiscal year ended December 27, 2013, FOR the proposal to ratify the appointment of the independent registered public accounting firm for the fiscal year ending December 26, 2014, FOR the proposal to approve the Company's dividend for the fiscal year ended December 27, 2013, FOR the proposal to approve the Company's 2014 Omnibus Share Incentive Plan and FOR the proposal to approve, by non-binding vote, executive compensation. This proxy confers discretionary authority on the persons named above to vote in accordance with their judgment on any other business that may properly come before the Annual General Meeting.

This proxy will be governed by and construed in accordance with the laws of the Cayman Islands and applicable federal securities laws. The execution of this proxy is not intended to, and does not, revoke any prior proxies or powers of attorney other than the revocation, in accordance with The Companies Law (as Revised) and applicable federal securities laws, of any proxy previously granted specifically in connection with the voting of the shares subject hereto.

(Continued and to be marked, dated and signed, on the other side)